As filed with the Securities and Exchange Commission on January 23, 1998.

                           Registration No. 333-_____

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -----------------------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                         -----------------------------

                       MAINSTREET BANKGROUP INCORPORATED
             (Exact name of registrant as specified in its charter)

        VIRGINIA                          6711                  54-1046817
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S.  Employer
     of incorporation)        Classification Code Number)    Identification No.)

                             200 East Church Street
                          Martinsville, Virginia 24112
                                 (540) 666-6724

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Rebecca J. Jenkins
                     Executive Vice President and Secretary
                             200 East Church Street
                          Martinsville, Virginia 24112
                                 (540) 666-3272
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         -----------------------------

                                                  Copies to:

Douglas W.  Densmore                        George P. Whitley
Flippin, Densmore, Morse,                   LeClair Ryan
  Rutherford & Jessee                       707 East Main Street, 11th Floor
300 First Campbell Square                   Richmond, Virginia  23219
Roanoke, Virginia  24011                    (804) 343-4089
(540) 510-3000

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding ocompany, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
Title of each class         Proposed              Proposed             Proposed maximum             Amount of
of securities to be       Amount to be       maximum offering           aggregate offering         Registration
     registered           registered(1)        price per unit(2)              price(2)                  Fee
---------------------------------------------------------------------------------------------------------------
Common Stock (3)           729,482 shs               $9.84                 $7,180,000                  $2,119
================================================================================================================


(1) This Registration Statement covers the maximum number of shares of common Stock of the Registrant which are expected to be issued in connection with the transactions described herein.

(2) Estimated in accordance with Rule 457(f)(2) for the purpose of calculating the registration fee, with the value of Regency Common Stock being exchanged in the transaction for MainStreet Common Stock being based upon the book value of Regency Common Stock at September 30, 1997, the latest practical date prior to filing.

(3) The Rights to Purchase Participating Cumulative Preferred Stock, Series A will be attached to and will trade with shares of the Common Stock of MainStreet BankGroup Incorporated.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                       MAINSTREET BANKGROUP INCORPORATED

                             CROSS REFERENCE SHEET


Item of Form S-4                           Location in Prospectus

1   Forepart of                       Facing Page; Cross Reference
    Registration Statement            Sheet; Outside Front Cover
    and Outside Front Cover           Page of Prospectus
    Page of Prospectus

2   Inside Front and                  Inside Front Cover Page of
    Outside Back Cover                Prospectus; Table of Contents;
    Pages of Prospectus               Available Information;
                                      Incorporation of Certain
                                      Information by Reference

3   Risk Factors, Ratio of            Summary; Comparative Per Share
    Earnings to Fixed                 Data
    Charges and Other
    Information

4   Terms of the                      Summary; The Merger;
    Transaction                       Comparative Rights of Shareholders;
                                      Annex A

5   Pro Forma Financial               Not Applicable
    Information

6   Material Contacts with            Not Applicable
    the Company Being
    Acquired

7   Additional Information            Not Applicable
    Required for Reoffering
    by Persons and Parties
    Deemed to be
    Underwriters

8   Interests of Named                Not Applicable
    Experts and Counsel


9   Disclosure of                     Not Applicable
    Commission Position
    on Indemnification for
    Securities Act Liabilities

10  Information with                  Available Information;
    Respect to S-3                    Incorporation of Certain
    Registrants                       Information by Reference
                                      Summary; MainStreet BankGroup
                                      Incorporated

11  Incorporation of                  Incorporation of Certain
    Certain Information by            Information by Reference
    Reference

12  Information with                  Not Applicable
    Respect to S-2 or S-3
    Registrants

13  Incorporation of                  Incorporation of Certain
    Certain Information by            Information by Reference
    Reference

14  Information with                  Not Applicable
    Respect to Registrants
    Other than S-2 or S-3
    Registrants

15  Information with                  Not Applicable
    Respect to S-3
    Companies

16  Information with                  Not Applicable
    Respect to S-2 or S-3
    Companies

17  Information with                  Summary; Supervision and
    Respect to Companies              Regulation; Regency; Market
    other than S-2 or S-3             for and Dividends Paid on
    Companies                         Regency Common Stock; Experts

18  Information if Proxies,           Incorporation of Certain
    Consents or                       Information By Reference;
    Authorizations are to             Summary -- Shareholder
    be Solicited                      Meeting; The Merger

19  Information if Proxies,           Not Applicable
    Consents or
    Authorizations are not
    to be Solicited, or in
    an Exchange Offer

                               January ___, 1997




Dear Fellow Shareholders:

         You are cordially invited to attend the Special Meeting of Shareholders of Regency Financial Shares, Inc. ("Regency") to be held on ____________, ________________, 1998 at 3:30 p.m. at The Capital Club, Fourth
Floor, 1051 East Cary Street, Richmond, Virginia.

         At this important meeting, you will be asked to consider and vote on the Agreement and Plan of Merger, dated as of October 27, 1997, and the related Plan of Merger (collectively, the "Merger Agreement") between Regency and MainStreet BankGroup, Inc. ("MainStreet"). MainStreet is a community bank holding company with consolidated total assets of approximately $1.5 billion at September 30, 1997, headquartered in Martinsville, Virginia with its principal operations being conducted through eight affiliate banks and one trust company in Virginia and one affiliate bank in Maryland.

         Under the terms of the Merger Agreement, each share of Regency common stock will be converted into shares of MainStreet common stock having a market value of $13.00, provided that a minimum of 0.406 shares and a maximum of 0.500 shares of MainStreet common stock will be issued for each share of Regency common stock. MainStreet common stock is traded on the Nasdaq National Market under the symbol "MSBC." It is anticipated that the affiliation will become effective during the latter part of the first quarter of 1998.

         Your Board of Directors has unanimously approved the Merger Agreement. The Board believes that the affiliation with MainStreet is beneficial to all shareholders and strongly encourages you to VOTE FOR the proposal. Regency's financial advisor, Wheat, First Securities, Inc., has issued its opinion to Regency's Board of Directors that the terms of the Merger Agreement are fair from a financial point of view to our shareholders.

         Regency shareholders will not recognize gain or loss for federal income tax purposes to the extent MainStreet common stock is received in the affiliation in exchange for Regency common stock, although the receipt of cash in lieu of fractional shares will be taxable. Details of the proposed transaction with MainStreet are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully in its entirety. Approval of the transaction with MainStreet requires the affirmative vote of at least a majority of the outstanding shares of common stock of Regency entitled to vote at the Special Meeting.

         We hope you can attend the Special Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own.

         We deeply appreciate your continuing loyalty and support, and we look forward to seeing you at the Special Meeting.

                                Sincerely yours,



           C. LELAND BASSETT             MERLIN A. HENKEL
           Chairman of the Board         President and Chief Executive Officer

                         REGENCY FINANCIAL SHARES, INC.

                   Notice of Special Meeting of Shareholders
                         To Be Held On January 30, 1998

To Our Shareholders:

         A Special Meeting of Shareholders (the "Special Meeting") of Regency Financial Shares, Inc. ("Regency") will be held at The Capital Club, Fourth Floor, 1051 East Cary Street, Richmond, Virginia on ___________,
__________________, 1998 at 3:30 p.m. for the following purposes:

         1. To consider and vote on the Agreement and Plan of Merger, dated as of October 27, 1997, between Regency and MainStreet BankGroup Incorporated ("MainStreet") and a related Plan of Merger (collectively, the "Merger Agreement"), providing for the merger of Regency with and into MainStreet upon the terms and conditions therein (the "Merger"), including, among other things, that each issued and outstanding share of Regency common stock will be converted into shares of MainStreet common stock having a market value of $13.00, provided that a minimum of 0.406 shares and a maximum of 0.500 shares of MainStreet common stock will be issued for each share of Regency common stock. Cash will be paid in lieu of issuing fractional shares. The Merger Agreement is enclosed with the accompanying Proxy Statement/Prospectus as Annex A.

         2. To consider such other matters as properly may come before the Special Meeting or any adjournment of the Special Meeting.

         Only holders of record of Regency Common Stock at the close of business on December 31, 1997 will be entitled to notice of and to vote at the Special Meeting.

         Each Regency shareholder will have the right to dissent from the Merger and to demand payment of the fair value of his shares in the event the Merger is approved and consummated. Any right of any such Regency shareholder to receive such payment is contingent upon strict compliance with the requirements set forth in Article 15 of the Virginia Stock Corporation Act, the full text of which is included as Annex C to the accompanying Proxy Statement/Prospectus.


                            By Order of the Board of Directors


                            Merlin A. Henkel
                            President and Chief Executive Officer

Richmond, Virginia
January __, 1998

                 PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY
                      PROMPTLY, WHETHER OR NOT YOU PLAN TO
                              ATTEND THE MEETING.

               THE BOARD OF DIRECTORS OF REGENCY RECOMMENDS THAT
                  SHAREHOLDERS VOTE FOR THE MERGER AGREEMENT.

                         REGENCY FINANCIAL SHARES, INC.
                                PROXY STATEMENT

                       MAINSTREET BANKGROUP INCORPORATED
                                   PROSPECTUS

         This Proxy Statement/Prospectus is being furnished to shareholders of Regency Financial Shares, Inc. ("Regency") in connection with the solicitation of proxies by the Board of Directors of Regency (the "Regency Board") for use at its Special Meeting of Shareholders (the "Meeting") to be held on __________________, 1998, and any postponements or adjournments thereof.

         At the Special Meeting, shareholders will be asked to approve an Agreement and Plan of Merger, dated as of October 27, 1997, between Regency and MainStreet BankGroup Incorporated, a bank holding company based in Martinsville, Virginia ("MainStreet"), and a related Plan of Merger (collectively, the "Merger Agreement") providing for the merger of Regency with and into MainStreet (the "Merger") and the exchange of common stock of Regency ("Regency Common Stock") for the common stock of MainStreet ("MainStreet Common Stock").

         Upon consummation of the Merger, each outstanding share of Regency Common Stock, other than shares as to which appraisal rights have been duly exercised, will be converted into and exchanged for shares of MainStreet Common Stock with an aggregate market value equal to $13.00, provided that a minimum of
0.406 shares and a maximum of 0.500 shares of MainStreet Common Stock will be issued for each share of Regency Common Stock (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares. The Merger Agreement also provides for the conversion upon consummation of the Merger of all stock options held by employees (but not directors) outstanding under the Regency Incentive Stock Plan (the "Regency Stock Options") into options to acquire shares of MainStreet Common Stock, appropriately adjusted to reflect the Exchange Ratio. Stock options held by directors of Regency and its subsidiary bank, Regency Bank, under the Regency Incentive Stock Plan and outstanding at consummation of the Merger will cease to be outstanding and will be exchanged for shares of MainStreet Common Stock in the manner provided for in the Merger Agreement. A copy of the Merger Agreement is included as Annex A hereto. See "The Merger."

         Wheat, First Securities, Inc. ("Wheat First") has rendered its opinion, updated to the date hereof, to the Board of Directors of Regency that the terms of the Merger are fair to Regency's shareholders from a financial point of view. See "The Merger -- Opinion of Financial Advisor."

         The Board of Directors of Regency unanimously recommends that shareholders vote to approve the Merger Agreement. Failure to vote is equivalent to voting against the proposal.

                                                     (Continued on next page)


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Proxy Statement/Prospectus is January __, 1998.

         This Proxy Statement/Prospectus also constitutes a prospectus of MainStreet covering up to approximately 729,482 shares of MainStreet Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes a prospectus of MainStreet in respect of any shares of MainStreet Common Stock that are issuable upon exercise of the Regency Stock Options following consummation of the Merger.

         MainStreet Common Stock is traded in the National Market System of the Nasdaq Stock Market (the "Nasdaq Stock Market") under the symbol "MSBC." On October 24, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sale price of MainStreet Common Stock on the Nasdaq Stock Market was $28.3125, and on January 20, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price was $28.53. Regency Common Stock is not traded on any exchange but is quoted on the OTC Bulletin Board and traded on a limited basis; no established public trading market exists for Regency Common Stock.

         This Proxy Statement/Prospectus is first being mailed to shareholders of Regency on or about January ___, 1998.



         THE SHARES OF MAINSTREET COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               TABLE OF CONTENTS

                                                                           Page

AVAILABLE INFORMATION ..................................................

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......................

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.............

SUMMARY.................................................................

SELECTED FINANCIAL DATA.................................................

RECENT FINANCIAL RESULTS................................................

THE SPECIAL MEETING.....................................................

THE MERGER .............................................................

MARKET PRICES AND DIVIDENDS.............................................

REGENCY FINANCIAL SHARES, INC...........................................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF REGENCY FINANCIAL SHARES, INC............

MAINSTREET BANKGROUP INCORPORATED.......................................

DESCRIPTION OF CAPITAL STOCK OF MAINSTREET..............................

COMPARATIVE RIGHTS OF SHAREHOLDERS......................................

RESALE OF MAINSTREET COMMON STOCK.......................................

EXPERTS

LEGAL OPINIONS

OTHER MATTERS

INDEX TO FINANCIAL STATEMENTS........................................... F-1

ANNEX A      --      Agreement and Plan of Merger dated October 27, 1997;

ANNEX B      --      Fairness Opinion of Wheat, First Securities, Inc.

ANNEX C      --      Article 15 of the Virginia Stock Corporation Act Relating
                     to Dissenters' Rights

                             AVAILABLE INFORMATION

         MainStreet is subject to the reporting and informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511 or Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information regarding registrants that file electronically, including MainStreet, with the SEC at HTTP:\\www.SEC.GOV. Such reports, proxy statements and other information also may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD") located at 1735 K Street, N.W., Washington, D.C. 20006 for MainStreet. As permitted by the Rules and Regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement"), which has been filed by MainStreet with the SEC under the Securities Act of 1933 (the "1933 Act") with respect to MainStreet Common Stock and to which reference is hereby made.

         No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Proxy Statement/Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by MainStreet or Regency. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction to whom it would be unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor the distribution of any of the securities to which this Proxy Statement/Prospectus relates shall, at any time, imply that the information herein is correct as of any time subsequent to the date hereof.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO MAINSTREET THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. MAINSTREET DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM REBECCA J. JENKINS, EXECUTIVE VICE PRESIDENT AND SECRETARY, MAINSTREET BANKGROUP INCORPORATED, 200 EAST CHURCH STREET, MARTINSVILLE, VIRGINIA 24112, (540) 666-3272. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY ______________________ __, 1998.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the SEC by MainStreet are incorporated by reference in this Proxy Statement/Prospectus: (i) MainStreet's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) MainStreet's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) the description of MainStreet Common Stock in MainStreet's registration statement filed under the Exchange Act with respect to MainStreet Common Stock, including all amendments and reports filed for the purpose of updating such description; and (iv) MainStreet's Current Reports on Form 8-K, filed on July 8, 1997, August 5, 1997, November 25, 1997 and December 5, 1997.

         All documents filed by MainStreet pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of Regency Shareholder Meeting are hereby incorporated by reference in this Proxy Statement/ Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus or any supplement hereto.

         Also incorporated by reference is the Merger Agreement and Plan of Merger between MainStreet and Regency, dated October 27, 1997, which is attached to this Proxy Statement/Prospectus as Annex A.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of MainStreet and Regency. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure in the banking industry increases significantly; (2) changes in the interest rate environment reduce margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes occur in the regulatory environment; (5) changes occur in business conditions and inflation; and (6) changes occur in the securities markets.

                                    SUMMARY

         The following summary is not intended to be a complete description of all material facts regarding MainStreet, Regency and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus, the Annexes hereto and the documents referred to herein. Shareholders and Option holders are urged to read carefully all such information. As used in this Proxy Statement/Prospectus, the terms "MainStreet" and "Regency" refer to such corporations, respectively, and their respective subsidiaries where the context requires.

Parties to the Merger

         MainStreet. MainStreet is a multi-bank holding company headquartered in Martinsville, Virginia, with total assets of $1.5 billion and total shareholders' equity of $120.7 million at September 30, 1997. Organized in 1977, MainStreet through its nine affiliate banks (the "MainStreet Banks"), and MainStreet Trust Company, National Association, a nationally chartered trust company ("Trust Company"), engages in a general banking business and provides a broad spectrum of full-service banking and trust services to consumers, businesses, institutions and governments, including accepting demand, savings and time deposits; making commercial, personal, installment, mortgage and construction loans; issuing letters of credit; and providing discount brokerage, trust services, bank-card services, mortgage banking and investment services. MainStreet's principal executive offices are located at 200 East Church Street, Martinsville, Virginia 24112 and its telephone number is (540) 666-6724. See "Selected Financial Data" and "MainStreet BankGroup Incorporated."

         MainStreet Common Stock is traded on Nasdaq Stock Market under the symbol "MSBC."

         Regency. Regency is a one bank holding company that serves as the parent company for Regency Bank ("Regency Bank"). Regency Bank, which is a state-chartered commercial bank and member of the Federal Reserve System ("Federal Reserve"), commenced its banking business in 1987 and provides commercial and consumer banking services through three full-service banking offices to customers in Richmond, Virginia. At September 30, 1997, Regency had total assets of $75.0 million and total shareholders' equity of $7.2 million. The principal executive offices of Regency are located at 1011 East Main Street, Richmond, Virginia 23219 and its telephone number is (804) 783-8700. See "Selected Financial Information" and "Regency Financial Shares, Inc."

The Special Meeting

         Time, Place and Purpose. The Special Meeting will be held on _________________, 1998 at 3:30 p.m. at The Capital Club, Fourth Floor, 1051
East Cary Street, Richmond, Virginia. At the Special Meeting, Regency shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement and such other business as may properly come before the Special Meeting.

         Record Date. Only holders of record of Regency Common Stock at the close of business on December 31, 1997, will be entitled to notice of and to vote at the Special Meeting. At the record date, there were approximately ____ holders of record of the 1,322,363 shares of Regency Common Stock then outstanding and entitled to vote at the Special Meeting. See "The Special Meeting."

Terms of the Merger

         General. Under the terms of the Merger Agreement, Regency will merge with and into MainStreet and the separate existence of Regency shall cease. Upon consummation of the Merger, each outstanding share of Regency Common Stock, other than shares as to which appraisal rights have been duly exercised, will automatically be exchanged for shares of MainStreet Common Stock in accordance with the Merger Agreement. Following consummation of the Merger, MainStreet will serve as the parent bank holding company for Regency Bank.

         The Merger Agreement further provides for the conversion upon consummation of the Merger of all stock options held by employees (but not directors) outstanding under the Regency Incentive Stock Plan (the "Regency Stock Options") into options to acquire shares of MainStreet Common Stock, appropriately adjusted to reflect the Exchange Ratio. The Merger Agreement provides that stock options held by directors of Regency and Regency Bank under the Regency Incentive Stock Plan and outstanding at consummation of the Merger will cease to be outstanding and will be exchanged for shares of MainStreet Common Stock in the manner described below under "The Option Ratio." A copy of the Merger Agreement is included as Annex A. See "The Merger."

         The Exchange Ratio. For the purpose of determining the Exchange Ratio, each outstanding share of Regency Common Stock has been valued at $13.00. The number of shares of MainStreet Common Stock to be delivered for each share of Regency Common Stock will be determined by dividing $13.00 by the average of the bid/ask price per share (the "Average MainStreet Share Price") for MainStreet Common Stock as reported on the Nasdaq Stock Market for each of the 20 trading days preceding the tenth calendar day prior to the Merger Effective Date. If such quotient is less than 0.406, the Exchange Ratio shall be 0.406. If such quotient is greater than 0.500, the Exchange Ratio shall be 0.500. The minimum and maximum exchange ratios have no application unless the Average MainStreet Share Price is below $26 or above $32 per share. The Exchange Ratio will be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of MainStreet Common Stock, any dividend payable in MainStreet Common Stock, or any capital reorganization involving the reclassification of MainStreet Common Stock. See "The Merger -- Determination of Exchange Ratio."

         The Option Ratio. Not less than thirty days prior to the closing of the Merger as contemplated by the Merger Agreement (the "Merger Closing"), each director of Regency then holding an outstanding stock option (a "Director Option") shall have entered into a written agreement with Regency for the express benefit of and reasonably satisfactory to MainStreet agreeing to accept as of the Merger Effective Date in full satisfaction of the director's rights under such Director Option that number of shares of MainStreet Common Stock equal to a formula designed to pay to the director the fair value of Director Options outstanding. Please see "The Merger -- Exchange of Director Options."

Vote Required

         Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Regency Common Stock. As of the record date, directors and executive officers of Regency and their affiliates beneficially owned approximately 75,748 shares of Regency Common Stock, or approximately 5.8% of the shares of Regency Common Stock outstanding and entitled to vote on such date (exclusive of shares of Regency Common Stock subject to outstanding options that are currently exercisable). The directors and executive officers of Regency have indicated their intention to vote their shares of Regency Common Stock in favor of the Merger Agreement. See "The Special Meeting -- Vote Required."

         A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, and broker "non-votes" will have the same effect as a vote against approval of the Merger Agreement.

         The Board of Directors of MainStreet has approved the Merger Agreement. Approval of the Merger Agreement by MainStreet shareholders is not required by applicable law or regulation.

Recommendation of the Regency Board of Directors

         The Board of Directors believes that the Merger is fair to and in the best interests of the shareholders of Regency and has unanimously approved the Merger Agreement and approved consummation of the transactions contemplated therein. In deciding to adopt the Merger Agreement and approve the transactions contemplated therein, the Regency Board considered a number of factors, including the financial condition, results of operations, and future prospects of Regency and MainStreet. See "The Merger -- Background of and Reasons for the Merger," and "-- Interests of Certain Persons in the Merger."

         THE REGENCY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Opinion of Financial Advisor

         The Board of Directors of Regency retained Wheat, First Securities, Inc. ("Wheat First") to act as its financial advisor in connection with the Merger, and Wheat has rendered its opinion to the Board of Directors of Regency that the terms of the Merger are fair from a financial point of view to the Regency shareholders. The full text of Wheat's opinion, updated to the date hereof, is set forth as Annex B to this Proxy Statement/Prospectus and should be read in its entirety with respect to the assumptions made and other matters considered and limitations on the review undertaken. See "The Merger -- Opinion of Financial Advisor."

Merger Effective Date

         The Merger is expected to be consummated by early March or as soon thereafter as practicable. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective on the date and time the Virginia State Corporation Commission ("SCC") issues a certificate of merger reflecting the Merger (the "Merger Effective Date"). Regency and MainStreet each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be completed by June 30, 1998. See "The Merger -- Termination."

Distribution of Stock Certificates and Payment for Fractional Shares

         As soon as practicable after the Effective Date, MainStreet shall cause Registrar and Transfer Company, Post Office Box 1010, Cranford, New Jersey, acting as the exchange agent (the "Exchange Agent"), to mail to each Regency shareholder (other than dissenting shareholders) a letter of transmittal and instructions for use in order to surrender the certificates representing shares of Regency Common Stock in exchange for certificates representing shares of MainStreet Common Stock. Cash (without interest) will be paid to Regency shareholders in lieu of the issuance of any fractional shares in an amount equal to the fraction of a share of MainStreet Common Stock to which such shareholder would otherwise be entitled multiplied by the Average MainStreet Share Price. See "The Merger -- Surrender of Stock Certificates."

Regulatory Approvals

         The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Virginia State Corporation Commission (the "SCC"). Applications have been filed by MainStreet with the Federal Reserve and the SCC. There can be no assurance that the approval of the Federal Reserve or the SCC will be obtained or as to the timing or conditions of such approvals. See "The Merger -- Regulatory Approvals."

Conditions to Consummation; Termination

         Consummation of the Merger is contingent upon the following unwaivable conditions: (i) receipt of the approval of the shareholders of Regency solicited hereby; (ii) receipt of an opinion of counsel as to the tax-free nature of the Merger (except for cash received in lieu of fractional shares or upon the exercise of dissenters' rights); and (iii) approval of the Federal Reserve and the SCC. The receipt by MainStreet of an opinion from Coopers & Lybrand L.L.P. that the Merger may be accounted for under the pooling of interests accounting method is a condition to consummation of the Merger that may be waived by MainStreet. The Merger is also subject to satisfaction or waiver of other conditions. See "The Merger -- Representations and Warranties; Conditions to the Merger" and "The Merger - Regulatory Approvals."

         The Merger Agreement may be terminated and the Merger abandoned notwithstanding shareholder approval (i) by mutual agreement of the Boards of Directors of MainStreet and Regency or (ii) by either MainStreet or Regency if the Merger Effective Date has not occurred by June 30, 1998 or if certain specified events occur. See "The Merger -Waivers, Amendment and Termination."

Conduct of Business Pending the Merger

         Pursuant to the terms of the Merger Agreement, Regency has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger, without the prior approval of MainStreet, except as otherwise permitted by the Merger Agreement. See "The Merger -- Business of Regency Pending the Merger."

Interests of Certain Persons in the Merger

         Certain members of Regency's management and Regency's Board have interests in the Merger in addition to their interests as shareholders of Regency generally. These include, among other things, indemnification and directors' and officers' liability insurance for Regency directors and officers, eligibility of Regency employees for certain MainStreet employee benefits, exchange of Regency Directors Options in return for shares of MainStreet Common Stock, and the conversion of Regency Employee Options into options to purchase MainStreet Common Stock. In addition, one Regency director will be appointed to serve on the MainStreet Board. See "The Merger--Interests of Certain Persons in the Merger."

Resale of MainStreet Common Stock

         Shares of MainStreet Common Stock received in the Merger will be freely transferable by the holders thereof, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and 10% or greater shareholders) of MainStreet under applicable federal securities laws. See "Resale of MainStreet Common Stock."

Certain Federal Income Tax Consequences of the Merger

         The Merger is intended to qualify as a tax-free "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), but the receipt of cash by a holder of Regency Common Stock for any shares of Regency Common Stock, including cash received in connection with the exercise of dissenters' rights or in lieu of a fractional share of MainStreet Common Stock, will be a taxable transaction. A condition to consummation of the Merger is the receipt by MainStreet and Regency of an opinion from Flippin, Densmore, Morse, Rutherford & Jessee, as to the qualification of the Merger as a tax-free reorganization and certain other Federal income tax consequences of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

         Due to the individual nature of the tax consequences of the Merger, it is recommended that each Regency shareholder consult his or her own tax advisor concerning the tax consequences of the Merger with respect to his or her particular tax situation.

Combination of Regency Bank with Hanover Bank

         MainStreet has an affiliate bank that operates in the Richmond, Virginia market. Hanover Bank ("Hanover") was incorporated under the laws of Virginia in 1988 and was acquired by MainStreet in 1996. At September 30, 1997, it had assets of $144.6 million. Hanover's main office is located in Mechanicsville, and it has four branches in Hanover and Henrico counties. Its primary service area has a population of 305,000.

         MainStreet contemplates that Hanover Bank will be combined with Regency Bank following the Merger Effective Date in order to give MainStreet a larger and more competitive presence in the Richmond, Virginia market. It is expected that the combination will completed by June 30, 1998 and the surviving bank will operate under the name, MainStreet Bank. See "The Merger -- Combination of Regency Bank with Hanover Bank."

Option Agreement

         As a condition of MainStreet entering into the Merger Agreement and to increase the probability that the Merger will be consummated, Regency and MainStreet entered into an Option Agreement, dated as of October 27, 1997 (the "Option Agreement"). The Option Agreement provides for the acquisition by MainStreet of up to 276,430 shares of Regency Common Stock (approximately 19.9% of the Regency Common Stock), subject to adjustment, at an exercise price of $10.00 per share (the "Regency Option").

         Exercise of the Regency Option is permitted only upon the occurrence of the events and subject to the limitations specified in the Option Agreement. See "The Merger -- The Option Agreement."

Effect of the Merger on the Rights of Regency Shareholders

         Upon consummation of the Merger, Regency shareholders will become shareholders of MainStreet. While the rights of the former shareholders of Regency will continue to be governed by the Virginia Stock Corporation Act (the "Virginia SCA") since MainStreet is a Virginia corporation, the rights of Regency shareholders will also be as provided for under the Articles of Incorporation and Bylaws of MainStreet. The provisions of the Articles of Incorporation and Bylaws of MainStreet differ in certain material respects from the Articles of Incorporation and Bylaws of Regency. See "Comparative Rights of Shareholders."

Accounting Treatment

         It is intended that the Merger will be accounted for as a pooling of interests. See "The Merger --Accounting Treatment."

Rights of Dissent and Appraisal

         Each holder of Regency Common Stock may dissent from the Merger and is entitled to the rights and remedies of dissenting shareholders provided in
Article 15 of the Virginia SCA, subject to compliance with the procedures set forth therein, including the right to appraisal of his or her stock. A copy of
Article 15 is attached as Annex C to this Proxy Statement/Prospectus and a summary thereof is included under "The Merger - Rights of Dissenting Shareholders."

Market Prices

         MainStreet Common Stock is traded on the Nasdaq Stock Market under the symbol "MSBC." There is currently no established public trading market for Regency Common Stock. It is quoted on the OTC Bulletin Board under the symbol "RGFN" and is traded on a limited basis. The last sale price of MainStreet Common Stock on the Nasdaq Stock Market on October 24, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement, and January 20, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus was $28.3125 and $28.53125 per share, respectively. The last sale price of Regency Common Stock as quoted on the OTC Bulletin Board on October 24, 1997 and January 20, 1998, the most recent trades of Regency Common Stock that occurred prior to the public announcement of the Merger and the mailing of this Proxy Statement/Prospectus, was $7.06 and $7.75 per share, respectively.

         If the Merger had been effective on January 20, 1998, the Exchange Ratio would have been .456 shares of MainStreet Common stock per share of Regency Common Stock, using the closing price for MainStreet Common Stock on the Nasdaq Stock Market on January 20, 1998 ($28.53125) as the Average MainStreet Share Price. Because the market price of MainStreet Common Stock, and therefore the Average MainStreet Share Price, is subject to fluctuation and will likely change prior to the time the Exchange Ratio is fixed, the number of shares of MainStreet Common Stock that Regency shareholders will receive pursuant to the Merger, and the per share value thereof, may increase or decrease prior to the Effective Date, but the aggregate value of MainStreet Common Stock received by Regency shareholders will equal $13.00, subject to maximum and minimum exchange ratios of 0.500 and 0.406 shares of MainStreet Common Stock for each share of Regency Common Stock. The maximum and minimum exchange ratios have no application unless the Average MainStreet Share Price is below $26.00 or above $32.00 per share. Regency shareholders are urged to obtain current market quotations for MainStreet Common Stock. See "Market Prices and Dividends."

MainStreet's Acquisition Program

         MainStreet has expanded its market area and increased its market share through both internal growth and strategic acquisitions. Since the beginning of September 30, 1996, MainStreet has acquired approximately $297.1 million in assets and approximately $226.4 million in deposits through three bank acquisitions. Management believes there are additional opportunities to acquire financial institutions or to acquire assets and deposits that will allow MainStreet to enter new markets or increase market share in existing markets. Management intends to pursue acquisition opportunities in strategic markets where its managerial, operational and capital resources will enhance the performance of acquired institutions and may, after the date of this Proxy Statement/ Prospectus, enter into agreements to acquire one or more financial institutions. See "Business of MainStreet - MainStreet's Acquisition Program."

Comparative Per Share Data

         The following table presents historical and pro forma per share data for MainStreet, and historical and equivalent pro forma per share data for Regency. The pro forma combined amounts give effect to an assumed Exchange Ratio of .456 shares of MainStreet Common Stock for each share of Regency Common Stock (based on the average of the bid/ask price of MainStreet Common Stock at the close of business on September 30, 1997 of $28.50). The equivalent pro forma Regency share amounts allow comparison of historical information about one share of Regency Common Stock to the corresponding data about what one share of Regency Common Stock will equate to in the combined corporation and are computed by multiplying the pro forma combined amounts by an assumed Exchange Ratio of
 .456. As discussed in "The Merger -- Determination of Exchange Ratio and Exchange for MainStreet Common Stock," the final Exchange Ratio will be determined based on the average of the bid/ask price per share for MainStreet Common Stock as reported on the Nasdaq Stock Market for each of the 20 trading days preceding the tenth calendar day prior to the Merger Effective Date. The following table is based on the assumption that all issued and outstanding shares of Regency Common Stock are converted into shares of MainStreet Common Stock. The Merger is reflected under the pooling of interests method of accounting and pro forma information is derived accordingly.

         The pro forma combined amounts also give effect to: (i) the conversion of the options of the employees of Regency to purchase Regency Common Stock into options to purchase MainStreet Common Stock adjusted according to the Exchange Ratio; and (ii) the agreement of the holders of Directors Options to exchange their Directors Options as of the Merger Effective Date for that number of shares of MainStreet Common Stock determined according to the Option Ratio.

         The per share data included in the following table should be read in conjunction with the consolidated financial statements of MainStreet incorporated by reference herein and the financial statements of Regency included herein and the notes accompanying all such financial statements. The data presented below are not necessarily indicative of the results of operations which would have been obtained if the Merger had been consummated in the past or which may be obtained in the future.

                           COMPARATIVE PER SHARE DATA


                                                            As of or for nine
                                                               months ended                    As of or for years
                                                              September 30,                     ended December 31
                                                       ----------------------------        -----------------------------------

                                                               1997           1996          1996          1995           1994
                                                               ----           ----          ----          ----           ----
Book Value Per Share at Period End: (1)(2)
   MainStreet Historical...................................  $10.57          $9.20         $9.56         $8.69          $6.97
   Regency Historical......................................    5.17           5.24          5.40          5.45           5.06
   Pro forma Combined per MainStreet Common
      Share (3)............................................   10.61           9.32          9.68          8.83           7.15
   Equivalent Pro forma per Regency Common
      Share...............................................     4.84           4.25          4.41          4.03           3.26

Cash Dividends Declared per Share: (1)(2)
   MainStreet Historical..................................   $ 0.42          $0.35         $0.49         $0.37          $0.31
   Regency Historical.....................................     0.14              -             -             -              -
   Pro forma Combined per MainStreet Common
      Share (4)...........................................     0.41           0.33          0.47          0.33           0.30
   Equivalent Pro forma per Regency Common
      Share...............................................     0.19           0.15          0.21          0.15           0.14

Net Income per Share:  (1)(2)(5)
   MainStreet Historical..................................    $1.14          $1.03         $1.37         $1.21          $0.62
   Regency Historical.....................................     0.05           0.44          0.56          0.59           0.45
   Pro forma Combined per MainStreet Common
      Share (6)...........................................     1.08           1.03          1.36          1.21           0.63
   Equivalent Pro forma per Regency Common
      Share...............................................     0.49           0.47          0.62          0.55           0.29




---------------------------
(1) MainStreet's and Regency's fiscal years end December 31. Regency's book value per share is as of the dates presented, and net income and dividend data reflect results for the periods presented.

(2) All MainStreet share and per share data have been restated to reflect a 2-for-1 stock split in the form of a stock dividend to shareholders of record on March 4, 1996. All Regency share and per share data have been restated to reflect 10% stock dividends in 1996 and 1995.

(3) Pro forma combined book value per MainStreet common share represents combined common shareholders' equity amounts, divided by pro forma combined period-end common shares outstanding.

(4) Pro forma combined dividends per MainStreet common share represent combined common dividends declared, divided by pro forma combined average common shares outstanding.

(5) Net income per share data is based on fully diluted shares. Common stock equivalents were utilized in the calculation of fully diluted shares. The common stock equivalents for Regency and MainStreet were common stock options.

(6) Pro forma combined net income per MainStreet common share represents combined net income available to common shareholders, divided by pro forma combined average common shares outstanding.

                            SELECTED FINANCIAL DATA

         The following tables set forth selected consolidated historical financial data of MainStreet and Regency. This information is derived from and should be read in conjunction with the historical financial consolidated statements of MainStreet and the historical consolidated financial statements of Regency and the respective notes thereto included elsewhere in the Proxy Statement/Prospectus or in documents incorporated herein by reference. See "Incorporation of Certain Information by Reference." Interim financial results, in the opinion of MainStreet and Regency managements, reflect all adjustments necessary for a fair presentation of the results of operations, including adjustments related to completed acquisitions. All such adjustments are of a normal recurring nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.

                       MAINSTREET BANKGROUP INCORPORATED
                            SELECTED FINANCIAL DATA
                        (In 000's except per share data)

                                      Nine Months Ended                               Years Ended
                                         September 30,                                December 31,
                                    ---------------------       ------------------------------------------------------
                                    1997           1996           1996       1995        1994        1993        1992
                                    ----           ----           ----       ----        ----        ----        ----

Earnings:
Interest Income                    $81,273      $68,240         $93,302     $81,169     $70,077     $67,592     $68,203
Interest Expense                    41,248       30,943          42,855      36,757      29,197      28,948      33,200
                                  --------     --------        --------    --------    --------    --------   ---------
Net Interest Income                 40,025       37,297          50,447      44,412      40,880      38,644      35,003
Provision for Loan Losses            2,805        2,369           3,276       1,419       3,091       1,690       2,643
                                 ---------    ---------       ---------   ---------    ---------  ---------  ----------
Net Interest Income
  After Provision For
  Loan Losses                       37,220       34,928          47,171      42,993      37,789      36,954      32,360
Noninterest Income                   9,996        8,229          11,028       8,526       1,724       6,991       7,050
Noninterest Expense                 28,279       25,900          35,348      32,461      32,073      31,351      26,808
                                  --------     --------        --------    --------    --------    --------   ---------
Income Before
  Income Taxes                      18,937       17,257          22,851      19,058       7,440      12,594      12,602
Income Taxes                         5,955        5,401           7,118       5,566         843       3,407       3,486
                                 ---------    ---------       ---------   ---------    ---------- ---------  ----------
Net Income                        $ 12,982     $ 11,856         $15,733     $13,492    $  6,597    $  9,187   $   9,116
                                  ========     ========         =======     =======    ========    ========   =========

Per Share Data: (1)
Net Income (Primary)              $   1.14        $1.03          $1.37        $1.26       $0.63       $0.89       $0.89
Net Income (Fully Diluted)            1.14         1.03           1.37         1.21        0.62        0.85        0.85
Dividends Declared                    0.42         0.35           0.49         0.37        0.31        0.27        0.21
Book Value                           10.57         9.20           9.56         8.69        6.97        7.43        6.78
Average Primary
  Shares (Thousands)                11,421       11,476          11,460      10,744      10,410      10,287      10,158
Average Fully Diluted
  Shares (Thousands)                11,424       11,477          11,463      11,450      11,416      11,317      11,202

Selected Period-End Balances:
Total Assets                    $1,455,531   $1,235,356      $1,288,837  $1,064,872    $942,385    $910,729    $860,006
Interest-Earning Assets          1,373,155    1,177,126       1,211,169   1,010,044     880,312     857,082     813,101
Loans (Net of
  Unearned Income)                 824,000      765,697         784,367     673,678     595,187     529,455     511,357
Allowance for Loan Losses           10,942        9,870          10,195       9,036       9,160       9,035       9,166
Total Deposits                     930,494      878,492         886,519     845,577     830,597     796,775     753,137
Long-Term Debt                      76,873       70,857          71,029         929       8,918       9,194       9,455
Total Shareholders' Equity         120,660      104,737         108,476      98,657      71,994      76,055      68,912

Average Balances:
Total Assets                    $1,384,637   $1,118,770      $1,154,019    $995,896    $929,298    $880,050    $818,780
Interest-Earning Assets          1,311,077    1,067,562       1,099,295     941,810     872,662     832,625     777,851
Loans (Net of Unearned
  Income)                          801,418      714,684         730,753     627,166     562,272     530,763     503,178
Allowance for Loan
  Losses                            10,707        9,509           9,648       9,176       9,106       9,498       9,700
Total Deposits                     908,640      854,390         862,806     839,479     818,721     773,546     720,797
Long-Term Debt                      64,812       54,607          58,678       7,398       9,167       9,394       9,463
Total Shareholders' Equity         115,214      103,327         104,793      83,960      75,617      73,560      66,205




                       MAINSTREET BANKGROUP INCORPORATED
                            SELECTED FINANCIAL DATA
                        (In 000's except per share data)


                                        Nine Months Ended                             Years Ended
                                          September 30,                               December 31,
                                     -----------------------     -------------------------------------------------------
                                      1997         1996          1996          1995        1994        1993       1992
                                      ----         ----          ----          ----        ----        ----      ----
Ratios: (4)
Return on Average Assets              1.25%        1.41%          1.36%        1.35%       0.71%       1.04%       1.11%
Return on Average
  Shareholders' Equity               15.07        15.29          15.01        16.07        8.72        12.49       13.77
Net Interest Margin (3)               4.17         4.77           4.68         4.86        4.85         4.82        4.69
Total Shareholders' Equity
  to Total Assets at Period End       8.29         8.48           8.42         9.26        7.64         8.35        8.01

Credit Quality Ratios:
Net Charge-Offs to Average
  Loans, Net of
  Unearned Income (4)                 0.38%        0.28%          0.29%        0.25%       0.53%        0.34%       0.50%
Allowance for Loan Losses
  to Loans at Period
  End, Net of Unearned Income         1.33         1.29           1.30         1.34        1.54         1.71        1.79
Allowance for Loan Losses
  to Nonperforming
  Loans at Period End               220.43       206.36         166.15       156.36      196.40       175.92      121.66
Allowance for Loan Losses
  to Nonperforming
  Assets at Period End (2)           179.85       173.13        141.40       117.81      127.03        88.52       67.80

Capital ratios at period end:
Tier I Risk-Adjusted Capital         13.68%       14.05%         13.58%       15.04%      13.19%       12.83%      12.34%
Total Risk-Adjusted Capital          14.94        15.30          14.83        16.29       15.93        15.65       15.29
Tier I Leverage                       8.09         8.60           8.37         9.26        8.35         8.24        7.85


                         REGENCY FINANCIAL SHARES, INC.
                            SELECTED FINANCIAL DATA
                        (In 000's except per share data)


                                               Nine Months Ended
                                                    Sept. 30                          Years ended December 31,
                                              -----------------             --------------------------------------------------
                                                1997       1996             1996       1995       1994        1993       1992
                                                ----       ----             ----       ----       ----        ----       ----
Earnings:
Interest Income                                  $4,401     $3,983         $5,422     $4,997     $4,033      $3,461     $3,361
Interest Expense                                  2,067      1,746          2,387      2,193      1,650       1,477      1,755
                                              ---------- ----------    ----------- ---------- ---------- ----------- ----------

Net Interest Income                               2,334      2,237          3,035      2,804      2,383       1,984      1,606
Provision for Loan Losses                           625         41             59         88         60          99        171
                                              ---------- ----------    ----------- ---------- ---------- ----------- ----------
Net Interest Income After Provision for
   Loan Losses                                    1,709      2,196          2,976      2,716      2,323       1,885      1,435
Noninterest Income                                  115        120            165        127        138         123        135
Noninterest Expense                               1,715      1,439          2,028      1,776      1,750       1,604      1,461
                                              ---------- ----------    ----------- ---------- ---------- ----------- ----------

Income Before Income Taxes                          109        877          1,113      1,067        711         404        109
Income Taxes                                         38        294            369        363        242         150         26
                                              ---------- ----------    ----------- ---------- ---------- ----------- ----------
Income Before Extraordinary Item and
  Cumulative Effect Of Accounting Change             71        583            744        704        469         254         83

Extraordinary Item                                    -          -              -          -          -           -         26

Cumulative Effect Of Accounting Change                -          -              -          -          -         212          -
                                              ---------- ----------    ----------- ---------- ---------- ----------- ----------

Net Income                                      $    71    $   583        $   744    $   704    $   469     $   466    $   109
                                              ========== ==========    =========== ========== ========== =========== ==========

Per Share Data: (1)
Income Before Extraordinary Item and
   Cumulative Effect Of Accounting
   Change                                       $  0.05    $  0.44        $  0.56    $  0.59    $  0.45     $  0.25    $  0.09
Net Income                                         0.05       0.44           0.56       0.59       0.45        0.46       0.11
Common Dividends Declared                          0.14          -              -          -          -           -          -
Book Value                                         5.17       5.24           5.40       5.45       5.06        4.84       4.36
Average Primary Shares (Thousands)                1,334      1,282          1,336      1,184      1,017       1,011      1,011
Average Fully Diluted Shares (Thousands)          1,334      1,282          1,336      1,184      1,017       1,011      1,011

Selected Period-End Balances:
Total Assets                                    $75,042    $67,576        $71,998    $62,798    $57,822     $57,968    $55,895
Interest-Earning Assets                          69,127     62,037         67,211     59,296     56,270      56,400     53,140
Loans                                            47,324     47,450         48,181     42,018     40,081      38,115     34,227
Allowance for Loan Losses                           583        576            593        524        468         438        344
Total Deposits                                   63,493     55,459         60,215     52,884     48,565      50,557     46,325
Total Shareholders' Equity                        7,180      6,853          7,068      6,323      5,156       4,893      4,394


                         REGENCY FINANCIAL SHARES, INC.
                            SELECTED FINANCIAL DATA
                        (In 000's except per share data)



Average Balances:
Total Assets                                    $72,796    $63,397        $64,684      $58,583     $54,973     $52,385     $48,709
Interest-Earning Assets                          68,482     60,399         61,488       55,994      52,325      49,829      46,527
Loans                                            48,628     43,726         44,705       39,557      38,561      34,292      32,308
Allowance for Loan Losses                           630        545            554          503         463         398         370
Total Deposits                                   61,320     51,964         53,207       48,758      49,615      47,483      44,032
Total Shareholders' Equity                        7,025      6,581          6,696        5,769       4,955       4,580       4,334

Ratios: (4)
Return on Average Assets                          0.13%       1.23%          1.15%        1.20%       0.85%       0.89%       0.22%
Return on Average Shareholders' Equity            1.34       11.82          11.11        12.21        9.46       10.18        2.52
Net Interest Margin (3)                           4.56        4.93           4.94         5.01        4.55        3.98        3.45
Total Shareholders' Equity to Total
   Assets at Period End                           9.57       10.14           9.82        10.07        8.92        8.44        7.86

Credit Quality Ratios:
Net Charge-Offs (Recoveries) to Average
   Loans                                          1.75%      (0.03)%        (0.02)%       0.08%       0.08%       0.02%       0.65%
Allowance for Loan Losses to Loans at
   Period End                                     1.23        1.21           1.23         1.25        1.17        1.15        1.01
Allowance for Loan Losses to
   Nonperforming Loans at Period End            244.96      662.07         681.93     2,493.66           -    3,651.63       36.24
Allowance for Loan Losses to
   Nonperforming Assets at Period End (2)       244.96      662.07         681.93     2,493.66           -    3,651.63       29.46


Capital Ratios at period end:
Tier I Risk-Adjusted Capital                     13.45%      13.73%         13.12%       13.60%      12.67%      12.18%      12.19%
Total Risk-Adjusted Capital                      14.56       14.89          14.23        14.76       13.80       13.28       13.14
Tier I Leverage                                   9.47       10.10           9.78         9.80        9.13        8.33        7.89


                       Notes to Selected Financial Data-
      MainStreet BankGroup Incorporated and Regency Financial Shares, Inc.

(1) Per Share Data for MainStreet has been retroactively adjusted to reflect a 2-for-1 stock split in the form of a stock dividend to shareholders of record on March 4, 1996 and a 5-for-4 stock split in the form of a stock dividend to shareholders of record on July 15, 1993. Per Share Data for Regency has been retroactively adjusted to reflect a 10% stock dividend in 1996 and 1995.

(2) Nonperforming assets include nonaccrual loans, loans past due 90 days and greater, other real estate and other repossessed assets.

(3) Net interest margin is calculated on a taxable equivalent basis, using a tax rate of 35% for 1997 and 1996, and 34% for all preceding years for MainStreet. Regency did not have any nontaxable income for the years presented.

(4) The ratios for the interim periods have been annualized for presentation.

                            RECENT FINANCIAL RESULTS

MainStreet

         The following information represents the unaudited, preliminary financial data for MainStreet BankGroup Incorporated as of December 31, 1997 and for the periods then ended. This information has been restated for the acquisition of Commerce Bank in December, 1997, which was treated for accounting as a pooling of interests. The per share data has also been restated in accordance with FASB 128, "Earnings per Share."

         For the three months ended December 31, 1997, net income for MainStreet was $3.7 million or $0.31 per diluted share, compared to $4.2 million or $0.35 per diluted share for the same period in 1996. For the twelve months ended December 31, 1997, net income for MainStreet increased to $17.3 million or $1.44 per diluted share, from $16.7 million or $1.38 per diluted share for 1996. At December 31, 1997 and 1996, MainStreet had total assets of $1.7 and $1.4 billion, respectively. Total loans, net of unearned, were $878.8 million at December 31, 1997, compared to $830.0 million at year-end 1996. Deposits at December 31, 1997 increased to $998.9 million, up from $940.7 million at December 31, 1996.

         Total nonperforming assets, which consist of nonaccrual loans, loans past due 90 days and greater, repossessed and foreclosed properties, were $7.8 million at December 31, 1997, an increase of $.4 million, or 5.60% from the prior year end. The ratio of nonperforming assets to period end loans, net of unearned, at December 31, 1997 was .89%, consistent with .89% at December 31, 1996. At December 31, 1997, the ratio of the allowance for loan losses to period end loans, net of unearned income, was 1.34% compared to 1.31% at December 31, 1996.

         The following tables set forth certain unaudited financial data for MainStreet. The 1996 financial data is unaudited due to the restatement of data caused by the acquisition of Commerce Bank. These numbers will be audited prior to the filing of the 1997 Form 10-K. In the opinion of the management of MainStreet, all adjustments of a normal recurring nature which are necessary for a fair presentation of the consolidated financial statements and results of operations of such unaudited periods have been included.


                                           Three Months Ended                        Year Ended
                                              December 31,                          December 31,
                                   ------------------------------------ -------------------------------------
                                         1997               1996              1997               1996
                                      (Unaudited)       (Unaudited)        (Unaudited)        (Unaudited)
                                                                (In Thousands)
Income Data:
   Interest Income                       $    30,407      $     26,319      $     115,425     $       98,201
   Interest Expense                           16,091            12,383             58,779             44,775
                                        --------------   -------------   ---------------   -----------------
   Net Interest Income                        14,316            13,936             56,646             53,426
   Provision for Loan Losses                   1,086               907              4,011              3,451
   Noninterest Income                          3,205             2,963             13,726             11,617
   Noninterest Expense                        10,993             9,955             40,952             37,254
   Income Taxes                                1,738             1,867              8,152              7,685

                                        --------------     -------------   ---------------   ----------------

Net Income                               $     3,704      $      4,170      $      17,257     $       16,653
                                         ============     =============     ==============     ==============

Per Share Data:
   Net Income                            $      0.31    $         0.35      $        1.44     $         1.38
   Cash Dividend                                0.15              0.16               0.56               0.49
   Book Value                                  10.72              9.57              10.72               9.57

Performance Ratios (Annualized):
   Return on Average Assets                     0.94%             1.25%              1.17%              1.37%
   Return on Average Equity                    11.30             14.41              13.98              15.11


                                                    Year Ended
                                                    December 31,
                                       ---------------------------------------
                                               1997                   1996
                                           (Unaudited)            (Unaudited)
                                                      (In Thousands)
Period End Balances:
   Assets                            $     1,716,410      $        1,358,127
   Loans, Net of Unearned Income             878,777                 829,979
   Securities                                745,769                 437,058
   Deposits                                  998,862                 940,691
   Shareholders' Equity                      128,652                 114,069

Regency

         [Text to follow when 1997 numbers available.]


                                         Three Months Ended                        Year Ended
                                            December 31,                          December 31,
                                 ------------------------------------ -------------------------------------
                                       1997               1996              1997               1996
                                    (Unaudited)       (Unaudited)        (Unaudited)
                                                         (In Thousands)
Income Data:
   Interest Income                                     $       1,439                       $         5,422
   Interest Expense                                              641                                 2,387
                                                       -------------                      ----------------

   Net Interest Income                                           798                                 3,035
   Provision for Loan Losses                                      18                                    59
   Noninterest Income                                             45                                   165
   Noninterest Expense                                           589                                 2,028
   Income Taxes                                                   75                                   369
                                                      --------------                       ---------------
   Net Income                                         $          161                       $           744
                                                      ==============                       ===============

Per Share Data:
   Net Income                                                  $0.16                                 $0.56
   Cash Dividend
   Book Value                                                   5.40                                  5.40

Performance Ratios (Annualized):
   Return on Average Assets                                      .93%                                 1.15%
   Return on Average Equity                                     9.05                                 11.11


                                                   Year Ended
                                                  December 31,
                                    -----------------------------------------
                                            1997                       1996
                                        (Unaudited)
                                                   (In Thousands)
Period End Balances:
   Assets                                                      $      71,998
   Loans, Net of Unearned Income                                      48,181
   Securities                                                         14,262
   Deposits                                                           60,215
   Shareholders' Equity                                                7,068

                              THE SPECIAL MEETING

Date, Place and Time

         The Special Meeting will be held at The Capital Club located on the Fourth Floor, 1051 East Cary Street, Richmond, Virginia 23219 on _________, _______________, 1998 at 3:30 p.m.

Record Date

         Only shareholders of record at the close of business on December 31, 1997, (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. At the close of business on the Record Date, Regency had 1,322,363 shares of Regency Common Stock outstanding and entitled to vote held by approximately ______ shareholders of record. Regency has an additional 80,691 shares outstanding that are not entitled to vote under Virginia's Control Share Acquisition Statute. See "Regency Financial Shares -- Ownership of Regency Common Stock."

Vote Required

         Each share of Regency Common Stock outstanding on the Record Date (other than the 80,691 shares which do not have voting rights pursuant to the Control Share Acquisition Statute as described above) entitles the holder to cast one vote upon each matter properly submitted at the Special Meeting. The affirmative vote of the holders of at least a majority of the shares of Regency Common Stock outstanding and entitled to vote as of the Record Date, in person or by proxy, is required to approve the Merger Agreement.

         As of the Record Date, directors and executive officers of Regency and their affiliates, persons and entities as a group owned of record and beneficially a total of approximately 75,748 shares of Regency Common Stock, or 5.8% of the shares of Regency Common Stock outstanding and entitled to vote on such date (exclusive of shares of Regency Common Stock subject to outstanding options that are currently exercisable). Directors and executive officers of Regency have indicated an intention to vote their shares of Regency Common Stock in favor of the Merger Agreement.

         A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, and broker "non-votes" will have the same effect as a vote against approval of the Merger Agreement.

Voting and Revocation of Proxies.

         Shareholders of Regency are requested to complete, date and sign the accompanying form of proxy and return it promptly to Regency in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Regency Common Stock represented by the proxy will be voted FOR the Merger Agreement.

         A proxy may be revoked at any time before it is voted by giving written notice of revocation to Regency by executing and delivering a substitute proxy to Regency or by attending the Special Meeting and voting in person. If a Regency shareholder desires to revoke a proxy by written notice, such notice should be mailed for receipt or delivered, on or prior to the meeting date, to Merlin E. Henkel, President, Regency Financial Shares, Inc., 1011 East Main Street, Richmond, Virginia 23219.

Solicitation of Proxies

         Regency will bear the costs of its solicitation of proxies. Solicitations may be made by mail, telephone, telegraph or personally by directors, officers and employees at Regency, none of whom will receive additional compensation for performing such services. MainStreet shall pay all of the expenses of printing and mailing the Proxy Statement/Prospectus.

Recommendation

         The Board of Directors of Regency has unanimously approved the Merger Agreement and believes that the proposed transaction is fair to and in the best interests of Regency and its shareholders. The Board of Directors of Regency unanimously recommends that Regency shareholders VOTE FOR approval of the Merger Agreement.

                                   THE MERGER

         The following is a summary description of the material terms of the Merger, and is qualified in its entirety by reference to the Merger Agreement which is attached as Annex A hereto. All holders of Regency Common Stock are urged to read the Merger Agreement in its entirety.

Background of and Reasons for the Merger

         Background of the Merger. The past several years have represented a time of significant upheaval in the financial services industry, in general, and in the Richmond, Virginia market served by Regency in particular. This period has been marked by rapid consolidation, rapid changes in technology, and intensified competition both from traditional sources and from non-bank competitors, such as brokerage firms, mutual funds, insurance companies and other lending institutions. Recently, several large regional commercial banking institutions have entered the Richmond market which have substantially greater financial and marketing resources available to them than Regency or MainStreet.

         In this rapidly changing and increasingly competitive environment, and as part of its effort to enhance shareholder value, the Board of Directors of Regency has periodically reviewed and examined the ability of Regency to continue to grow and successfully compete as an independent institution in a manner that will maximize long term shareholder value. Among the strategic alternatives which the Board periodically considered were a policy of internal growth, a merger of equals transaction, and the affiliation of Regency with a larger institution.

         In late July and early August 1997, representatives of MainStreet met with Merlin A. Henkel, President and Chief Executive Officer of Regency, to discuss the possibility of a business arrangement between MainStreet Trust, a subsidiary of MainStreet which conducts trust services, and Regency with respect to MainStreet Trust providing outside trust services for Regency. On August 6, 1997, the Board of Directors of Regency held a meeting in which Mr. Henkel advised the directors of the meetings with MainStreet. It was decided at that meeting to invite Michael A. Brenan, President and Chief Executive Officer of MainStreet, to meet with the Regency Board to discuss a possible affiliation between MainStreet and Regency. A meeting was held on September 4, 1997, at which the Regency Board and Mr. Brenan discussed their respective companies and their philosophies, the competitive challenges faced by each, consolidation in the banking industry generally and the possible strategic benefits of a business affiliation between MainStreet and Regency.

         During August and early September 1997, Mr. Henkel also had informal discussions with representatives of Wheat, First Securities, Inc. ("Wheat First"), a Richmond, Virginia based investment banking firm with expertise regarding the evaluation of affiliations between financial institutions. On September 12, 1997, the Regency Board met to discuss certain strategic matters and it was decided to accept Wheat First's offer to provide an analysis of some area financial institutions to determine a strategy for evaluating any affiliation or purchase offer that Regency might consider in the future. Wheat First was informed at that meeting that Regency would be interested only in becoming a part of an organization which shared its philosophy of high quality community banking and improved stock liquidity for shareholders. After the meeting, Wheat First began and pursued a review of possible affiliation candidates, making some general recommendations to Mr. Henkel. In late September 1997, Mr. Henkel, along with C. Leland Bassett, Chairman of Regency and Regency Bank, met and held discussions with representatives of another regional financial institution. Those discussions, and a preliminary review of the institution, did not lead to further meetings.

         At a meeting of the Board of Directors of Regency on October 1, 1997, the Board decided to advise MainStreet that Regency would be willing to commence preliminary discussions to determine if there was any interest in an affiliation between the two organizations. Regency also formally engaged Wheat First as its financial advisor with respect to any affiliation discussions between Regency and MainStreet.

         Representatives of Regency and MainStreet held several telephone conversations and meetings over the next couple of weeks in which the parties continued to discuss the possible strategic benefits of a business affiliation, as well as certain considerations related to the proposed management and staffing of Regency upon such affiliation. On October 13, 1997, Regency received a letter from Mr. Brenan formally indicating MainStreet's interest in affiliating with Regency through a tax free stock exchange whereby Regency would become a wholly-owned subsidiary of MainStreet. Additional telephone conversations regarding the proposed affiliation were conducted through Wheat First, on behalf of Regency, with MainStreet during the week of October 13th. Based on these further discussions, on October 17, 1997, Wheat First met again with the directors of Regency to discuss the offer of affiliation with MainStreet and to present to the Regency Board the proposed exchange rate and certain other terms of the proposed transaction. At the meeting, the Regency Board discussed the reasons for, and the potential benefits of, the proposed merger. The directors agreed upon an exchange rate and Wheat First was instructed to convey their decision to MainStreet. On October 24, 1997, the Regency Board met with representatives of MainStreet to negotiate the terms of a definitive agreement. The Merger Agreement was completed and unanimously approved by the Regency Board on October 27, 1997 and a public announcement regarding the transaction was made after the market closed on October 27th.

         The Regency Board relied upon the advice of Wheat First in analyzing the Merger and recommending the Merger Agreement to the Regency shareholders. Wheat First determined that the Merger is fair to the Regency shareholders from a financial point of view. See "Opinion of Financial Advisor" below for a more detailed analysis of the Merger from the point of view of Regency's financial advisor.

         Reasons for the Merger. In deciding to enter into the Merger Agreement with MainStreet, the Regency Board considered a number of factors, but it did not assign any relative or specific weight to the factors considered. The factors considered included the following: the price offered was 75% higher than the trading price per share of Regency Common Stock prior to the offer and represented a significant multiple of both the book value and earnings per share of Regency Common Stock; MainStreet Common Stock is traded on the Nasdaq Stock Market and will provide a more liquid investment vehicle for Regency shareholders; MainStreet pays a regular quarterly dividend; MainStreet has an excellent reputation for effective management of its financial institutions and a history of favorable and consistent financial results; the future prospects of MainStreet and MainStreet Common Stock; Regency will be permitted initially to designate a representative to serve on the MainStreet Board and Regency will be allowed to continue its community-oriented philosophy; the market area of MainStreet is broader and more diverse that Regency's, thus reducing the risks associated with operating primarily in a single market such as Richmond; the Merger will broaden the range of financial services and products which Regency offers and will enhance its ability to provide credit and other financial products in its market area; the Merger will strengthen Regency's operational systems and allow economies of scale to be achieved in administrative and related functions which will be shared with the other MainStreet affiliate banks; and the transaction will be substantially tax-free to Regency shareholders to the extent they receive MainStreet Common Stock in exchange for their shares of Regency Common Stock. In summation, the Regency Board believes that the banking industry will experience significant changes in the next few years, and a larger institution with a management philosophy similar to Regency's (and MainStreet's) will be better equipped to adjust to this fast-changing and competitive industry.

         Pursuant to the Merger Agreement, the officers and employees of Regency will not change as a result of the Merger. MainStreet, as the sole shareholder of Regency after the Effective Date, will have the power to elect the directors of Regency.

         Based on the factors described above, the Board of Directors of Regency unanimously approved the Merger Agreement because it determined that the Merger was in the best interests of Regency and its shareholders. The Regency directors have all committed to vote the shares of Regency Common Stock under their control in favor of the Merger Agreement to the extent of their fiduciary duty and to encourage other Regency shareholders to do likewise.



         THE REGENCY DIRECTORS UNANIMOUSLY RECOMMEND THAT THE REGENCY SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

Opinion of Financial Advisor

         Regency retained Wheat First to act as its financial advisor in connection with the Merger and to render an opinion to the Regency Board of Directors as to the fairness, from a financial point of view, to the holders of Regency Common Stock of the Exchange Ratio. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Wheat First regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry. The Regency Board of Directors selected Wheat First to serve as its financial advisor in connection with the Merger on the basis of such firm's expertise.

         Representatives of Wheat First attended the meeting of the Regency Board of Directors on October 27, 1997, at which the Merger Agreement was considered and approved. At the meeting, Wheat First issued its oral opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Regency Common Stock. A written opinion dated as of this Proxy Statement/Prospectus has been delivered to the Regency Board of Directors to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Regency Common Stock.

         The full text of the Wheat First opinion, dated as of the date of this Proxy Statement/Prospectus, which sets forth certain assumptions made, matters considered and limitations on review undertaken, is attached as Annex B to this Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Wheat First set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Regency Common Stock and does not constitute a recommendation to any shareholder of Regency as to how such shareholder should vote on the Merger.

         In arriving at its oral opinion of October 27, 1997, Wheat First reviewed certain publicly available business and financial information relating to Regency and MainStreet and certain other information provided to it, including, among other things the following: (i) Regency's Annual Reports to Stockholders and related financial information for the three fiscal years ended December 31, 1996; (ii) Regency's quarterly reports to stockholders and related financial information for the periods ended June 30, 1997, and March 31, 1997, and certain financial data provided by management of Regency for the period ended September 30, 1997; (iii) MainStreet's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1996; (iv) MainStreet's Quarterly Reports on Form 10-Q and related financial information for the periods ended June 30, 1997 and March 31, 1997, and certain financial data provided by management of MainStreet for the period ended September 30, 1997; (v) certain publicly available information with respect to historical market prices and trading activities for Regency Common Stock and MainStreet Common Stock and for certain publicly traded financial institutions which Wheat First deemed relevant; (vi) certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant; (vii) the Merger Agreement; (viii) certain estimates of the cost savings and revenue enhancements and divestitures projected by Regency and MainStreet for the combined company; (ix) other financial information concerning the businesses and operations of Regency and MainStreet, including certain audited and unaudited financial information and certain internal financial analyses and forecasts for Regency and MainStreet prepared by the senior managements of these companies; and (x) such financial studies, analyses, inquiries and other matters as Wheat First deemed necessary. In addition, Wheat First met with members of the senior managements of Regency and MainStreet to discuss the business and prospects of each company.

         In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including representations and warranties of Regency and MainStreet included in the Merger Agreement, and Wheat First has not assumed any responsibility for independent verification of such information. Wheat First relied upon the managements of Regency and MainStreet as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Wheat First, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Wheat First also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for Regency and MainStreet are adequate to cover such losses. Wheat First did not review any individual credit files of Regency or MainStreet, nor did it make an independent evaluation or appraisal of the assets or liabilities of Regency or MainStreet.

         In connection with rendering its opinion dated as of the date of this Proxy Statement/Prospectus, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Exchange Ratio to holders of Regency Common Stock (other than MainStreet and its affiliates) was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of Regency or MainStreet.

         In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Regency or MainStreet. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to MainStreet.

         Wheat First's opinion is just one of the many factors taken into consideration by the Regency Board of Directors in determining to approve the Merger Agreement. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Regency, nor does it address the effect of any other business combination in which Regency might engage.

         The following is a summary of the analyses performed by Wheat First in connection with its oral opinion delivered to the Regency Board of Directors on October 27, 1997:

         Comparison of Selected Companies. Wheat First compared the financial performance and market trading information of MainStreet to that of a group of regional bank holding companies (the "Group"). This Group included: CCB Financial Corp., Centura Banks Inc., FCNB Corp., F&M Bancorp, F&M National Corp., First Virginia Banks, Inc., James River Bankshares, Inc., Mason-Dixon Bancshares, Inc., Provident Bankshares Corp., Triangle Bancorp, Inc. and Union Bankshares Corp.

         Based on financial data as of and for the three month period ended September 30, 1997, MainStreet had ratios which included: (i) equity to assets of 8.83% compared to an average of 8.99%, a minimum of 7.00% and a maximum of 11.17% for the Group; (ii) loans to deposits of 87.45% compared to an average of 81.57%, a minimum of 69.26% and a maximum of 97.90% for the Group; (iii) nonperforming assets to total assets of 0.42% compared to an average of 0.52%, a minimum of 0.22% and a maximum of 1.31% for the Group; (iv) reserves for loan losses to nonperforming assets of 177.5% compared to an average of 202.3%, a minimum of 71.8% and a maximum of 369.1% for the Group; (v) returns on average assets before nonrecurring charges and extraordinary items of 1.26% compared to an average of 1.20%, a minimum of 0.89% and a maximum of 1.48% for the Group; and (vi) returns on average equity before nonrecurring charges and extraordinary items of 15.06% compared to an average of 13.38%, a minimum of 9.59% and a maximum of 16.72% for the Group.

         Based on market values as of October 24, 1997, and financial data as of September 30, 1997, MainStreet had: (1) a stock price to book value multiple of 249.6% compared to an average of 240.5%, a minimum of 164.1% and a maximum of 295.5% for the Group; (ii) a stock price to "First Call" (as hereinafter defined) 1997 estimated earnings per share multiple of 17.6x compared to an average of 18.5x, a minimum of 15.7x and a maximum of 20.6x for the Group; (iii) a stock price to First Call 1998 estimated earnings per share multiple of 15.0x compared to an average of 16.6x, a minimum of 13.8x and a maximum of 18.0x for the Group; and (iv) an indicated dividend yield of 2.11% compared to an average of 2.10%, a minimum of 1.79% and a maximum of 2.59% for the Group. "First Call" is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

         Analysis of Selected Transactions. Wheat First performed an analysis of premiums paid in twelve selected pending or recently completed community bank acquisitions announced since June 1996 where the announced deal value was between $10 million and $100 million and the target company located in North Carolina, Maryland or Virginia (the "Selected Transactions"). Multiples of book value, trailing twelve months earnings and estimated current year earnings paid in the Selected Transactions were compared to the multiples and premiums implied by the consideration offered by MainStreet in the Merger. The Selected Transactions included the following pending transactions: Triangle Bancorp, Inc./Guaranty State Bancorp; MainStreet BankGroup, Inc./Tysons Financial Corp.; MainStreet BankGroup, Inc./Commerce Bank; First Charter Corp./Carolina State Bank and Abigail Adams National Bancorp/Ballston Bancorp, Inc. The Selected Transactions included the following completed transactions: Triangle Bancorp, Inc./Bank of Mecklenburg; Fulton Financial Corporation/Peoples Bank of Elkton; United Bankshares, Inc./First Patriot Bankshares; LSB Bancshares, Inc./Old North State Bank; FCFT, Inc./Blue Ridge Bank and Mercantile Bankshares, Inc./Home Bank.

         Based on the market value of MainStreet Common Stock on October 24, 1997, and financial data as of September 30, 1997 (normalized for the special provision for loan losses taken during the quarter ended June 30, 1997), the analysis yielded ratios of the implied consideration to be paid by MainStreet to
Regency: (i) to book value of 251.5% compared to an average of 239.0%, a minimum of 180.0% and a maximum of 319.3% for the Selected Transactions; (ii) to trailing twelve months earnings per share of 29.3x compared to an average of 21.8x, a minimum of 14.5x and a maximum of 33.4x for the Selected Transactions; and (iii) to annualized latest quarter earnings per share of 25.0x compared to an average of 21.7x, a minimum of 14.4x and a maximum of 37.6x for the Selected Transactions.

         The following comparisons were are based on financial data as of and for the nine month period ended September 30, 1997 (normalized for the special provision for loan losses taken during the quarter ended June 30, 1997), for Regency and the twelve months reporting period prior to the announcement of each transaction for each acquiree in the Selected Transactions; Regency had: (i) equity to assets of 9.58% compared to an average of 9.66%, a minimum of 7.00%, and a maximum of 12.04% for the Selected Transaction acquirees; (ii) nonperforming assets to total assets of 0.05% compared to an average of 0.46%, a minimum of 0.00%, and a maximum of 2.09% for the Selected Transaction acquirees;
(iii) returns on average assets of 0.59% compared to an average of 1.18%, a minimum of 0.84%, and a maximum of 1.46% for the Selected Transaction acquirees; and (iv) returns on average equity before extraordinary items of 6.15% compared to an average of 12.54%, a minimum of 9.57%, and a maximum of 15.68% for the Selected Transaction acquirees; and (v) an efficiency ratio of 69.82% compared to an average of 61.88%, a minimum of 49.79%, and a maximum of 71.53% for the Selected Transaction acquirees.

         Contribution Analysis. Wheat First analyzed the relative contribution to the pro forma combined company of Regency and MainStreet based on certain balance sheet and income statement items including assets, deposits, shareholders' equity and estimated earnings. This analysis included balance sheet data as of September 30, 1997 (estimated pro forma for MainStreet's pending acquisitions as of that date), market values as of October 24, 1997, First Call consensus earnings estimates for MainStreet and management earnings projections for Regency. Wheat First then compared the relative contribution of such balance sheet and income statement items with the fully diluted ownership percentage of the combined company of approximately 4.94% for Regency shareholders based on an exchange ratio of 0.456 derived from MainStreet's fixed offer price of $13.00 per Regency share and MainStreet's closing stock price of $28.50 on October 24, 1997. The contribution analysis showed that under the MainStreet proposal, Regency would contribute approximately 4.41% of the combined assets, 4.77% of the combined shareholder's equity (before Merger-related expenses) and 3.48% of the 1998 estimated earnings of the two companies (before cost savings).

         Discounted Dividends Analysis. Using discounted dividends analysis, Wheat First estimated the present value of the future stream of dividends that Regency Bank could produce over the next five years, under various circumstances, assuming the company performed in accordance with the earnings forecasts of management and an assumed level of expense savings was achieved. Wheat First then estimated the terminal values for Regency Common Stock at the end of the period by applying multiples ranging from 14x to 16x projected earnings in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 14% to 16%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Regency Common Stock. This discounted dividend analysis indicated reference ranges of between $11.85 and $14.41 per share for Regency Common Stock. These values compare to the implied consideration to be offered by MainStreet to Regency in the Merger of $13.00 based on the market value of MainStreet Common Stock on October 24, 1997.

         In connection with its written opinion as of the date hereof, Wheat First confirmed the appropriateness of its reliance on the analyses used to render its October 27, 1997, opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

         No company or transaction used as a comparison in the above analysis is identical to Regency, MainStreet or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

         The Wheat First opinion is dated as of the date of this Proxy Statement/Prospectus and is based solely upon the information available to us and the economic, market and other circumstances as they existed as of such date. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof.

         As compensation for Wheat First's services, the Company has agreed to pay Wheat First advisory fees which aggregate to approximately $219,000. Regency has agreed also to reimburse Wheat First for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the Merger is consummated. Regency has further agreed to indemnify Wheat First against certain liabilities, including certain liabilities under federal securities laws. The payment of the above fees is not contingent upon Wheat First rendering a favorable opinion with respect to the Merger.

Determination of Exchange Ratio

         Each share of Regency Common Stock issued and outstanding at the Merger Effective Date, other than shares as to which appraisal rights have been duly exercised, shall automatically, and without any action by the holder thereof be converted into a number of shares of MainStreet Common Stock equal to the quotient of $13.00 divided by the average of the bid/ask price for MainStreet Common Stock as reported on the Nasdaq Stock Market for each of the 20 trading days preceding the tenth calendar day prior to the Merger. If such quotient is less than 0.406, the Exchange Ratio shall be 0.406. If such quotient is greater than 0.500, the Exchange Ratio shall be 0.500. The minimum and maximum exchange ratios have no application unless the average MainStreet share price is below $26 or above $32 per share. All such shares of MainStreet Common Stock shall be validly issued, fully paid and nonassessable.

         The Exchange Ratio at the Merger Effective Date shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of MainStreet Common Stock, any dividend payable in MainStreet Common Stock, or any capital reorganization involving the reclassification of MainStreet Common Stock subsequent to the date of the Merger Agreement.

         As of the Merger Closing, all Employee Options to purchase shares of Regency Common Stock which are then outstanding and unexercised shall automatically be converted into and become options with respect to MainStreet Common Stock adjusted to reflect the Exchange Ratio, and subject to the MainStreet Stock Option Plan. In addition, all Directors Options outstanding at the Merger Effective Date will be exchanged for MainStreet Common Stock as set forth in the Agreement. See "The Merger -- Exchange of Directors' Options."

Merger Effective Date

         Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the time the SCC issues a certificate of merger reflecting the Merger (the "Merger Effective Date"). The Merger Effective Date is expected to occur by early March, or as soon thereafter as is practicable. Either Regency or MainStreet may terminate the Merger Agreement if the Merger has not been consummated by June 30, 1998.

         Until the Merger Effective Date, Regency shareholders will retain their rights as shareholders to vote on matters submitted to them by Regency's Board.

Exchange of Regency Common Stock for MainStreet Common Stock

         After the Merger Effective Date, each holder of a certificate theretofore representing outstanding shares of Regency Common Stock, upon surrender of such certificate to Registrar & Transfer Company, Post Office Box 1010, Cranford, New Jersey (which shall act as exchange agent) (the "Exchange Agent"), accompanied by a Letter of Transmittal shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of MainStreet Common Stock for which shares of Regency Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided plus cash in lieu of any fractional share. Until so surrendered, each outstanding certificate which, prior to the Merger Effective Date, represented Regency Common Stock will be deemed to evidence the right to receive the number of full shares of MainStreet Common Stock into which the shares of Regency Common Stock represented thereby may be converted, and, after the Merger Effective Date, will be deemed for all corporate purposes of MainStreet to evidence ownership of the number of full shares of MainStreet Common Stock into which the shares of Regency Common Stock represented thereby were converted. Until such outstanding certificates formerly representing Regency Common Stock are surrendered, no dividend payable to holders of record of MainStreet Common Stock for any period as of any date subsequent to the Merger Effective Date shall be paid to the holder of such outstanding certificates in respect thereof. After the Merger Effective Date there shall be no further registry of transfer on the records of Regency of shares of Regency Common Stock. If a certificate representing such shares is presented to the Exchange Agent, it shall be canceled and exchanged for a certificate representing shares of MainStreet Common Stock as herein provided. MainStreet will also issue a certificate in exchange for shares evidenced by lost certificate(s) provided the record owner thereof provides MainStreet with such substantiation, indemnification and security as MainStreet may reasonably require.

         Upon surrender of certificates of Regency Common Stock in exchange for MainStreet Common Stock, there shall be paid to the recordholder of the certificates of MainStreet Common Stock issued in exchange thereof (i) the amount of dividends theretofore paid with respect to such full shares of MainStreet Common Stock as of any date subsequent to the Merger Effective Date which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Merger Effective Date, but prior to surrender, and payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

Lock-Up Option

         In addition to the Merger Agreement, Regency and MainStreet have entered into an agreement, dated as of October 27, 1997 providing for MainStreet to have an option to purchase the Common Stock of Regency under certain conditions (the "Lock-Up Option"). Specifically, the Lock-up Option provides that MainStreet shall have the option to purchase up to 276,430 of the issued and outstanding shares of Regency's Common Stock at a price of $10.00 per share. The Lock-up Option is exercisable only under limited circumstances.

         The Lock-up Option provides that MainStreet has an option to purchase Regency Common Stock only upon the occurrence of the following events: (i) Regency enters into an agreement with a third party to engage in a merger, consolidation, sale of substantially all of its assets, or sale of securities representing 20% or more of the voting power of Regency; or (ii) a third party acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of outstanding Regency Common Stock. MainStreet's right to exercise the Lock-up Option has not been triggered as of the date of this Proxy Statement/Prospectus.

Business of Regency Pending the Merger

         Regency has agreed that prior to the Merger Effective Date, it will operate its business substantially as presently operated and in the ordinary course, and, consistent with such operation, will use its best efforts to preserve intact its present business organization and relationships with persons having business dealings with it. The Agreement contains a description of certain specified actions to be taken or refrained from by Regency in satisfying this undertaking.

         Regency further has agreed that, prior to the Merger Effective Date, it will consult and reasonably cooperate with MainStreet regarding credit, investment, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves), all with the objective of becoming consistent on a mutually satisfactory basis with MainStreet and generally accepted accounting principles prior to the Merger Effective Date. See Paragraph (K) of Article V of the Merger Agreement.

Conditions to Consummation of the Merger

         Consummation of the Merger is conditioned upon the approval of the holders of at least a majority of the outstanding Regency Common Stock entitled to vote at the Special Meeting. The Merger must be approved by the Federal Reserve Board and the SCC, applications for which have been or will be filed and approvals for which are expected to be received. See "The Merger -- Interests of Certain Persons in the Merger." The obligations of Regency and MainStreet to consummate the Merger are further conditioned upon the satisfaction of terms and conditions contained in the Merger Agreement usual for transactions of this type, including continued accuracy of certain representations and warranties made by Regency and MainStreet, the absence of material adverse change in Regency's and MainStreet's businesses, the receipt of legal and accounting opinions, and the transaction being accounted for as a pooling of interests. See
Article VI of the Merger Agreement.

Termination

         The Agreement will be terminated, and the Merger abandoned, if shareholders of Regency do not approve the Merger. Notwithstanding such approval by such shareholders, the Merger Agreement also may be terminated at any time prior to the Merger Effective Date by mutual consent, upon breach of the Merger Agreement, if the Merger is not effective by June 30, 1998, and upon the occurrence of certain other events specified in the Merger Agreement. See
Article VII of the Merger Agreement.

Accounting Treatment

         MainStreet and Regency have agreed to use their best efforts to cause the Merger to be accounted for as a "pooling of interests" and this accounting treatment is a condition to MainStreet's obligation to complete the Merger.

Interests of Certain Persons in the Merger

         Certain members of the Regency Board and Regency management may be deemed to have interests in the Merger in addition to their interests as shareholders of Regency generally. These include, among other things, indemnification and directors' and officers' liability insurance for Regency directors and officers, eligibility of Regency employees for certain MainStreet employee benefits, exchange of Regency Directors Options in return for shares of MainStreet Common Stock and the conversion of Regency Employee Options into options with respect to MainStreet Common Stock. In each case, Regency's Board was aware of their potential interests, and considered them before approving the Merger Agreement and the transactions contemplated thereby.

         The Directors of the Bank are expected to continue to serve on the Bank's Board and Board Committees. Such directors are expected to continue to receive fees for serving as members of the Bank's Board of Directors and its Committees. However, one present Regency Director selected by Regency (with MainStreet's consent) will resign from the Regency Board and be appointed to the MainStreet Board.

         Other than as set forth above and elsewhere herein, no director or executive officer of Regency or MainStreet has any direct or indirect material interest in the Merger, except in the case of directors and executive officers of Regency insofar as ownership of Regency Common Stock and Directors Options might be deemed such an interest.

Combination of Regency with Hanover Bank

         MainStreet has an affiliate bank that operates in the Richmond, Virginia market. Hanover Bank ("Hanover") was incorporated under the laws of Virginia in 1988 and was acquired in 1996. At September 30, 1997, it had assets of $144.6 million. Hanover's main office is located in Mechanicsville, and it has four branches in Hanover and Henrico counties.
Its primary service area has a population of 305,000.

         MainStreet contemplates that Hanover Bank will be combined with Regency Bank following the Merger Effective Date in order to give MainStreet a larger and more competitive presence in the Richmond Virginia market. It is expected that the combination will completed by June 30, 1998 and the surviving bank will operate under the name, MainStreet Bank.

Indemnification; Liability Insurance

         MainStreet agrees that for the period of the relevant statute of limitations but in no event less than six years following the Merger Effective Date, it shall cause Regency and any successor thereto to indemnify and hold harmless any person who has rights to indemnification from Regency to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Regency's Bylaws as in effect on the date of the Merger Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Merger Effective Date (regardless of whether a claim is asserted in connection therewith on or prior to the Merger Effective Date or thereafter), as detailed in Paragraph K of Article VIII of the Merger Agreement. MainStreet shall use its reasonable best efforts to provide coverage to the officers and directors of Regency under MainStreet's policy or policies of directors' and officers' liability insurance on the same or substantially similar terms then in effect for the directors and officers of MainStreet as further detailed in Paragraph K of Article VIII of the Merger Agreement.

         Additionally, Regency shall have the power to indemnify its directors and officers against liability for acts or omissions before the Merger Effective Date to the extent permitted under Virginia law.

Employee Benefits

         Upon consummation of the Merger, as soon as administratively practicable employees of Regency shall be entitled to participate in MainStreet's pension, severance, benefit and similar plans on the same terms and conditions as employees of MainStreet and its subsidiaries. Employees of Regency shall be given full credit for past service with Regency for purposes of eligibility and vesting in the MainStreet 401(k) plan. MainStreet shall cause Regency to honor in accordance with their terms as in effect on the date hereof, or as amended after the date hereof with the prior written consent of MainStreet, all employment, severance, consulting and other compensation contracts and agreements executed in writing by both Regency on the one hand and any individual current or former director, officer or employee thereof on the other hand.

Exchange of Directors Options

         As of a date which is no later than 30 days before the Merger Closing, Regency shall enter into a written agreement with each holder of a Directors Option for the express benefit of and reasonably satisfactory to MainStreet to exchange such Directors Options as of the Merger Closing, in full satisfaction of the optionee's rights under such Directors Option for that number of shares of MainStreet Common Stock equal to the quotient obtained by dividing (y) the difference between $13.00 minus the price per share at which the director could have exercised his option rights under the terms of his Director Option ("Strike Price"), by (z) the Average MainStreet Share Price ("Option Ratio"). If the Option Ratio computed in accordance with the immediately preceding sentence is less than the ratio ("Bottom Ratio") obtained by dividing (y) the difference between $13.00 minus the Strike Price, by (z) $32.00, the Option Ratio shall be the Bottom Ratio; if the Option Ratio computed in accordance with the immediately preceding sentence is greater than the ratio ("Top Ratio") obtained by dividing (y) the difference between $13.00 minus the Strike Price, by (z) $26.00, the Option Ratio shall be the Top Ratio. See "Summary -- Terms of the Merger."

Certain Federal Income Tax Consequences

         MainStreet and Regency have received an opinion from Flippin, Densmore, Morse, Rutherford & Jessee, counsel for MainStreet, dated the date of this Proxy Statement/Prospectus to the effect that, for federal income tax purposes:

         1. The Merger will constitute a "reorganization" within the meaning of
Section 368 of the Code.

         2. No gain or loss will be recognized by MainStreet or Regency as a result of the Merger.

         3. No gain or loss will be recognized by Regency shareholders as a result of the exchange of Regency Common Stock for MainStreet Common Stock pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of a fractional share of MainStreet Common Stock.

         4. A Regency shareholder who receives cash in lieu of a fractional share of MainStreet Common Stock will be treated as if the fractional share of MainStreet Common Stock had been issued and then redeemed by MainStreet. If the deemed redemption distribution is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code, then the Regency shareholder will be treated as receiving a distribution in redemption of such fractional share, subject to the provisions and limitations of Section 302 of the Code. If the deemed redemption distribution is essentially equivalent to a dividend, then the Regency shareholder will be treated as receiving a dividend distribution under Section 301(c)(1) of the Code, as provided in Section 302(d) of the Code.

         5. A dissenting Regency shareholder who receives solely cash in exchange for his Regency Common Stock will be treated as receiving a distribution in redemption of his Regency Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         6. The aggregate tax basis of MainStreet Common Stock received by Regency shareholders who exchange their Regency Common Stock for MainStreet Common Stock will be the same as the aggregate tax basis of Regency Common Stock surrendered in exchange therefor reduced by any amount allocable to fractional share interests for which cash is received if the receipt of cash is treated as a distribution in redemption of a fractional share rather than as a receipt of a dividend distribution.

         7. The holding period of MainStreet Common Stock received by Regency shareholders will include the period during which Regency Common Stock surrendered in exchange therefor was held by such Regency shareholders, provided the Regency Common Stock was held as a capital asset on the date of the exchange.

         The opinion is based on certain customary assumptions and representations made by duly authorized officers of MainStreet and Regency regarding, among other things, the lack of previous dealings between MainStreet and Regency, the existing and future ownership of MainStreet and Regency Common Stock and the future business plans of MainStreet. The opinion is not binding on the Internal Revenue Service, any tax authority or any court. No assurance can be given that a position contrary to that expressed in the opinion will not be asserted by the Internal Revenue Service or any tax authority or that such contrary position will not prevail. The opinion does not address all aspects of Federal income taxation that may be relevant to particular holders of Regency Common Stock and the opinion may not be applicable to holders of Regency Common Stock that are not citizens or residents of the United States or to holders of options or warrants. The opinion does not address the effect of any applicable foreign, state, local or other tax laws. Receipt of substantially the same opinion as of the Merger Effective Date is a condition to consummation of the Merger.

         The federal income tax consequences discussed above are necessarily general as to the various shareholders of Regency. The tax consequences to any particular shareholder may depend on the shareholder's circumstances. Regency shareholders are urged to consult their own tax advisors with regard to federal, foreign, state and local tax consequences.

Certain Differences in Rights of Shareholders

         Both MainStreet and Regency are corporations subject to the provisions of the Virginia SCA. Shareholders of Regency, whose rights are governed by Regency's Articles of Incorporation and Bylaws, will, upon consummation of the Merger, become shareholders of MainStreet. The rights of the former Regency shareholders will then be governed by the Articles of Incorporation and Bylaws of MainStreet.

         There are no material differences between the rights of a Regency shareholder under Regency's Articles of Incorporation and Bylaws, on the one hand, and the rights of an MainStreet shareholder under the Articles of Incorporation and Bylaws of MainStreet, on the other hand, except as disclosed in the section "Comparative Rights of Shareholders."

Dissenters' Appraisal Rights

         A shareholder of Regency Common Stock who objects to the Merger (a "Dissenting Shareholder") and who complies with provisions of Article 15 of Title 13.1 of the Virginia SCA ("Article 15") may demand the right to receive a cash payment, if the Merger is consummated, for the fair value of his or her stock immediately before the Merger Effective Date, exclusive of any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable. In order to receive payment, a Dissenting Shareholder must deliver to Regency before the vote is taken at the Special Meeting a written notice of intent to demand payment for his or her shares if the Merger is effectuated (an "Intent to Demand Payment') and must not vote his or her shares in favor of the Merger. The Intent to Demand Payment should be delivered to Merlin A. Henkel, President, Regency Financial Shares, Inc., 1011 E. Main Street, Richmond, Virginia 23219. A VOTE AGAINST THE MERGER WILL NOT ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

         A shareholder of record of Regency Common Stock may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Regency in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder of Regency Common Stock may assert dissenters' rights as to shares held on his behalf by a shareholder of record only if (i) he submits to Regency the record shareholder's written consent to the dissent not later than the time when the beneficial shareholder asserts dissenters' rights, and (ii) he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         Within 10 days after the Effective Date, Regency is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Shareholder who has filed an Intent to Demand Payment and who has not voted such shares in favor of the Merger. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Demand") shall be sent and where and when stock certificates shall be deposited; (ii) supply a form for demanding payment; (iii) set a date by which Regency must receive the Payment Demand; and (iv) be accompanied by a copy of Article 15. A Dissenting Shareholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his or her stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As a part of the Payment Demand, the Dissenting Shareholder must certify whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed Merger (the "Announcement Date"), which was October 27, 1997. Regency will specify the Announcement Date in the Dissenter's Notice.

         Except with respect to shares acquired after the Announcement Date, Regency shall pay a Dissenting Shareholder the amount Regency estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the Dissenting Shareholder's Payment Demand. As to shares acquired after the Announcement Date, Regency is only obligated to estimate the fair value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Shareholder conditioned upon the Dissenting Shareholder's agreement to accept it in full satisfaction of his or her claim.

         If a Dissenting Shareholder believes that the amount paid or offered by Regency is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, that Dissenting Shareholder may notify Regency of his or her own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Estimate and Demand"). The Dissenting Shareholder must notify Regency of the Estimate and Demand within 30 days after the date Regency makes or offers to make payment to the Dissenting Shareholder.

         Within 60 days after receiving the Estimate and Demand, Regency must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or Regency must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against Regency, except that the court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith in demanding payment of the Estimate and Demand.

         The foregoing discussion is a summary of the material provisions of
Article 15. Shareholders are strongly encouraged to review carefully the full text of Article 15, which is included as Annex C to this Proxy Statement/Prospectus. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his or her Dissenting Shareholder's rights. Any shareholder who intends to dissent from the Merger should review the full text of those provisions carefully and also should consult with his or her attorney. No further notice of the events giving rise to dissenters rights or any steps associated therewith will be furnished to Regency shareholders, except as indicated above or otherwise required by law.

         Any Dissenting Shareholder who perfects his right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his or her shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Merger - Certain Federal Income Tax Consequences."

        REGENCY'S BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AGREEMENT.

                          MARKET PRICES AND DIVIDENDS

Market Prices

         MainStreet Common Stock is traded on the Nasdaq Stock Market under the symbol "MSBC." The following table sets forth for the periods indicated the high and low closing prices per share of MainStreet Common Stock as reported on the Nasdaq Stock Market, and the cash dividends paid per share of MainStreet Common Stock. Information in the table gives effect to a 2-for-1 stock split in the form of a stock dividend effective March 4, 1996. Price Range

                                                   High       Low     Dividends
1996
         First Quarter......................      $17.00    $12.75       $.11
         Second Quarter.....................       17.00     15.50        .11
         Third Quarter......................       19.50     16.25        .13
         Fourth Quarter.....................       19.50     16.75        .14

1997
         First Quarter......................       23.25     18.00        .14
         Second Quarter ....................       28.00     18.75        .14
         Third Quarter......................       29.50     24.75        .14
         Fourth Quarter.....................       30.25     26.375       .15

1998
         First Quarter (through Jan. 20)           28.9375   26.75         --

As of September 30, 1997 there were approximately 3,524 holders of record of the outstanding shares of MainStreet Common Stock.

         On October 24, 1997, the last trading day before public announcement of the Merger, the closing price per share of MainStreet Common Stock on the Nasdaq Stock Market was $28.3125. On January 20, 1998, the latest practicable date prior to the date of the Proxy Statement/Prospectus, the closing price per share of MainStreet Common Stock on the Nasdaq Stock Market was $28.53.

         There is no established public market for Regency Common Stock. It is quoted on the OTC Bulletin Board under the symbol "RGFN" and is traded on a limited basis. The following table sets forth for the periods indicated the high and low closing prices per share of Regency Common Stock as reported on the OTC Bulletin Board, and the cash dividends paid per share of Regency Common Stock, adjusted for the 10% stock dividend paid in 1996.

                                                            Price Range

                                                   High       Low     Dividends
1996
         First Quarter......................       $6.53     $ 5.68      --
         Second Quarter ....................        6.563      5.75      --
         Third Quarter......................        6.50       5.75      --
         Fourth Quarter.....................        6.50       5.875     --

1997
         First Quarter......................        6.75       5.875   $.14
         Second Quarter ....................        7.25       6.00      --
         Third Quarter......................        7.375      6.75      --
         Fourth Quarter.....................       11.50       6.75      --

1998
         First Quarter (through Jan. 20)

Regulatory Restrictions on Dividends

         The payment of future dividends will depend upon future earnings of MainStreet, its financial condition and other relevant factors, including the amount of dividends payable to MainStreet by the MainStreet Banks. Various federal and state laws, regulations and policies limit the ability of MainStreet's subsidiary banks to pay dividends to MainStreet, which affects MainStreet's ability to pay dividends to shareholders.

         MainStreet is a legal entity separate and distinct from its subsidiaries, and its revenues depend primarily on the payment of dividends from its affiliate banks. MainStreet's affiliate banks and Regency Bank are subject to certain legal restrictions on the amount of dividends they are permitted to pay to MainStreet (or shareholders in the case of Regency Bank). For example, a Virginia chartered bank, of which there are eight within the MainStreet system, is prohibited from paying a dividend that would impair its paid-in capital. In addition, the SCC may limit the payment by any Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

         Under current federal law, insured depository institutions, such as MainStreet's affiliate banks and Regency Bank, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is defined in federal law). Based on their current financial condition, MainStreet does not expect that this provision will have any impact on its ability to obtain dividends from its affiliate banks.

         As a result of these legal restrictions, there can be no assurance that dividends would be paid in the future by MainStreet affiliate banks. The final determination of the timing, amount and payment of dividends on MainStreet Common Stock is at the discretion of MainStreet's Board of Directors and will depend upon the earnings of MainStreet and its subsidiaries, principally its affiliate banks, the financial condition of MainStreet and other factors, including general economic conditions and applicable governmental regulations and policies. See "Comparative Rights of Shareholders -Dividends and Other Distributions."

                         REGENCY FINANCIAL SHARES, INC.

History and Business

         Regency Bank was organized and chartered under the laws of the Commonwealth of Virginia in 1986 and commenced operation on June 1, 1987. In 1989, Regency Bank reorganized into a one-bank holding company structure, forming Regency Financial Shares Incorporated as Regency Bank's parent holding company. Regency Bank is a Virginia-chartered bank and a member of the Federal Reserve System. Its deposits are FDIC-insured, and Regency Bank is subject to supervision, examination and regulation by the Federal Reserve and the Virginia Bureau of Financial Institutions.

         Regency is a locally-owned commercial bank oriented toward meeting the financial needs of successful individuals. The targeted market includes private investors and professionals and business owners, as well as their practices and businesses. Regency Bank provides high quality, personal service and a broad range of personal and commercial financial services including checking, savings, time deposits, investment accounts and cash management. Regency Bank's lending activities include time, term and demand loans for both commercial and consumer clients, including equity lines of credit, home mortgages, and revolving credit lines including Visa accounts. Merchant card services, trust services, access to the HONOR/CIRRUS network, and a discount brokerage are also among the services provided by Regency Bank.

         Regency Bank has three banking offices; 1009 East Main Street and 6201 River Road in Richmond, Virginia, and 2500 Promenade Parkway in Chesterfield County, Virginia.

         As of September 30, 1997, Regency Bank had the equivalent of 27 full-time employees. None of its employees are represented by any collective bargaining unit. Regency considers relations with its employees to be good.

Lending Activities

         General. Regency Bank's lending activity extends across its primary service area of metropolitan Richmond, Virginia. Regency Bank makes commercial loans to small and medium-sized businesses and professional practices within its primary service area. It also extends consumer loans to professionals and other individuals in the Richmond market. Consistent with its focus on providing community-based financial services, Regency Bank generally does not make loans to borrowers outside its primary service area.

         The principal economic risk associated with each of the categories of loans in Regency Bank's portfolio is the creditworthiness of its borrowers. Within each category, such risk is increased or decreased depending on prevailing economic conditions. In an effort to manage the risk, Regency Bank's policy gives loan amount approval limits to individual loan officers based on their level of experience. The risk associated with consumer loans to individuals varies based upon employment levels, consumer confidence, fluctuations and value of collateral and other conditions that affect the ability of consumers to repay indebtedness. The risk associated with commercial loans varies based upon the strength and activity of the local economy of Regency Bank's market area as well as trends within certain industries.

         While Regency Bank does not monitor or track specific economic data from any particular source, it does rely on information contained in local, regional and national publications dealing with economic activity, consumer confidence, employment trends, residential and commercial real estate sales, business relocations and certain industry trends. In addition, Regency Bank's directors, officers and staff members are involved in a wide variety of local business, civic and charitable organizations which provide overall monitoring of the general direction and developing trends that affect the business climate of the region.

         Commercial Real Estate Lending. Regency Bank provides permanent mortgage financing for a variety of commercial projects but attempts to concentrate its efforts on owner-occupied projects. From time to time in the normal course of business, Regency Bank will provide a limited amount of financing for income producing, non-owner occupied projects which meet all the guidelines established by loan policy. These loans generally do not exceed 75% of current appraised or market value, whichever is lower, and are written on terms which provide for a maturity provision or interest rate adjustment available from three to five years from the note date.

         Consumer Lending. Regency Bank currently offers most types of consumer demand, time and installment loans, including automobile loans and home equity lines of credit. Residential mortgage loans to individuals secured by their primary residences are offered as well. Regency Bank also offers revolving lines of credit secured by other assets with defined loan to collateral value ratios.

         Commercial Business Lending. As a full-service community bank, Regency Bank makes commercial loans to qualified small businesses and professional groups in Regency Bank's market area. To manage the risks associated with such loans, Regency Bank generally secures appropriate collateral and carefully monitors the financial condition of its business borrowers and guarantors and the concentration of such loans in Regency Bank's portfolio. Consumer loans generally are made on the basis of the borrower's ability to make repayment from employment and other income and are secured by real estate or other personal assets whose value tends to be easily ascertainable. In contrast, commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral for secured commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate.

         Credit Evaluation and Loan Underwriting. Regency Bank places priority on meeting the borrowing requirements of its credit-worthy clients. Customers are granted loans when their requests meet the established requirements, and there are sufficient funds available to satisfy the demand. General economic conditions in the trade area, loan demand and yield opportunities will be the principal determinants of loan levels within the categories previously noted. Regency Bank's underwriting practices, which are consistently applied, involve investigation of sources of income, employment history, details of existing debt, obtaining a credit report and compiling a summary of the borrower relative to all of these areas. A loan application or financial statement is required on all consumer borrowers and individual guarantors. A minimum of two years of financial statements, which include balance sheets and profit and loss statements, is required to evaluate the commercial applicant's cash flow and ability to service debt. The primary source of repayment is always the ability to pay from operations with the secondary sources usually being collateral and guarantors. The debt service to gross income ratio acceptable for consumer loans is generally 40%. Commercial loans require sufficient debt service coverage, generally 1.25 times debt service.

Competition

         The financial services industry is extremely competitive in Regency Bank's market area. The Richmond metropolitan market is served by several large superregional commercial banking institutions, as well as by several mid-sized regional commercial banks, other community banks and savings institutions. Additional competition for deposit products and investment services comes from major brokerage firms and investment management companies.

Management

         The executive officer of Regency is Merlin A. Henkel,
President, Chief Executive Officer and Director. The following table lists the principal officers of Regency Bank and the capacity in which they serve.



Name (and Age)                             Present Position
-------------                              ----------------

Merlin A. Henkel (42)                      President and Chief Executive Officer, employed since 1989

Don S. Garber (58)                         Senior Vice President and Cashier, employed since 1994



Ownership of Regency Common Stock

         The following table sets forth, as of the record date, certain information as to the shares of Regency Common Stock beneficially owned by (i) the only persons or entities, who or which was known to Regency to be the beneficial owner of more than 5% of the issued and outstanding Regency Common Stock, (ii) each director of Regency, and (iii) all directors and executive officers of Regency as a group.

                                                 Amount and Nature of
                                                 Beneficial Ownership   Percent
    Name of Beneficial Owner                            (1)             of Class
                                                  -------------------   --------

       Myron H. Reinhart
       Richmond, Virginia........................      271,402  (2)      14.4%

    Directors and Executive Officers:
       C. Leland Bassett.........................       39,773  (3)       3.0%
       Merlin A. Henkel..........................       27,182  (4)       2.0%
       Frank B. Miller...........................       10,320               *
       Lee A. Putney.............................       25,171  (3)       1.9%

    All directors and executive officers
       of Regency as a group (5 persons).........      102,446  (4)       7.6%
-----------------

* Represents less than 1% of Regency Common Stock.

(1) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2) Includes 80,691 shares that do not have voting rights in accordance with Virginia's Control Share Acquisitions Statute. Under this statute, when shares of a Virginia corporation with more than 300 shareholders are acquired within certain ownership ranges (20% to 33 1/3%, 33 1/3% to 50%, and 50% or more), the acquiring shareholder automatically loses the right to vote any shares within that range, as well as any shares acquired within 90 days before crossing the threshold, unless voting rights are granted by resolution adopted by shareholders.

(3)  Includes shares held by or jointly with spouse.

(4) Includes 26,698 shares that may be acquired by Mr. Henkel pursuant to currently exercisable options granted to him under the Regency Incentive Stock Option Plan.

     Beginning in October 1992, Myron H. Reinhart, a private investor in Richmond, Virginia, began to acquire shares of Regency Common Stock on the open market. Through February, 1996, the date of his last acquisition, Mr. Reinhart had acquired 271,402 shares of Common Stock, or approximately 21% of Regency's outstanding shares as of that date. Upon learning of Mr. Reinhart's holdings in March 1996, Regency and Mr. Reinhart entered into discussions that resulted in
(i) Mr. Reinhart applying to, and securing the approval of, the Board of Governors of the Federal Reserve System to exceed a 10% ownership interest in Regency and (ii) Mr. Reinhart and Regency entering into a three-year Standstill Agreement (the "Standstill Agreement"). The Standstill Agreement provides that Mr. Reinhart will continue to remain a passive investor in Regency. In particular, Mr. Reinhart agreed to vote his shares for the director nominees designated by the Board, not to seek to exercise any control over the management, Board of Directors (including the composition thereof), business or policies of Regency. The Standstill Agreement further provides that Mr. Reinhart will not make any proposal with respect to a merger or other business combination, sale or transfer of assets or other extraordinary corporate transaction involving Regency, or any other transaction designed to result in a change of control of Regency, or solicit or encourage any other person to make any such proposal. In addition, Mr. Reinhart agreed to certain voting and transfer restrictions. The Standstill Agreement also prohibits Mr. Reinhart from acquiring additional shares that, in the aggregate, exceed 3% of the then outstanding shares of Regency Common Stock.

         Regency has an employment agreement with Mr. Henkel that becomes effective upon a change in control of Regency. Pursuant to the terms of the agreement, Regency or its successor will continue Mr. Henkel's employment for a term of 36 months beginning the month after the date of a "change in control" as defined in the agreement. Mr. Henkel will retain commensurate authority and responsibilities and compensation benefits during the contract term as he had prior to the change in control. According to the agreement, he will receive a base salary at least equal to the immediate prior year and bonuses at least equal to the average of the bonuses paid for each of the two years prior to the change in control.

         If Mr. Henkel's employment is terminated during the 36-month period following a change in control other than for cause or disability as defined in the agreement, or if he should terminate employment because (i) a material term of the contract is breached by Regency or its successor or (ii) Mr. Henkel terminates the agreement during the 45-day period immediately following the first anniversary of the date on which a change in control occurred, he is entitled to certain compensation. The compensation includes a lump sum payment of (a) his base salary through the date of termination, (b) the amount of any incentive payment or bonus earned but not paid, if any, and (c) any benefits or awards under certain compensation plans, that have been earned or become payable but not paid, if any. In lieu of any further salary payments after the date of termination, Mr. Henkel is entitled to an amount equal to 2.9 times the combined sum of (i) his annual base salary in effect on the date of termination and (ii) the average of the bonuses received by him for each of the two years prior to the date of termination.

         Mr. Henkel will also be entitled to the continuation of his medical, insurance and other benefits for 24 months after the date of termination or until he receives comparable benefits from a new employer.


         Regency also has an agreement with Don S. Garber, Chief Financial Officer of Regency, that contains similar features. The consummation of the Merger will trigger the change of control provisions of the named officers' agreements, however no termination of either of the officers is contemplated at this time.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of Regency. This discussion and analysis should be read in conjunction with the financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus.

Years Ended December 31, 1996 and 1995

Overview

         Net income for 1996 was $743,992 compared to $704,129 in 1995, an increase of $39,863, or 5.7%. This 1996 income equates to a return on average assets and a return on average equity of 1.15% and 11.11%, respectively. These ratios for 1995 were 1.20% and 12.21% for the return on average assets and the return on average equity, respectively. The earnings per share for 1996 was $.56 compared to $.59 for 1995. Net interest income increased over the prior year which was the primary factor for the increase in net income. Noninterest income increased slightly while noninterest expense also increased. Included in noninterest expense were nonrecurring expenses associated with the opening of an additional branch along with a one time charge of $29,114 from the FDIC for the recapitalization of the Savings Association Insurance Fund ("SAIF"). Excluding the one time SAIF fee, net income would have increased 8.4%, after tax, in 1996 over 1995.

Net Interest Income

         Net interest income represents the principal source of earnings for Regency. Net interest income equals the amount by which interest income exceeds interest expense. Changes in the volume and mix of interest-earning assets and interest bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.

         The general level of interest rates declined in the first quarter of 1996 as the Federal Reserve eased monetary policy. The prime rate decreased in tandem with the drop in short-term interest rates. This drop in rates was the primary cause of the decline in the net interest margin from 5.01% in 1995 to 4.94% in 1996. Average interest-earning assets for 1996 increased to $61.5 million from $56.0 million for 1995. This favorable growth in interest-earning assets, partially offset by the compression in the net interest margin, caused the increase in net interest income of $230,525 for the year ended December 31, 1996 in comparison to 1995.

Provision for Loan Losses

         The provision for loan losses is charged to earnings for the purpose of establishing an allowance for loan losses. Losses are, in turn, charged to this allowance rather than being reported as a direct expense. In 1996, $58,697 was expensed as a loan loss provision compared to $88,000 in 1995.



Noninterest Income

         Noninterest income was $164,645 in 1996 compared to $127,197 in 1995, an increase of $37,448, or 29.4%. This increase was due to increases in service charges on deposit accounts and other fees and commissions.

Noninterest Expense

         Total noninterest expense for 1996 was $2.0 million compared to $1.8 million in 1995, an increase of $.2 million, or 14.1%. Salaries and wages expense for 1996 increased $128,239, or 14.24% over the same expenses in 1995 and other expenses increased $112,928, or 19.11% over the 1995 expenses. The contributing factor to both increases was the opening of an additional branch in 1996. Also, there was a one time charge of $29,114 from the FDIC for recapitalization of the SAIF fund.

BALANCE SHEET

Investment Portfolio

         All securities at December 31, 1996 and December 31, 1995 are held in the available for sale category. These securities are carried at market value on the balance sheet. The market values at December 31, 1996 and 1995 were $14.3 and $14.5, respectively. Amortized costs at December 31, 1996 and December 31, 1995 were $14.3 million. The primary investments are in U. S. Governments and U. S. Agencies.

Loans and Credit Quality

         Loans were $48.2 million at December 31, 1996 compared to $42.0 at December 31, 1995. Average loans for 1996 were $44.7 million, up from the $40.0 million for 1995. Unfunded commitments were $11.3 million at December 31, 1996 and 1995. The loan portfolio consists predominantly of extensions to professionals and small businesses. There is no concentration of credit nor any reliance on a particular segment of the economy as a repayment source or stimulus for loan demand. Diversification is reflected in the collateral taken for loans, which includes liens taken on commercial real estate, marketable securities and business assets.

         Loans secured by real estate consist of a portfolio of predominately 1-4 single family residential loans, which are primarily purchase money loans or revolving equity lines of credit to consumers for their primary residences. Such loans at December 31, 1996 were 32.0% of the total loan portfolio. Commercial loans and lines of credit were 57.72% of the total loan portfolio at December 31, 1996 while consumer loans were 10.28% of the loan portfolio at December 31, 1996.

         Consistent with its focus on providing financial services to the local community, Regency generally does not make loans outside its defined lending area. Regency maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals.

         The following Table 1 describes the loan portfolio detail by category for the periods presented:


                                                                Table 1. Loan Portfolio
                                                                  (dollars in thousands)
                                                                        December 31,

                                                -----------------------------------------------------------------------
                                                   1996           1995          1994           1993           1992
                                                ------------  -------------  ------------   ------------  -------------

Commercial                                   $       27,812 $       23,253 $      20,865 $       29,784 $       23,148
Real estate                                          15,416         14,702        15,676          5,409          7,434
Consumer/Installment                                  4,953          4,063         3,540          2,922          3,645
                                                ------------  -------------  ------------   ------------  -------------
Total loans                                  $       48,181 $       42,018 $      40,081 $       38,115 $       34,227
                                                ============  =============  ============   ============  =============


         The allowance for loan losses is an estimate of an amount adequate to provide for potential losses in the loan portfolio. The level of loan losses is affected by general economic trends as well as conditions affecting individual borrowers. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology, experience, and economic trends.

         At December 31, 1996 and 1995, the allowance for loan losses to loans, was 1.23% and 1.25%, respectively. Net charge-offs (recoveries) to average loans were (.02%) and .08% for the years ended December 31, 1996 and 1995, respectively. The following Table 2 details the activity in the allowance for loan losses for the periods presented:

                                    Table 2. Allowance for Loan Losses

                                                        Year ended December 31,
                              -----------------------------------------------------------------------------
                                 1996           1995            1994           1993             1992
                              -----------    -----------    -------------   ------------   ----------------
                                                         (dollars in thousands)


Balance, beginning of
period                          $    524       $    468         $    438       $    344           $    383
Loans charged-off:
   Commercial                          6             31               22             69                210
   Real estate construction           --             --               --             --                 --
   Real estate mortgage               --             --                9             --                 --
   Consumer                            6              3                7              5                  9
                              -----------    -----------    -------------   ------------   ----------------
   Total loans charged-off            12             34               38             74                219

Recoveries:

   Commercial                         22              2               --             68                  9
   Real estate construction           --             --               --             --                 --
   Real estate mortgage               --             --                8             --                 --
   Consumer                           --             --               --              1                 --
                              -----------    -----------    -------------   ------------   ----------------
   Total recoveries                   22              2                8             69                  9
                              -----------    -----------    -------------   ------------   ----------------

Net charge-offs                      (10)            32               30              5                210
(recoveries)
Provision for loan losses             59             88               60             99                171
                              ===========    ===========    =============   ============   ================
Balance, end of period         $     593       $    524         $    468       $    438           $    344
                              ===========    ===========    =============   ============   ================

Ratio of allowance for
loan losses to loans
outstanding at period end          1.23%          1.25%            1.17%          1.15%              1.01%

Ratio of net charge-offs
(recoveries) to average
loans outstanding during
period                           (0.02)%          0.08%            0.08%          0.02%              0.65%


         The following Table 3 shows the balance and percentage of Regency's allowance for loan losses allocated to each major category of loans. Regency has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the below categories of loans. The allocation of the allowance as shown in the table should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

<CAPTION

                                Table 3.  Allocation of Allowance for Loan Losses
                                              (dollars in thousands)
                                  December 31, 1996          December 31, 1995               December 31, 1994
                              --------------------------------------------------------------------------------------
                               Allowance  Percentage       Allowance    Percentage        Allowance    Percentage
                               for Loan    of Total        for Loan      of Total          for Loan     of Total
                                Losses     Allowance        Losses       Allowance          Losses      Allowance
                                -------   ----------       ---------    -----------       ----------   -----------

Balance at end of period
  applicable to:
Commercial                  $         399       67.28   $          357         68.10   $          331         70.60

Real Estate Construction               16        2.70               26          5.00                0          0.10
Real Estate Mortgage                   84       14.17               71         13.60               65         14.00
Consumer                               94       15.85               70         13.30               72         15.30
                              ------------------------   ----------------------------    ---------------------------
                            $         593      100.00  $           524        100.00   $          468        100.00
                              ========================   ============================    ===========================


         Nonperforming loans consist of loans 90 days past due and nonaccrual loans. Nonperfoming loans at December 31, 1996 and December 31, 1995 were $87 thousand and $21 thousand, respectively. The allowance for loan losses to nonperforming loans was 681.93% and 2,493.66% for December 31, 1996 and 1995, respectively. There were $216 thousand of restructured loans at December 31, 1996 that were not past due and no restructured loans at December 31, 1995. The following Table 4 details the nonperforming data for the years presented:




                                                 Table 4.  Nonperforming Assets
                                                         (dollars in thousands)
                                                               December 31,
                                    ----------    -------------------------------------------------------
                                      1996           1995          1994          1993           1992
                                    ----------    -----------   -----------   ------------   ------------


Nonaccrual loans                    $       -     $        -    $         -   $         -     $        -
Loans past due 90 days or more             87             21              -            12            952
                                    ----------    -----------   -----------   ------------   ------------

Total non-performing loans                 87             21              -            12            952
                                    ----------    -----------   -----------   ------------   ------------
                                            -              -              -             -            219
Other real estate owned             ----------    -----------   -----------   ------------   ------------


   Total nonperforming assets      $       87     $       21    $       -     $        12     $    1,171
                                    ==========    ===========   ===========   ============   ============
Allowance for loan losses
  to period end loans                    1.23 %         1.25 %        1.17 %         1.15 %         1.01 %
Allowance for loan losses
  to nonaccrual loans                     N/A            N/A           N/A            N/A            N/A
Non-performing assets to
  period end loans                        .18 %         0.05 %        0.00 %         0.03 %         3.42 %
Net charge-offs
  (recoveries) to average loans         (0.02) %        0.08 %        0.07 %         0.01 %         0.62 %


         Loans are placed on nonaccrual status when collection of interest and principal is doubtful, generally when loans become 90 days past due. There are three negative implications for earnings when a loan is placed on nonaccrual status. All interest accrued but unpaid at the date the loan is placed on nonaccrual status is either deducted from interest income or charged off as a loss. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for loan losses charged against earnings. During 1996 and 1995, additional interest income would have been recorded if nonaccrual loans had been current in accordance with their original terms of $5,500 and $49,300, respectively.

Other Assets

         Premises and equipment at December 31, 1996 were $1.1 million compared to $.2 million at December 31, 1995. This increase of $.9 million dollars was attributed to the opening of an additional branch in 1996.

Deposits

         Deposits provide funding for Regency's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense. Deposits at December 31, 1996 were $60.2 million, an increase of $7.3 million, or 13.9% over December 31, 1995 levels. The greatest increase at December 31, 1996 were in certificates of deposit $100,000 and over which rose $7.0 million, or 59.9% over the December 31, 1995 balance. The largest amount of Regency's deposits are higher yielding time deposits because most of its customers are individuals who seek higher yields than those offered on savings and demand accounts.

Short-term debt

         Short-term debt at December 31, 1996 was $4.2 million compared to $3.0 million at December 31, 1995, an increase of $1.2 million, or 40.2%. This short-term debt consisted of overnight repurchase agreements to customers that resulted from sweeping their demand deposit accounts.

Shareholders' Equity

         Shareholders' equity, before unrealized gains (losses) on securities, was $7.1 million at December 31, 1996 compared to $6.2 million at December 31, 1995. At year end 1996 and 1995, Tier I Capital to Average Assets was 9.76% and 9.78%, respectively.

         Capital adequacy is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the asset and liability levels and is consistent with regulatory requirements and industry standards.

         The following Table 5 demonstrates Regency's actual capital amounts and ratios at December 31, 1996 and December 31, 1995.

                                      Table 5. Analysis of Capital
                                                                                                     To Be Well
                                                                              Minimum                Capitalized
                                                                             Requirements           Under Prompt
                                                                             For Capital             Corrective
                                                        Actual                 Adequacy            Action Provisions
                                                  --------------------   ---------------------  ----------------------
                                                    Amount    Ratio        Amount     Ratio        Amount     Ratio
                                                  --------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
Total Capital (to Risk-Weighted Assets)         $  7,611,000    14.23 %    $4,279,000     8.00 %    $5,349,000    10.00 %
Tier 1 Capital (to Risk-Weighted Assets)           7,018,000    13.12       2,140,000     4.00       3,209,000     6.00
Tier 1 Capital (to Average Assets)                 7,018,000     9.76       2,877,000     4.00       3,596,000     5.00

As of December 31, 1995:
Total Capital (to Risk-Weighted Assets)         $  6,660,000    14.76 %    $3,609,000     8.00 %    $4,511,000    10.00 %
Tier 1 Capital (to Risk-Weighted Assets)           6,137,000    13.60       1,805,000     4.00       2,707,000     6.00
Tier 1 Capital (to Average Assets)                 6,137,000     9.78       2,509,000     4.00       3,136,000     5.00



Interest Sensitivity

         An important element of both earnings performance and the maintenance of sufficient liquidity is management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. The gap can be managed by repricing assets or liabilities, by replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.

         Regency evaluates interest sensitivity risk and then formulates strategies regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These strategies are based on management's outlook regarding future interest rate movements, the state of the regional and national economies and other financial and business risk factors.

         Regency establishes prices for deposits and loans based on local market conditions and manages its securities portfolio in accordance with policies set by Regency. Regency reviews its interest sensitivity position at least monthly.

Period Ended September 30, 1997 and 1996

Overview

         Regency reported year-to-date earnings at September 30, 1997 of $70,624 in comparison to $583,416 at September 30, 1996, a decrease of $512,792, or 87.89%. This resulted in earnings per share of $0.05 and $0.44, for 1997 and 1996, respectively. The 1997 earnings resulted in an annualized return on average assets and a return on average equity of 0.13% and 1.34%, respectively. The 1996 earnings produced an annualized return on average assets and a return on average equity of 1.23% and 11.82%, respectively. Net interest income increased over prior year, but was offset by increases in noninterest expense and provision for loan losses. The largest contributor to the variance from the prior year was the provision for loan losses of $625,200 for year-to-date 1997 compared to the $40,697 provision for the same period in 1996. This provision was the result of a charged-off loan in the amount of $714,000 during the second quarter of 1997.

         Net income for Regency in the third quarter of 1997 was $116,333 as compared to $214,568 in the same quarter of 1996, a decrease of $98,235, or 45.78%. These quarterly earnings resulted in an annualized return on average assets and a return on average equity of 0.63% and 6.62%, respectively. The 1996 quarterly earnings produced a return on average assets and a return on average equity of 1.33% and 13.04%, respectively.

Net Interest Income

         Net interest income was $2,334,229 for the nine months ended September 30, 1997 as compared to $2,236,772 for the same period in 1996, an increase of $97,457 or 4.36%. Total interest income increased $418,045 over the equivalent 1996 period, while total interest expense increased $320,588. The net interest margin for the year to date earnings was 4.56% and 4.93% for 1997 and 1996, respectively.

         Interest and dividends on securities and interest on fed funds sold increased $48,003 and $97,367, respectively, in 1997 over the same period in 1996 due to increased average combined volume of approximately $3.2 million. Interest and fees on loans increased approximately $272,675 due to increased average volume on loans of approximately $3.3 million over the same period in 1996. Interest expense on deposits increased $333,946 over 1996 levels due to increased levels of average savings and time deposits of approximately $3.1 million and $4.3 million, respectively.

         Net interest income for the third quarter of 1997 declined $37,621 as compared to the same period in 1996. Income on earning assets increased $78,420 over the prior year period, while interest expense increased $116,041 over the same period. Average volume of interest earning assets increased approximately $7.9 million for the third quarter of 1997 versus the third quarter of 1996. The volume of interest bearing liabilities increased approximately $6.5 million during the same time period.

Provision for Loan Losses

         The provision for loan losses for year-to-date 1997 was $625,200 as compared to $40,697 for year-to-date 1996. This increase was due to a one-time charge-off of $714,000 relating to one loan during the second quarter of 1997. The additional provision was made to maintain an adequate allowance for loan losses.

         While the loss sustained in the second quarter of 1997 does not indicate a general deterioration of asset quality in Regency's loan portfolio, the event nonetheless prompted management to revise its credit policy to strengthen the commercial underwriting process and incorporate additional safeguards to prevent similar situations in the future.

Noninterest Income

         Total noninterest income, excluding securities gains and losses, was $114,948 and $111,484 for the year-to-date periods of 1997 and 1996, respectively. The increase was $3,464 or 3.11% over the same period in 1996. The increase was primarily attributable to credit card merchant fee income.

         Noninterest income, excluding securities gains and losses, for the third quarter of 1997, was $34,456, compared to $43,097 for the third quarter of 1996. The largest components of this variance were declines in insufficient funds charges and mortgage fee income from the third quarter of 1996.

Securities Gains

         There were no security gains during 1997. There were $9,084 in gains on calls of securities available for sale during 1996.

Noninterest Expense

         Total noninterest expense was $1,715,222 for 1997 year-to-date as compared to $1,439,214 for 1996, an increase of $276,008, or 19.18%. Salaries and employee benefits accounted for $82,747, or 29.98%, of the increase. Furniture and equipment expense increased $53,920, or 19.54% of the increase. Both of these increases were due to the opening of two new branches since September 30, 1996. Other expenses increased $134,867 from the year-to-date period 1996 to the same period in 1997. The largest variances within this category can be attributed to stationery and supplies, data processing fees, advertising expense, directors fees, and capital stock tax. The majority of these variances relate to the two additional branches in operation.

         Total noninterest expense for the third quarter of 1997 was $552,375, compared to $493,038 for the same quarter in 1996, an increase of $59,337 or 12.03%. This increase was primarily due to the opening of a new branch during 1997.

Financial Condition

         Total assets at September 30, 1997 were $75.0 million, an increase of $3.0 million, or 4.23% over the year ended December 31, 1996. The largest component of the increase was in securities available for sale, with an increase of $5.1 million, an increase of 35.58% for that category over December 31, 1996.

         Loans at September 30, 1997 were $47.3 million as compared to $48.2 million at December 31, 1996, a decrease of $858 thousand or 1.78%. The following Tables 1, 2 and 3 detail the loan portfolio, the activity in the allowance for loan losses and it's related allocation.

                                             Table 1. Loan Portfolio

                                         September 30,       December 31,
                                            1997                1996
                                       ----------------  --------------------
Commercial                          $           25,975 $              27,812
Real Estate                                     16,690                15,416
Consumer                                         4,659                 4,953
                                       ----------------  --------------------
Total loans                         $           47,324 $              48,181
                                       ================  ====================




                       Table 2. Allowance for Loan Losses (continued)
                                   (dollars in thousands)

                                              Nine Months Ended
                                                 September 30,
                                        ------------------------------
                                            1997               1996
                                        ------------       -----------

Balance, beginning of period            $     593            $    524
Loans charged-off
   Commercial                                 779                   -
   Real estate construction                     -                   -
   Real estate mortgage                         -                   -
   Consumer                                     1                   6
                                        ------------       -----------
   Total loans charged-off                    780                   6

Recoveries:
   Commercial                                 144                  17
   Real estate construction                     -                   -
   Real estate mortgage                         -                   -
   Consumer                                     1                   -
                                        ------------       -----------
   Total recoveries                           145                  17
                                        ------------       -----------
Net charge-offs (recoveries)                  635                 (11)
Provision for loan losses                     625                  41
                                        ------------       -----------
Balance, end of period                  $     583          $      578
                                        ============       ===========

Ratio of allowance for loan
losses to loans outstanding at
period end                                    1.23 %             1.23 %


Ratio of annualized net charge-offs
(recoveries) to average loans
outstanding during period                     1.75 %            (0.03)%




                                         Table 3.  Allocation of Allowance for Loan Losses
                                                        (dollars in thousands)
                                          September 30, 1997                 December 31, 1996
                                   -------------------------------------------------------------------
                                                     Percentage                         Percentage
                                    Allowance for     of Total        Allowance for      of Total
                                     Loan Losses     Allowance         Loan Losses      Allowance
                                     ------------   --------------    -------------    ---------------

Balance at end of period
  applicable to:
Commercial                       $             381           65.20 $             399            67.28
Real Estate Construction                         9            1.60                16             2.70
Real Estate Mortgage                            78           13.50                84            14.17
Consumer                                       115           19.70                94            15.85
                                   --------------------------------  ---------------------------------
                                 $             583          100.00 $             593           100.00
                                   ================================  =================================


         Total deposits at September 30, 1997 were $63.5 million as compared to $60.2 million at December 31, 1996, an increase of $3.3 million or 5.40%. Savings deposits increased $1.8 million, or 15.05%, over year-end 1996. Certificates of deposit $100,000 and over declined $2.7 million, or 14.51%, from year-end 1996. Other time deposits increased $4.0 million, or 29.88%, from December 31, 1996. The balance of the variance was within the demand deposit category.

         Short-term borrowings, which consist of repurchase agreements and treasury, tax and loan notes, declined $226 thousand, or 5.38% from December 31, 1996.

Asset Quality

         Nonperforming assets were $238 thousand at September 30, 1997 as compared to $87 thousand at December 31, 1996. Nonperforming assets at September 30, 1997 consisted of $198 thousand in nonaccrual loans and $40 thousand in loans past due greater than ninety days. Nonperforming assets at December 30, 1996 consisted of $87 thousand in loans past due greater than ninety days.

         At September 30, 1997, Regency had restructured loans of $236 thousand as compared to $239 thousand at December 31, 1996. These loans were not past due and were in compliance with their modified terms. At September 30, 1997, potential problem loans were approximately $362 thousand. These loans are subject to periodic management attention, and their status is reviewed on a regular basis. Of the potential problem loans identified at September 30, 1997, $130 thousand are secured by real estate with appraised values that exceed the principal balance.

                              Table 4.  Nonperforming Assets

                                                  September         December
                                                   30, 1997         31, 1996
                                                ---------------   ------------
                                                    (dollars in thousands)
Nonaccrual loans                              $        198   $            -
Loans past due 90 days or more                          40               87
                                                -----------   --------------
Total non-performing loans                             238               87
                                                -----------   --------------
Other real estate owned                                  -                -
                                                -----------   --------------
   Total nonperforming assets                 $        238   $           87
                                                ===========   ==============

Allowance for loan losses
  to period end loans                                 1.23 %           1.23 %
Allowance for loan losses
  to nonaccrual loans                                  294 %            N/A
Non-performing assets to
  period end loans                                    0.50 %           0.18 %
Annualized net charge-offs                            1.75 %          (0.02) %
  (recoveries) to period
  end loans

Total Shareholders' Equity

         Total shareholders' equity, excluding unrealized gains (losses) on securities, at September 30, 1997 was $7.2 million as compared to $7.1 million at December 31, 1996. In 1997, Regency paid its first cash dividend, which amounted to $0.14 per share. At September 30, 1997 the leverage and total risk-based capital ratios were 9.47% and 14.56%, respectively. The same ratios were 9.76% and 14.23% at year end December 31, 1996. The capital position remains strong with ratios substantially above regulatory prescribed minimums.

Liquidity

         Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, investments in U.S. Treasury securities, and loans maturing within one year. As a result of Regency's management of liquid assets and the ability to generate liquidity through liability funding, management believes that Regency maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

         At September 30, 1997, cash, interest-bearing bearing deposits with banks, federal funds sold, investments in U.S. Treasury securities, and loans maturing within one year were 62.2% of total earning assets. As of September 30, 1997, approximately 73.2% or $48.1 million of the loan portfolio would mature or reprice within a one year period. Regency had no long-term debt at September 30, 1997.

Year 2000 Issues

Management is reviewing the implications of the Year 2000 to operating activities and believes that the cost to be Year 2000 compliant will not be material.

Recent Accounting Pronouncements

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS 127, SFAS No. 128, "Earnings per Share," SFAS No. 130, "Reporting Comprehensive Income," and SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." Management believes there will be no material effect on the consolidated financial statements resulting from the adoption of these statements.

                       MAINSTREET BANKGROUP INCORPORATED

General

         MainStreet is a multi-bank holding company headquartered in Martinsville, Virginia, with total assets of $1.5 billion at September 30, 1997. Organized in 1977, MainStreet through its nine affiliate banks (the "MainStreet Banks"), and MainStreet Trust Company, National Association, a nationally chartered trust company ("Trust Company") engages in a general banking business and provides a broad spectrum of full-service banking and trust services to consumers, businesses, institutions and governments, including accepting demand, savings and time deposits; making commercial, personal, installment, mortgage and construction loans; issuing letters of credit; and providing discount brokerage, trust services, bank-card services, mortgage banking and investment services.

         The MainStreet Banks seek customers whose total financial requirements they can serve. As a result, most of the MainStreet Banks' business customers are small and medium-sized entities. While MainStreet considers this middle market to be its primary business market, MainStreet's lead bank, Piedmont Trust Bank ("Piedmont"), has banking relationships with many of the larger textile and furniture manufacturing companies located in its market area.

         Principal markets served are the City of Martinsville and Henry County; the Town of Hillsville and City of Galax, and Carroll and Grayson Counties; the Towns of Ferrum and Rocky Mount and Franklin County; the Town of Forest, City of Lynchburg, and Bedford, Campbell and Amherst Counties; the Town of Stuart and Patrick County; the Towns of Saltville and Chilhowie and Smyth County, the Towns of Mechanicsville and Ashland and Hanover and Henrico Counties; and the City of Clifton Forge and Allegheny, Bath and northern Botetourt Counties, Virginia and contiguous areas. MainStreet's affiliate Banks operate a total of 38 offices.

         MainStreet continues to seek acquisition opportunities for banks and bank related financial institutions. MainStreet's acquisition philosophy permits the MainStreet Banks to operate as separately chartered banks with their historical names and board of directors. MainStreet believes that this philosophy maintains community loyalty at the Banks and has a positive effect on operating performance. MainStreet seeks to capitalize on the local identity of the MainStreet Banks while providing the services and efficiencies of a larger bank holding company.

         During 1994, MainStreet moved to a centralized approach in management, providing direction to the MainStreet Banks and performing selected services in the compliance, data processing, financial management, human resources, investment, accounting, marketing, mortgage, trust and audit areas. The MainStreet Banks are still permitted to approve loans up to a certain credit limit, above which central credit administration must consent. The MainStreet Banks also still must approve investments and other activities consistent with past practices and the needs of their communities. To coordinate the activities of the MainStreet Banks and to maintain internal controls, MainStreet utilizes a planning and budgeting process which involves MainStreet officers, presidents of the MainStreet Banks, and principal department heads. Performance targets and budget goals are developed for each Bank on an annual basis, with financial and operating results reported and reviewed periodically during the year.

         During 1997, MainStreet organized Trust Company to offer fiduciary services in all the markets served by its affiliate banks and elsewhere. This centralized approach to fiduciary services allows MainStreet affiliates to offer to the customer a broader array of more sophisticated products more efficiently and effectively than could otherwise be accomplished.

The MainStreet Banks

         Piedmont Trust Bank. Piedmont was incorporated in 1921 under the laws of Virginia. Piedmont's main office is in the City of Martinsville, a commercial center in southwest Virginia, and it has five branches in Martinsville and Henry County. Its primary service area has a population of approximately 72,400 and its economy is oriented toward the textile, furniture and prebuilt housing industries. Piedmont is insured by the FDIC and is supervised and examined by the Federal Reserve Board and the SCC. It engages in a general commercial banking business and offers the range of banking services that can be expected of a banking organization of its size. Piedmont is the largest bank in the Martinsville trade area with total assets of approximately $543.8 million, deposits of approximately $322.2 million and loans, net of unearned income, of approximately $348.0 million at September 30, 1997.

         Bank of Carroll. Bank of Carroll ("Carroll"), incorporated in 1971 under the laws of Virginia, was acquired by MainStreet in 1977. At September 30, 1997, it had total assets of approximately $72.2 million. Its main office is located in Hillsville, Carroll County, Virginia, and it has branches in Cana and Galax, Virginia. Its primary service area has a population of approximately 34,000. Carroll is supervised and examined by the Federal Reserve Board and the SCC and engages in a general commercial banking business.

         Bank of Ferrum. Bank of Ferrum ("Ferrum"), incorporated in 1917 under the laws of Virginia and converted during the 1920's to a national bank, was acquired by MainStreet in 1981. As of June 1, 1995, Ferrum converted its charter to a state bank under the laws of Virginia. When Ferrum converted to a state charter on June 1, 1995, the name changed from First National Bank of Ferrum to Bank of Ferrum. At September 30, 1997, it had total assets of approximately $136.1 million. Its main banking office is located at Ferrum, Virginia, with branches at Oak Level and two offices located in Rocky Mount, Virginia. Ferrum currently has an office under construction in Franklin County at Smith Mountain Lake. Its primary service area has a population of approximately 43,000. Ferrum is supervised and examined by the Federal Reserve Board and the SCC and engages in a general commercial banking business.

         First Community Bank. First Community Bank ("Community"), incorporated in 1978 under the laws of Virginia, was acquired by MainStreet in 1983. At September 30, 1997, it had total assets of approximately $157.4 million. Community's main office is located in Forest, Virginia, and it operates six branches in the Lynchburg and Forest area. Its primary service area has a population of approximately 130,000. Community is regulated by the Federal Reserve Board and the SCC. Retail and commercial banking services are provided for customers in Forest, Bedford, Campbell and Amherst Counties and the City of Lynchburg, Virginia.

         The First Bank of Stuart. The First Bank of Stuart ("Stuart") was incorporated in 1920 as a national bank and acquired by MainStreet in 1986. Stuart converted its charter to a state bank and began operating as a state banking corporation on September 1, 1995. When Stuart was converted to a state charter on September 1, 1995, the name changed from The First National Bank of Stuart to The First Bank of Stuart. At September 30, 1997, it had total assets of approximately $157.8 million. Its main office is located in Stuart, Virginia, and it has five other offices all located in Patrick County, Virginia. It's primary service area has a population of approximately 17,600. Stuart is the largest bank in Patrick County. Stuart is regulated by the Federal Reserve Board and the SCC.

         The First Community Bank of Saltville. The First Community Bank of Saltville ("Saltville") was established in 1903 as a state bank under the laws of Virginia and was incorporated in 1918 as a national bank and acquired by MainStreet in 1986. As of August 1, 1995, Saltville completed its conversion from a national bank to a Virginia banking corporation. When Saltville converted to a state charter on August 1, 1995, the name changed from The First National Bank of Saltville to First Community Bank of Saltville. At September 30, 1997, it had total assets of approximately $136.3 million. Its main office is located in Saltville, Virginia, and it has two other offices located in Smyth County. Saltville is the third largest of the four banks in Smyth County. Its primary service area has a population of approximately 33,300. Saltville engages in a general commercial banking business and is regulated by the Federal Reserve Board and the SCC.

         The First National Bank of Clifton Forge. The First National Bank of Clifton Forge ("Clifton Forge") was incorporated as a national bank in 1901 and was acquired in 1996. At September 30, 1997, it had total assets of $127.0 million. Its primary service area has a population of 22,600 and includes the city of Clifton Forge and Alleghany, Bath and northern Botetourt counties in Virginia. Clifton Forge is supervised and examined by the OCC and engages in general commercial banking business.

         Hanover Bank. Hanover Bank ("Hanover") was incorporated under the laws of Virginia in 1988 and was acquired in 1996. At September 30, 1997, it had assets of $144.6 million. Hanover's main office is located in Mechanicsville, and it has four branches in Hanover and Henrico counties. Its primary service area has a population of 305,000. Hanover engages in general commercial banking business and is supervised and examined by the Federal Reserve Board and the SCC.

         MainStreet Trust Company, National Association. Trust Company was incorporated as a national banking association in 1997 with its business limited to trust and related fiduciary services. At September 30, 1997, it had assets in excess of $736.2 million under management including substantially all of the trust assets of Piedmont which were transferred to Trust Company on January 1, 1997. Its primary service area includes the markets of all its affiliate banks. Trust Company is supervised and examined by the OCC and engages solely in the provision of trust and fiduciary services.

         Commerce Bank Corporation. Commerce Bank Corporation ("Commerce") was incorporated under the laws of Maryland in 1987, commenced business in 1989 and was acquired in 1997. At September 30, 1997, it had assets of $90.1 million. Commerce's main office and three branches are located in Prince George County, Maryland. It's primary service area is Prince George's County, Maryland. Commerce is supervised and examined by the Federal Reserve Board and the Maryland Division of Financial Regulation.

Recent Developments

         On July 25, 1997, MainStreet announced that it had reached agreement to acquire Tysons Financial Corporation ("Tysons"), a Virginia corporation, located in McLean, Virginia, subject to shareholder and regulatory approval and other conditions. Under the terms of the agreement, MainStreet agreed to pay shareholders of Tysons the equivalent of $14.50 per share for each share of Tysons Common Stock outstanding. The transaction is valued at approximately $17.2 million, which will be paid in MainStreet Common Stock. The exchange ratio will be determined during a measurement period prior to consummation of the transaction, which is expected to occur in February, 1998. The transaction will be treated as a purchase.

         In addition, it is a condition of the merger that Tysons' outstanding 228,250 directors' warrants be exercised prior to the closing for the difference between the exercise price per warrant and $14.50 in the form of Tysons' common stock. MainStreet has also agreed to redeem Tysons' outstanding Directors' Options for the difference between the exercise price per Option and $14.50 in the form of MainStreet Common Stock. It is a condition to the merger that the holders of Tysons' outstanding Directors' Options agree to accept this arrangement. It is also a condition to closing that every holder of an option granted to employees and officers of Tysons to purchase Tysons Common Stock ("ISO") shall agree to accept the conversion of such ISO with respect to MainStreet Common Stock as contemplated in the merger agreement between Tysons and MainStreet.

         Tysons has one wholly owned banking subsidiary, Tysons National Bank ("TNB"), located in the county of Fairfax, Virginia. TNB's main officer and three branches are located in Fairfax County, Virginia. At September 30, 1997, Tysons reported total assets of $98.0 million.

         After the execution of the Agreement and Plan of Merger, Tysons reported to MainStreet the existence of borrower misconduct involving a small portion of its loan portfolio. Relying substantially on assurances from Tysons' management and statements by Tysons' outside auditors, MainStreet decided to proceed with the transaction. Any statements made by the auditors were not based on any procedures performed for purposes of the Merger, although the auditors performed for their own purposes certain limited procedures with respect to certain elements of Tysons' loan portfolio. Although the ultimate exposure which may arise from these events cannot be predicted with certainty at this time, Tysons and MainStreet believe that such exposure would not result in a material adverse impact on their consolidated financial position.


                   DESCRIPTION OF CAPITAL STOCK OF MAINSTREET

         MainStreet has authority to issue 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding, and 20,000,000 shares of Common Stock, of which 11,396,976 shares were issued and outstanding as of July 31, 1997 held by approximately 3,524 holders of record. MainStreet Common Stock is traded in the over-the-counter market and quoted on The Nasdaq National Market System under the symbol "MSBC".

         The following summary description of capital stock of MainStreet is qualified in its entirety by reference to MainStreet's Articles of Incorporation, a copy of which has been incorporated by reference as an exhibit to the Registration Statement.

Preferred Stock

         The Board of Directors, without further action by the shareholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting rights, and any other preferences or special rights and qualifications. Holders of the Preferred Stock, if and when issued, will be entitled to vote as required under applicable Virginia law. Such law includes provisions for the voting of the Preferred Stock in the case of any amendment to the Articles of Incorporation affecting the rights of holders of Preferred Stock, the payment of certain stock dividends, merger or consolidation, sale of all or substantially all of MainStreet's assets, and dissolution. The Board of Directors without shareholder approval can issue Preferred Stock with voting and conversion rights which would adversely affect the voting power of the common shareholders. In addition, the Preferred Stock could be used in a manner which would discourage or make more difficult an attempt to acquire control of MainStreet. MainStreet's Board of Directors has designated a series of 1,000,000 shares of Participating Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), no shares of which have been issued. The Series A Preferred Stock was created in connection with the shareholder rights plan described below.

MainStreet Common Stock

         Holders of MainStreet Common Stock are entitled to one vote per share on each matter to be voted upon by the shareholders. Directors are elected by a vote of the holders of MainStreet Common Stock. Dividends may be paid to the holders of MainStreet Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purposes. The principal source of funds for dividend payments is dividends received from the Banks. Payment of dividends to MainStreet by the Banks and Trust Company, without prior regulatory approval, is also subject to various state and federal regulatory limitations. Holders of Common Stock have no conversion, redemption, cumulative voting or preemptive rights. There is no sinking fund obligation with respect to the MainStreet Common Stock. In the event of any liquidation, dissolution or winding up of MainStreet, after payment or provision for payment of the debts and other liabilities and the preferential amounts to which the holders of Preferred Stock, if any, are entitled, the holders of MainStreet Common Stock will be entitled to share ratably in any remaining assets.

         All outstanding shares of MainStreet Common Stock are, and the shares of MainStreet Common Stock to be issued in the Merger will be, when issued, duly and validly issued, fully paid and nonassessable.

Rights

         Pursuant to a Rights Agreement (the "Rights Agreement") dated as of January 18, 1990, MainStreet distributed as a dividend one Right for each outstanding share of MainStreet Common Stock. The number of Rights associated with each share of MainStreet Common Stock outstanding as of June 30, 1993 was adjusted proportionately for the five-for-four stock split effected in the form of a stock dividend paid July 30, 1993 and the two-for-one stock split effected in the form of a stock dividend paid March 15, 1996. Each Right entitles the holder to buy fractional shares of Participating Cumulative Preferred Stock, Series A, par value $5.00 per share, at an exercise price of $24, subject to adjustment. The Rights will become exercisable only if a person or group acquires or announces a tender offer for 15% or more of the outstanding MainStreet Common Stock. When exercisable, MainStreet may issue a share of MainStreet Common Stock in exchange for each Right other than those held by such person or group. If a person or group acquires 30% or more of the outstanding MainStreet Common Stock, each Right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire Preferred Stock or, at the option of MainStreet, MainStreet Common Stock, having a market value equal to twice the Right's exercise price. If MainStreet is acquired in a merger or other business combination or if 50% of its earnings power is sold, each Right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the Right's exercise price. The Rights will expire on January 18, 2000, and may be redeemed by MainStreet at any time prior to the tenth day after an announcement that a 10% position has been acquired, unless such time period has been extended by the Board of Directors.

         Until such time as a person or group acquires or announces a tender offer for 15% or more of the MainStreet Common Stock, (i) the Rights will be evidenced by the MainStreet Common Stock certificates and will be transferred with and only with such MainStreet Common Stock certificates, and (ii) the surrender for transfer of any certificate for MainStreet Common Stock will also constitute the transfer of the Rights associated with the MainStreet Common Stock represented by such certificate. Rights may not be transferred, directly or indirectly (i) to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Rights (an "Acquiring Person"), (ii) to any person in connection with a transaction in which such person becomes an Acquiring Person or (iii) to any affiliate or associate of any such person. Any Right that is the subject of a purported transfer to any such person will be null and void.

         The Rights can be expected to have certain anti-takeover effects if an acquisition transaction not approved by the Board of Directors is proposed by a person or group. In such event, the Rights will cause substantial dilution to any person or group that acquires more than 15% of the outstanding shares of Common Stock of MainStreet if certain events thereafter occur without the Rights having been redeemed. For example, if thereafter such acquiring person acquires 30% of MainStreet's outstanding Common Stock, or effects a business combination with MainStreet, the Rights permit shareholders to acquire securities having a value equal to twice the amount of the purchase price specified in the Rights, but rights held by such "acquiring person "are void to the extent permitted by law and may not be exercised. Further, other shareholders may not transfer rights to such "acquiring person" above his or her 15% ownership threshold. Because of these provisions, it is unlikely that any person or group will propose an acquisition transaction that is not approved by the Board of Directors. Thus, the Rights could have the effect of discouraging acquisition transactions not approved by the Board of Directors. The Rights do not interfere with any merger or other business combination approved by the Board of Directors and shareholders because the rights are redeemable with the concurrence of a majority of the "Continuing Directors," defined as directors in office when the Rights Agreement was adopted or any person added thereafter to the Board with the approval of the Continuing Directors.

Virginia Stock Corporation Act

         The Virginia SCA contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

         For three years following the time that an Interested Shareholder becomes an owner of more than 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of MainStreet's Board of Directors who was (1) a member on the date on which an Interested Shareholder became an Interested Shareholder and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. MainStreet has not "opted out" of the Affiliated Transactions provisions.

         Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 and 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

Reports to Shareholders

         MainStreet furnishes shareholders with written annual reports containing consolidated financial statements audited by an independent certified public accountant and with written quarterly reports containing an unaudited balance sheet at the end of each of the first three quarterly periods and an income statement for the period from the beginning of the current fiscal year to the end of such quarterly period.

Transfer Agent

         Registrar and Transfer Company, Post Office Box 1010, Cranford, New Jersey 07016, is transfer agent for MainStreet Common Stock.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         At the Merger Effective Date, shareholders of Regency will become shareholders of MainStreet, and their rights as shareholders will be determined by MainStreet's Articles of Incorporation and Bylaws and the Virginia SCA. The following is a summary of the material differences in the rights of shareholders of MainStreet and Regency. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles of Incorporation and Bylaws of each entity.

Capitalization

         Regency. Regency's Articles of Incorporation authorize the issuance of up to 8,000,000 shares of common stock, par value $2.50 per share, of which 1,403,054 were issued and outstanding as of December 31, 1997.

         MainStreet. MainStreet's authorized capital is described under "Description of MainStreet Capital Stock."

Amendment of Articles or Bylaws

         Regency. Under the Virginia SCA, Regency's Articles may be amended if an amendment is adopted by at least two-thirds of the members of the Regency Board and approved by a vote of at least a majority of the vote entitled to be cast on the amendment by each voting group entitled to vote thereon. If the proposed amendment to the Articles is not approved by two-thirds of the directors, then the amendment must receive the affirmative vote of at least 80% of the outstanding shares entitled to vote on the matter.

         Regency's Bylaws provide that such Bylaws may be altered, amended or repealed by the Regency Board by affirmative vote of a majority of all directors then holding office. Any Bylaws adopted by the Regency Board may be altered, amended or repealed, and new Bylaws adopted, by the shareholders. The shareholders may proscribe that any Bylaw or Bylaws adopted by them will not be altered, amended or repealed by Regency's Board.

         MainStreet. As permitted by the Virginia SCA, MainStreet's Articles provide that, unless a greater vote is required by law, by MainStreet's Articles or by a resolution of the Board of Directors, MainStreet's Articles may be amended if the amendment is adopted by the Board of Directors and approved by a vote of the holders of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon.

         MainStreet's Bylaws generally provide that the Board of Directors may, by a majority vote, amend its Bylaws.

Required Shareholder Vote for Certain Actions

         Regency. The Virginia SCA provides that, unless a corporation's articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include amendments to a corporation's articles of incorporation, adoption of plans of merger or exchange, sales of all or substantially all of a corporation's assets other than in the ordinary course of business and adoption of plans of dissolution ("Fundamental Actions"). The Virginia SCA provides that a corporation's articles may either increase the vote required to approve Fundamental Actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

         The Articles of Incorporation of Regency provide that a Fundamental Action shall be approved by a vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of 80% or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

         This provision could tend to make the acquisition of Regency more difficult to accomplish without the cooperation or favorable recommendation of the Regency Board.

         MainStreet's Articles of Incorporation have no special provisions changing shareholder voting requirements. The Virginia SCA generally requires the approval of a majority of a corporation's Board of Directors and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The Virginia SCA also specifies additional voting requirements for Affiliated Transactions and transactions that would cause an acquiring person's voting power to meet or exceed specified thresholds. The Virginia SCA is also applicable to MainStreet.

Director Nominations

         Regency. Regency's Bylaws include no prior notice requirement for the nomination of directors.

         MainStreet. MainStreet's Bylaws provide that any nomination for director made by a shareholder must be made in writing to the Secretary of MainStreet not less than 90 days prior to the meeting of shareholders at which directors are to be elected. Any such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of MainStreet entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board, and (v) the consent of each nominee to serve as a director of MainStreet if so elected.

         There is no requirement in the Articles or Bylaws that directors of MainStreet own any capital stock of MainStreet. There are also no residency or meeting attendance requirements applicable to directors of MainStreet.

Directors and Classes of Directors; Vacancies and Removal of Directors

         Regency. All of Regency's directors are elected each year. Under Regency's Articles of Incorporation, directors may only be removed for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

         MainStreet. The number of Directors is set forth in MainStreet's Bylaws. The Board currently has fixed the number of directors at 12. Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. Directors so chosen shall hold office for a term expiring at the next following annual meeting of shareholders at which directors are elected. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights of the holders of preferred stock then outstanding, any director may be removed by the affirmative vote of the holders of at least two-thirds of outstanding voting shares.

Anti-Takeover Provisions

         For a description of certain provisions of the Virginia SCA which may be deemed to have an anti-takeover effect or MainStreet or Regency, see "Description of MainStreet Capital Stock -- Virginia Stock Corporation Act."

Preemptive Rights

         Neither the Shareholders of Regency nor the Shareholders of MainStreet has preemptive rights. Thus, if additional shares of MainStreet Common Stock, MainStreet preferred stock or Regency Common Stock are issued, holders of such stock, to the extent they do not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

Assessment

         All outstanding shares of Regency Common Stock are fully paid and nonassessable.

         All shares of MainStreet Common Stock presently issued are, and those to be issued pursuant to the Merger Agreement will be, fully paid and nonassessable.

Conversion; Redemption; Sinking Fund

         Neither Regency Common Stock nor MainStreet Common Stock is convertible, redeemable or entitled to any sinking fund.

Liquidation Rights

         The Virginia SCA generally provides that a corporation's board of directors may propose dissolution for submission to shareholders and that to be authorized, the dissolution must be approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal, unless the articles of incorporation of the corporation require a greater or lesser vote. There are no provisions in MainStreet's or Regency's Articles of Incorporation, respectively, which would modify the statutory requirements for dissolution under the Virginia SCA.

Dividends and Other Distributions

         The Virginia SCA generally provides that a corporation may make distributions to its shareholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which MainStreet's and Regency's Articles of Incorporation, respectively, do not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. These requirements are applicable to Regency and MainStreet as Virginia corporations.

         In addition to the limitations set forth in the Virginia SCA, there are various regulatory requirements which are applicable to distributions by bank holding companies. MainStreet is a legal entity separate and distinct from its subsidiary institutions. Most of MainStreet's revenues come from dividends paid by the MainStreet Banks. Each of the Banks (with the exception of Clifton Forge) is a state member bank of the Federal Reserve System. As a result, the Banks (with the exception of Clifton Forge) are regulated by the Federal Reserve Board and the SCC. Clifton Forge and Trust Company are national banking associations and are regulated by the OCC, and in addition, Clifton Forge is a member bank of the Federal Reserve System and regulated by the Federal Reserve Board. There are various regulatory limitations applicable to the payment of dividends by the MainStreet Banks as well as the payment of dividends by MainStreet to its shareholders. Under laws of Virginia applicable to the MainStreet Banks (with the exception of Clifton Forge), prior approval from the bank regulatory agencies is required if cash dividends declared in any given year exceed net income for that year plus net income for the prior two years less all dividends paid during the current year and two prior years. National banking associations like Clifton Forge and Trust Company are permitted to pay dividends out of undivided profits but until their surplus equals their capital, dividends are generally prohibited unless at least a tenth of their net income for the preceding half year (if the dividend is a quarterly or semiannual dividend) or for the preceding two consecutive half year periods (if the dividend is an annual dividend) have been carried into surplus. In the case of Clifton Forge, Trust Company and MainStreet, the payment of dividends may also be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Under existing supervisory practices, at September 30, 1997, the MainStreet Banks could have paid additional dividends of $23.7 million without obtaining prior regulatory approval. The Trust Company began its operations in 1997 and is not in a position to pay a dividend without prior regulatory approval. Bank regulatory agencies have authority to prohibit any MainStreet Bank, Trust Company or MainStreet from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the MainStreet Bank in question, Trust Company or MainStreet, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition.

         Under the FDICIA, insured depository institutions such as the MainStreet Banks are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). Based on the MainStreet Banks current financial condition, MainStreet does not expect that this provision will have any impact on its ability to obtain dividends from the MainStreet Banks.

         In addition to limitations on dividends, the Banks are limited in the amount of loans and other extensions of credit that may be extended to MainStreet, and any such loans or extensions of credit are subject to collateral security requirements. Generally, up to 10% of each Bank's regulatory capital, surplus, undivided profits, allowance for loan losses and contingency reserves may be loaned to MainStreet. As of September 30, 1997, approximately $13.0 million of credit was available to MainStreet under this limitation.

Indemnification

         Regency and MainStreet. To the full extent permitted by the Virginia SCA and any other applicable law, both Regency and MainStreet shall indemnify their directors or officers who are or were a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors of both Regency and MainStreet are empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

Shareholder Proposals

         Regency.   Regency's Bylaws contain no prior notice requirement for
shareholder proposals.

         MainStreet. MainStreet's Bylaws provide that at any meeting of shareholders of MainStreet, only business that is properly brought before the meeting may be presented to and acted upon by the shareholders. To be properly brought before the meeting, business must be brought (a) by or at the direction of the Board of Directors or (b) by a shareholder who has given written notice of business he expects to bring before the meeting to the Secretary of MainStreet not less than 90 days prior to the meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting,
(b) the name and address, as they appear on MainStreet's books, of the shareholder proposing such business, (c) the class and number of shares of MainStreet's stock beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. No business shall be conducted at a meeting of shareholders except in accordance with the procedures set forth in MainStreet's Bylaws.

Shareholder Inspection Rights; Shareholder Lists

         Regency and MainStreet. Under the Virginia SCA, the shareholder of a Virginia corporation is entitled to inspect and copy certain books and records, including the articles of incorporation and bylaws of the corporation if he gives the corporation written notice of his or her demand at least five business days before the date on which he wishes to inspect and copy. The shareholder of a Virginia corporation is entitled to inspect and copy certain other books and records, including a list of shareholders, minutes of any meeting of the board of directors and accounting records of the corporation, if (i) the shareholder has been a shareholder of record for at least 6 months immediately preceding his or her written demand or is the holder of at least 5% of the corporation's outstanding shares, (ii) the shareholder's demand is made in good faith and for a proper purpose, (iii) the shareholder describes with reasonable particularity the purpose of the request and the records desired to be inspected and (iv) the records are directly connected with the stated purpose, and if he gives the corporation written notice of his or her demand at least five business days before the date on which he wishes to inspect and copy. The Virginia SCA also provides that a corporation shall make available for inspection by any shareholder during usual business hours, at least 10 days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting.

Shareholder Rights Plan

         Regency.  Regency does not have a shareholder rights plan.

         MainStreet. For a description of a shareholder rights plan which has been adopted by MainStreet, see "Description of Capital Stock of MainStreet -- Rights."

Dissenters' Appraisal Rights

         The provisions of Article 15 of the Virginia SCA which provide shareholders of a Virginia corporation the right to dissent from, and obtain payment of the fair value of their shares in the event of, mergers, consolidations and certain other corporate transactions. However, because MainStreet has more than 2,000 record shareholders, unlike Regency, shareholders of MainStreet generally do not have rights to dissent from mergers, consolidations and certain other corporate transactions to which MainStreet is a party because Article 15 of the Virginia SCA provides that holders of shares of a Virginia corporation which has shares listed on a national securities exchange or which has at least 2,000 record shareholders are not entitled to dissenters' rights unless certain requirements are met.

                       RESALE OF MAINSTREET COMMON STOCK

         MainStreet Common Stock issuable in the Merger has been registered under the 1933 Act, thereby allowing such shares to be traded freely and without restriction by those holders of Regency Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the 1933 Act, but generally including directors, certain executive officers and 10% or more shareholders) of MainStreet.

                                    EXPERTS

         The consolidated financial statements of MainStreet and its subsidiaries for the years ended December 31, 1996 and 1995, and the combination of the previously reported financial statements for the year ended December 31, 1994, incorporated in this Proxy Statement/Prospectus by reference to MainStreet's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated statements of income, changes in shareholders' equity and cash flows of MainStreet and its subsidiaries for the year ended December 31, 1994 (not presented herein) prior to their restatement to reflect the 1996 poolings of interests as described in Note 2 of the Notes to the December 31, 1996 consolidated financial statements, included in MainStreet's annual report on Form 10-K for the year ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Hanover and subsidiary (prior to their restatement to reflect the 1996 poolings of interests with MainStreet) for the year ended December 31, 1994 included in this Prospectus and the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

         The financial statements of Clifton Forge (prior to their restatement to reflect the 1996 poolings of interests with MainStreet) for the year ended December 31, 1994, have been incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of Persinger & Company, L.L.C., independent auditors, incorporated herein by reference from MainStreet's 1996 Annual Report on Form 10-K given the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Regency Financial Shares, Inc. and subsidiary as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 included herein and in the Registration Statement have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The legality of MainStreet Common Stock to be issued in the Merger will be passed on by Flippin, Densmore, Morse, Rutherford & Jessee, P.C., Roanoke, Virginia. Certain legal matters will be passed on for Regency by LeClair Ryan, A Professional Corporation, Richmond, Virginia. A condition to consummation of the Merger is the delivery to MainStreet and Regency by Flippin, Densmore, Morse, Rutherford & Jessee of an opinion concerning certain federal income tax consequences of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

                                 OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, Regency's Board does not know of any other matters to be presented for action at the Regency Shareholder Meeting other than procedural matters incident to the conduct of the meeting. If any other matters not now known are properly brought before Regency Shareholder Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with his or her judgment.

                                     By Order of the Board of Directors,
                                     -----------------------------------
                                     Corporate Secretary

                         INDEX TO FINANCIAL STATEMENTS

REGENCY FINANCIAL SHARES, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
     AND THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996


             Annual Financial Statements:

             Independent Auditors' Report

             Consolidated Balance Sheets as of
             December 31, 1996 and 1995

             Consolidated Statements of Earnings for the years ended December 31, 1996, 1995 and 1994

             Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1996, 1995 and 1994

             Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994

             Notes to Consolidated Financial Statements

             Interim Financial Statements:

             Consolidated Balance Sheets as of
             September 30, 1997 and December 31, 1996

             Consolidated Statements of Earnings for the nine and three month periods ended September 30, 1997 and 1996

             Consolidated Statements of Cash Flows for the nine months ended September 30, 1997 and 1996

             Notes to Consolidated Financial Statements

Independent Auditors' Report




The Board of Directors
Regency Financial Shares, Inc.:


We have audited the accompanying consolidated balance sheets of Regency Financial Shares, Inc. and subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regency Financial Shares, Inc. and subsidiary as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

January 21, 1997

/s/ KPMG Peat Marwick

REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 1996 and 1995



----------------------------------------------------------------------------------------------------------

Assets                                                               1996                  1995

----------------------------------------------------------------------------------------------------------

Cash and cash equivalents (notes 7 and 10)                         $    3,370,650          $    3,141,673

Interest-bearing deposits with other banks (note 10)                      395,074                 831,321

Federal funds sold, at cost (note 10)                                   4,373,000               1,948,841

Securities available for sale, at fair value (notes 2, 7 and 10)       14,262,000              14,498,000


Loans (notes 3 and 10)                                                 48,181,435              42,018,029
     Less allowance for loan losses (note 3)                              593,276                 523,669

----------------------------------------------------------------------------------------------------------

Net loans                                                              47,588,159              41,494,360

----------------------------------------------------------------------------------------------------------

Premises and equipment, net (notes 4 and 5)                             1,089,478                 211,623

Interest and fees receivable                                              528,591                 454,087

Income taxes receivable (note 6)                                           21,045                       -

Deferred income taxes (note 6)                                             85,006                  12,148

Other assets, net                                                         285,170                 205,666

----------------------------------------------------------------------------------------------------------
Total assets                                                       $   71,998,173          $   62,797,719

----------------------------------------------------------------------------------------------------------
                                                                                               (continued)

REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY


Consolidated Balance Sheets, Continued

-------------------------------------------------------------------------------------------------------------------------

Liabilities                                                                         1996                   1995

-------------------------------------------------------------------------------------------------------------------------

Deposits (note 10):
     Demand                                                                       $   15,947,267          $   14,262,455
     Savings                                                                          12,172,997              12,235,134
     Certificates of deposit $100,000 and over                                        18,661,370              11,666,521
     Other time deposits                                                              13,433,759              14,719,967

-------------------------------------------------------------------------------------------------------------------------
Total Deposits                                                                        60,215,393              52,884,077

-------------------------------------------------------------------------------------------------------------------------

Securities sold under repurchase agreements (note 10)                                  4,203,143               2,997,471

Accrued interest payable                                                                 357,034                 242,645

Income taxes payable (note 6)                                                                  -                 225,809

Other liabilities                                                                        154,145                 124,622

-------------------------------------------------------------------------------------------------------------------------

Total Liabilities                                                                     64,929,715              56,474,624

-------------------------------------------------------------------------------------------------------------------------


Shareholders' equity (notes 8 and 12)
-------------------------------------------------------------------------------------------------------------------------

Common stock, $2.50 par value.  Authorized 8,000,000 shares; issued and outstanding 1,308,664 shares in 1996 and 1,161,108 shares
     in 1995                                                                           3,271,660               2,902,770
Surplus                                                                                3,592,217               2,574,517
Retained earnings                                                                        228,811                 741,331
Net  unrealized gain (loss) on securities available for sale, net of income tax
     benefit of $11,573 in 1996 and expense of $54,711 in 1995 (notes 2 and 6)           (24,230)                104,477
-------------------------------------------------------------------------------------------------------------------------

Total Shareholders' Equity                                                             7,068,458               6,323,095

Commitments and contingencies (notes 5, 7 and 11)
-------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity                                        $   71,998,173          $   62,797,719

-------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY

<CAPTION


Consolidated Statements of Earnings
Years ended December 31, 1996, 1995 and 1994
--------------------------------------------------------------------------------------------------------------------------
                                                                      1996                1995                1994

--------------------------------------------------------------------------------------------------------------------------
Income from earning assets:
      Interest and fees on loans                                       $ 4,400,891           4,003,135          3,362,763

      Interest on federal funds sold                                       107,876             185,098            144,998

      Interest and dividends on securities available for sale (note 2)     912,736             808,959            524,887

--------------------------------------------------------------------------------------------------------------------------
Total income from earning assets                                         5,421,503           4,997,192          4,032,648

--------------------------------------------------------------------------------------------------------------------------

Interest expense:
      Interest on savings and other time deposits                        1,359,153           1,505,958          1,276,943

      Interest on certificates of deposit $100,000
          and over                                                         816,306             491,155            256,190

      Interest on federal funds purchased and securities
          sold under repurchase agreements                                 211,319             195,879            116,660

--------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                   2,386,778           2,192,992          1,649,793

--------------------------------------------------------------------------------------------------------------------------

Net interest income                                                      3,034,725           2,804,200          2,382,855

Provision for loan losses (note 3)                                          58,697              88,000             60,000

--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                      2,976,028           2,716,200          2,322,855

--------------------------------------------------------------------------------------------------------------------------

Other operating income:
      Service charges on deposit accounts                                  127,350             113,443             99,344

      Other fees and commissions                                            37,295              13,754             38,508

--------------------------------------------------------------------------------------------------------------------------
Total other operating income                                               164,645             127,197            137,852

--------------------------------------------------------------------------------------------------------------------------

Other operating expenses:
      Salaries and employee benefits (note 9)                            1,028,584             900,345            959,171

      Occupancy expense                                                    158,900             154,095            142,438

      Furniture and equipment expense                                       92,096              68,240             87,642

      FDIC assessments                                                      44,253              62,768            104,572

      Other expenses                                                       704,020             591,092            456,195

--------------------------------------------------------------------------------------------------------------------------

Total other operating expenses                                           2,027,853           1,776,540          1,750,018

--------------------------------------------------------------------------------------------------------------------------
                                                                                                              (continued)


REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY


Consolidated Statements of Earnings, Continued


--------------------------------------------------------------------------------------------------------------------------
                                                                      1996                1995                1994

--------------------------------------------------------------------------------------------------------------------------

Earnings before income taxes                                           $ 1,112,820           1,066,857            710,689

Income tax expense (note 6)                                                368,828             362,728            241,686

--------------------------------------------------------------------------------------------------------------------------

Net earnings                                                           $   743,992             704,129            469,003
--------------------------------------------------------------------------------------------------------------------------

Net earnings per share                                                 $      0.56                0.59               0.45

--------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY


Consolidated Statements of Changes in Shareholders' Equity

Years ended December 31, 1996, 1995 and 1994

--------------------------------------------------------------------------------------------------------------------------
                                                                                              Net unrealized
                                                                                                gain (loss)
                                                                                    Retained    on securities
                                                  Common stock                      earnings    available for
                                              Shares      Amount       Surplus      (deficit)   sale (note 2)   Total


--------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993                 1,010,980   $ 2,527,450    2,509,721     (177,216)       32,787    4,892,742

Issuance of common stock                         7,380        18,450       18,175            -             -       36,625

Change in net unrealized gain (loss)
    on securities available for sale,
    net of income tax benefit of $124,946            -             -            -            -      (242,544)    (242,544)

Net earnings                                         -             -            -      469,003             -      469,003

--------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                 1,018,360     2,545,900    2,527,896      291,787      (209,757)   5,155,826


Stock dividend                                 101,834       254,585            -     (254,585)            -            -

Issuance of common stock                        40,914       102,285       46,621            -             -      148,906

Change in net unrealized gain (loss)
    on securities available for sale,
    net of income tax expense of $162,767            -             -            -            -       314,234      314,234

Net earnings                                         -             -            -      704,129             -      704,129

--------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                 1,161,108     2,902,770    2,574,517      741,331       104,477    6,323,095


Stock dividend                                 116,111       290,277      507,982     (798,259)            -            -

Reclassification to record 1995 stock                -             -      458,253     (458,253)            -            -
dividend at market value

Issuance of common stock                        31,445        78,613       51,465            -             -      130,078

Change in net unrealized gain (loss) on
    securities available for sale,
    net of income tax benefit of $66,284             -             -            -            -      (128,707)    (128,707)

Net earnings                                         -             -            -      743,992             -      743,992

--------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                 1,308,664   $ 3,271,660    3,592,217      228,811       (24,230)   7,068,458

--------------------------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY



Consolidated Statements of Cash Flows

Years ended December 31, 1996, 1995 and 1994

-----------------------------------------------------------------------------------------------------------------

                                                                        1996           1995            1994

-----------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
     Net earnings                                                 $      743,992        704,129          469,003
     Adjustments to reconcile net earnings to net cash
        and cash equivalents provided by operating activities:
            Net amortization of premiums and accretion of
                discounts on securities available for sale                47,714         29,515          170,478
            Depreciation and amortization                                 77,789         56,766           75,847
            Deferred income tax (benefit) expense                         (6,574)       (44,942)          43,084
            Provision for loan losses                                     58,697         88,000           60,000
            Increase in interest and fees receivable                     (74,504)       (23,932)         (27,933)
            Increase in income taxes receivable                          (21,045)             -                -
            Decrease (increase) in other assets                          (79,504)        21,714         (101,914)
            Increase (decrease) in accrued interest payable              114,389         87,690           (4,196)
            Increase (decrease) in income taxes payable                 (225,809)        33,206          192,603
            Increase (decrease) in other liabilities                      29,523        (51,958)          24,381
            Other                                                         (9,084)             -           (8,015)
-----------------------------------------------------------------------------------------------------------------

Total adjustments                                                        (88,408)       196,059          424,335
-----------------------------------------------------------------------------------------------------------------

Net cash and cash equivalents provided by
     operating activities                                                655,584        900,188          893,338
-----------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Net (increase) decrease in interest-bearing deposits
        with other banks                                                 436,247       (627,450)         539,233
     Net (increase) decrease in federal funds sold                    (2,424,159)     2,412,400        2,018,759
     Purchases of securities available for sale                       (5,136,995)    (6,926,626)      (7,500,401)
     Proceeds from sale of securities available for sale               1,639,374              -                -
     Proceeds from maturity of securities available for sale           3,500,000      4,500,000        6,500,000
     Net increase in loans                                            (6,152,496)    (1,969,581)      (1,987,477)
     Purchases of premises and equipment                                (958,689)       (91,747)         (62,169)
     Proceeds from disposal of premises and equipment                      3,045            426               -
-----------------------------------------------------------------------------------------------------------------

Net cash and cash equivalents used in
     investing activities                                             (9,093,673)    (2,702,578)        (492,055)
-----------------------------------------------------------------------------------------------------------------


Continued

REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY




Consolidated Statements of Cash Flows, Continued



-----------------------------------------------------------------------------------------------------------------

                                                                        1996           1995            1994

-----------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Net increase (decrease) in demand deposits and
        savings accounts                                          $    1,622,675       (123,921)      (2,139,669)
     Net increase in certificates of deposit
        $100,000 and over and other time deposits                      5,708,641      4,443,364          147,377
     Net increase (decrease) in securities sold under
        repurchase agreements                                          1,205,672       (579,813)       1,370,584
     Issuance of common stock                                            130,078        148,906           36,625
-----------------------------------------------------------------------------------------------------------------

Net cash and cash equivalents provided by (used in)
     financing activities                                              8,667,066      3,888,536         (585,083)
-----------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                     228,977      2,086,146         (183,800)

Cash and cash equivalents at beginning of year                         3,141,673      1,055,527        1,239,327
-----------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                          $    3,370,650      3,141,673        1,055,527
-----------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
     Cash paid during the year
        Interest                                                  $    2,272,389      2,105,302        1,653,989
        Income taxes                                                     641,809        188,676            4,000
-----------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(1)      Summary of Significant Accounting Policies

Organization and Basis of Presentation

         Regency Financial Shares, Inc. (the "Holding Company") is a bank holding company that owns all of the outstanding common stock of its subsidiary, Regency Bank ("Regency"). Regency focuses primarily on serving the needs of high income, high net worth individuals and their businesses in the Richmond, Virginia area. It provides most commercial banking services to its customers. Regency is subject to competition from other financial institutions. It is also subject to the regulations of the Federal Reserve System and the State Corporation Commission of Virginia, and it is subject to periodic examinations by the regulatory authorities. The most recent regulatory examination was conducted as of June 30, 1996.

         The consolidated financial statements include the accounts of the Holding Company and Regency (together, "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and judgments that affect reported amounts of assets and liabilities and revenues and expenses. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties. These areas and other significant accounting policies affecting the consolidated financial statements are discussed below.

Cash and Cash Equivalents

         Cash equivalents include cash on hand and amounts due from other banks.

Securities Available for Sale

         The Company classifies its securities in one of three categories: trading, available for sale or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near-term. Held to maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. All of the Company's investment securities are classified as available for sale at December 31, 1996 and 1995.

         Trading and available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses on available for sale securities, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer and unrealized gains and losses are included in earnings or as a separate component of shareholders' equity depending on the type of transfer.

                                                                (continued)

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(1)      Summary of Significant Accounting Policies (continued)

         A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings and results in the establishment of a new cost basis for the security.

         Premiums and discounts are amortized or accreted over the life of the related available for sale or held to maturity security as an adjustment to yield using a method that approximates the level yield method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Loans

         Interest on loans is calculated by using the simple interest method applied to the daily principal balances outstanding.

         Nonaccrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Company to discontinue the accrual of interest when principal or interest payments are delinquent 91 days or more unless the loan principal and interest are determined by management to be fully collectible. Thereafter, interest is recognized only to the extent payments are received.

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes that the collectibility of the principal balance is unlikely. Recoveries of amounts previously charged off are credited to the allowance. The charge to operations is based on management's evaluation of the loan portfolio, including such factors as the volume and character of loans outstanding, past loan loss experience and general economic conditions. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly those affecting real estate values.

         In addition, regulatory agencies, as an integral part of their examination process, periodically review Regency's allowance for loan losses. Such agencies may require Regency to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Premises and Equipment

         Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated principally using the straight-line method over the estimated useful lives of the assets.

Income Taxes

         The Company accounts for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement No. 109). Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


                                                                (continued)

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies (continued)

Earnings per Share

         Earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the year, including average common equivalent shares attributable to dilutive stock options. Average shares used in the determination of earnings per share for the years ended December 31, 1996, 1995 and 1994 were 1,336,420, 1,184,412 and 1,016,626, respectively.

 (2)     Securities Available for Sale

         The Company has classified all securities as available for sale, and has recorded a net unrealized loss on securities available for sale of $(24,230), net of income taxes, at December 31, 1996 and a net unrealized gain of $104,477, net of income taxes, at December 31, 1995 as a separate component of shareholders' equity.

         The amortized cost, gross unrealized gains and losses and estimated fair value of securities available for sale at December 31, 1996 and 1995 are summarized as follows:


                                                   1996
                             ----------------------------------------------
                                             Gross      Gross     Estimated
                              Amortized   unrealized  unrealized     fair
                                 cost        gains      losses       value
---------------------------------------------------------------------------

U.S. Government and agencies $14,042,553    43,441     79,244   14,006,750
Federal Reserve Bank stock       192,500         -          -      192,500
Virginia Banker's Bank stock      62,750         -          -       62,750
---------------------------------------------------------------------------

                             $14,297,803    43,441     79,244   14,262,000
---------------------------------------------------------------------------


                                                   1995
                             ----------------------------------------------
                                             Gross      Gross     Estimated
                              Amortized   unrealized  unrealized     fair
                                 cost       gains       losses       value
---------------------------------------------------------------------------

U.S. Government and agencies $13,940,862   182,676     23,488   14,100,050
Federal Reserve Bank stock       161,700         -          -      161,700
Virginia Banker's Bank stock      62,750         -          -       62,750
Federal Home Loan Bank stock     173,500         -          -      173,500
---------------------------------------------------------------------------

                             $14,338,812   182,676     23,488   14,498,000
---------------------------------------------------------------------------



         The amortized cost and estimated fair value of securities available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                  Estimated
                                                    Amortized        fair
                                                      cost          value
----------------------------------------------------------------------------

Due in one year or less                          $  3,003,384     3,009,062
Due after one year through five years               9,454,339     9,442,063
Due after five years                                1,840,080     1,810,875
----------------------------------------------------------------------------

                                                 $ 14,297,803    14,262,000
----------------------------------------------------------------------------



                                                                (continued)

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

 (2)     Securities Available for Sale (continued)


         Interest and dividends earned on securities available for sale by security type for the years ended December 31, 1996, 1995 and 1994 follows:



                                                1996      1995       1994
--------------------------------------------------------------------------

U.S. Treasury securities                  $  357,378   443,815    290,169
Securities of U.S. Government agencies       532,916   338,222    213,507
Other                                         22,442    26,922     21,211
--------------------------------------------------------------------------

                                          $  912,736   808,959    524,887
--------------------------------------------------------------------------

(3)      Loans and Allowance for Loan Losses

         The composition of loans at December 31, 1996 and 1995 follows:



                                                       1996          1995
--------------------------------------------------------------------------

Commercial                                     $ 27,812,711    23,252,628
Real estate                                      15,415,889    14,702,264
Consumer                                          4,952,835     4,063,137
--------------------------------------------------------------------------

                                               $ 48,181,435    42,018,029
--------------------------------------------------------------------------




         Loans have been made to certain directors of the Holding Company and Regency and certain corporations and individuals related to such persons. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. Following is a summary of activity during 1996 and 1995 for such loans:




                                Balance                                   Balance
Year                          January 1   Additions     Repayments    December 31
----------------------------------------------------------------------------------

1996                        $ 4,567,379   1,157,000      1,165,000      4,559,379
----------------------------------------------------------------------------------

1995                        $ 4,603,618     449,500        485,739      4,567,379
----------------------------------------------------------------------------------




         Activity in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 follows:




                                                1996      1995       1994
--------------------------------------------------------------------------

Balance, beginning of year                $  523,669   468,055    438,196
Provision charged to expense                  58,697    88,000     60,000
Recoveries credited to allowance              21,948     2,066      8,089
Loans charged off                            (11,038)  (34,452)   (38,230)
--------------------------------------------------------------------------

                                          $  593,276   523,669    468,055
--------------------------------------------------------------------------




         On January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (Statement No. 114), as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure (Statement No. 118). Statement No. 114, as amended by Statement No. 118, requires that impaired loans within the scope of the statements be presented in the financial statements at the present value of expected future cash flows or at the fair value of the loan's collateral. A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment. Statement No. 114 does not apply to larger groups of homogeneous loans such as real estate mortgage, installment, home equity and credit card loans, which are collectively evaluated for impairment.



                                                                (continued)

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


(3)      Loans and Allowance for Loan Losses (continued)

         During the years ended December 31, 1996 and 1995, there were no loans identified as impaired and, accordingly, Statement No. 114, as amended by Statement No. 118, had no impact on the Company's consolidated financial statements.

(4)      Premises and Equipment

         The composition of premises and equipment at December 31, 1996 and 1995 follows:



                                             Estimated
                                            lives (years)       1996         1995
----------------------------------------------------------------------------------

Land                                            -      $     163,697            -
Building                                        39           498,769            -
Furniture and equipment                        5-7           869,051      795,648
Leasehold improvements                         2-7            40,613       23,080
----------------------------------------------------------------------------------

                                                           1,572,130      818,728
Less accumulated depreciation and amortization               482,652      607,105
----------------------------------------------------------------------------------

Net premises and equipment                             $   1,089,478      211,623
----------------------------------------------------------------------------------


 (5)     Leases

         Future minimum lease payments under noncancellable operating leases as of December 31, 1996 are as follows:




             Year ending                         Operating
             December 31,                          leases
             ---------------------------------------------

             1997                               $ 149,889
             1998                                 141,283
             1999                                  59,222
             ---------------------------------------------

             Total minimum lease payments       $ 350,394
             ---------------------------------------------



         Total rental expense for operating leases for the years ended December 31, 1996, 1995 and 1994 was $145,662, $134,085 and $128,320, respectively. In most cases, management expects that in the normal course of business leases that expire will be renewed or replaced by other leases.


                                                                (continued)

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


(6)      Income Taxes

         Income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 consists of:




                                                1996      1995       1994
--------------------------------------------------------------------------

Current - Federal                         $  375,402   407,670    198,602
Deferred - Federal                            (6,574)  (44,942)    43,084
--------------------------------------------------------------------------

                                          $  368,828   362,728    241,686
--------------------------------------------------------------------------




         Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to earnings before income taxes as a result of the following:



                                                1996      1995       1994
--------------------------------------------------------------------------

Computed "expected" tax expense           $  378,359   362,732    241,634
Addition (reduction) in income taxes
    resulting from other, net                 (9,531)       (4)        52
--------------------------------------------------------------------------

                                          $  368,828   362,728    241,686
--------------------------------------------------------------------------



         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below.




                                                      1996       1995
----------------------------------------------------------------------

Deferred tax assets:
    Loans, principally due to allowance
       for loan losses                           $ 121,360    101,403
    Securities available for sale,
       due to unrealized losses                     11,573          -
    Other                                            6,622      3,748
----------------------------------------------------------------------

Total gross deferred tax assets                    139,555    105,151
    Less valuation allowance                             -          -
----------------------------------------------------------------------

Net deferred tax assets                            139,555    105,151

Deferred tax liabilities:
    Premises and equipment, principally due
       to differences in depreciation               28,334     25,957
    Securities available for sale,
       due to unrealized gains                           -     54,711
    Prepaid expenses                                14,005      4,933
    Other                                           12,210      7,402
----------------------------------------------------------------------

Total gross deferred tax liabilities                54,549     93,003
----------------------------------------------------------------------

Net deferred tax asset                           $  85,006     12,148
----------------------------------------------------------------------


         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon recent levels of taxable income and projections for future taxable income over the periods in which the deferred tax assets are expected to become deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.


                                                                (continued)

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(7)      Pledged and Restricted Assets

         At December 31, 1996 and 1995, investment securities with a carrying value of $9,619,000 and $6,500,000, respectively, were pledged as collateral to secure deposits and for other purposes required or permitted by law.

         As a member of the Federal Reserve System, Regency is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1996 and 1995, the aggregate amounts of daily average required balances were approximately $125,000 and $212,000, respectively.

(8)      Stock Options

         As of December 31, 1996, 187,512 shares of common stock were reserved for issuance to directors, original organizers and employees of the Holding Company and Regency under a stock option plan. The options are exercisable at prices ranging from $3.00 to $6.48 per share at varying dates not to exceed ten years from the date of issuance.

         Other information relating to the stock options is summarized below:





                                    1996                        1995                        1994
                          --------------------------------------------------------------------------------
                                         Aggregate                  Aggregate                   Aggregate
                             No. of       option       No. of        option        No. of         option
                             shares        price       shares         price        shares         price
----------------------------------------------------------------------------------------------------------

Options outstanding,
     beginning of year      189,268 $      865,378      212,638 $     990,590       220,018 $   1,013,590
Stock dividend               18,927              -       21,264             -             -             -
Granted during year          21,000        128,500       13,000        88,875         5,000        32,500
Exercised during year       (31,445)      (130,078)     (40,914)     (148,906)       (7,380)      (36,625)
Canceled during year        (10,238)       (51,732)     (16,720)      (65,181)       (5,000)      (18,875)
----------------------------------------------------------------------------------------------------------

Options outstanding,
     end of year            187,512 $      812,068      189,268 $     865,378       212,638 $     990,590
----------------------------------------------------------------------------------------------------------

Total exercisable at
     end of year            152,718 $      615,774      164,707 $     729,502       202,266 $     854,473
----------------------------------------------------------------------------------------------------------



         The Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for stock-based compensation plans. Accordingly, no compensation cost has been recognized for the Company's stock options. Had compensation cost been determined based on the fair value at the grant dates consistent with the alternative method of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net earnings and net earnings per share as reported in the accompanying consolidated statements of earnings would not have been impacted by a material amount.

(9)      Employee Benefit Plan

         Effective January 1, 1992, the Company established a 401(k) savings plan. The plan is open to all full-time employees who have completed at least one year of service. The Company matches twenty-five percent of each employee's contribution to the plan up to six percent of that employee's salary. Additionally, the Company makes an annual contribution to the plan equal to three percent of the salaries of eligible employees. The Company contributed $26,838, $24,268 and $16,960 to the plan for the years ended December 31, 1996, 1995 and 1994, respectively.

                                                                (continued)

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that fair value.

Cash and Cash Equivalents, Interest-Bearing Deposits with Other Banks and Federal Funds Sold

         For cash and short-term investments, the carrying amount is a reasonable estimate of fair value.

Securities Available for Sale

         For securities available for sale, fair value is determined by quoted market price. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

         The fair value of performing loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair values for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows.

Deposits

         The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar terms and remaining maturities.

Securities Sold Under Repurchase Agreements

         The carrying value of short-term borrowings is a reasonable estimate of fair value. The fair value of long-term borrowings is estimated based on interest rates currently available for debt with similar terms and remaining maturities.


Commitments to Extend Credit and Standby Letters of Credit

         The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated costs to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 1996 and 1995, the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.

         The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1996 and 1995 are summarized as follows:

                                                                (continued)

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements

(10)     Disclosures About Fair Values of Financial Instruments (continued)







                                                                                                 1996
------------------------------------------------------------------------------------------------------------
                                                                                  Carrying             Fair
                                                                                    amount            value
------------------------------------------------------------------------------------------------------------

Financial Assets:
     Cash and cash equivalents                                            $      3,370,650        3,370,650
     Interest-bearing deposits with other banks                                    395,074          395,074
     Federal funds sold                                                          4,373,000        4,373,000
     Securities available for sale                                              14,262,000       14,262,000
     Net loans                                                                  47,588,159       47,271,000
     Accrued interest receivable                                                   534,000          534,000
     Loan commitments                                                           11,312,000       11,312,000
     Standby letters of credit                                                     464,000          464,000
Financial liabilities:
     Deposits                                                                   60,215,393       60,195,000
     Securities sold under repurchase agreements                                 4,203,143        4,203,143
     Accrued interest payable                                                      355,000          355,000
------------------------------------------------------------------------------------------------------------


                                                                                                  1995
-------------------------------------------------------------------------------------------------------------
                                                                                    Carrying            Fair
                                                                                      amount           value
-------------------------------------------------------------------------------------------------------------
Financial Assets:
     Cash and cash equivalents                                              $      3,141,673       3,141,673
     Interest-bearing deposits with other banks                                      831,321         831,321
     Federal funds sold                                                            1,948,841       1,948,841
     Securities available for sale                                                14,498,000      14,498,000
     Net loans                                                                    41,494,360      42,115,302
     Accrued interest receivable                                                     438,000         438,000
     Loan commitments                                                             11,341,000      11,341,000
     Standby letters of credit                                                        92,000          92,000
Financial liabilities:
     Deposits                                                                     52,884,077      52,976,710
     Securities sold under repurchase agreements                                   2,997,471       2,997,471
     Accrued interest payable                                                        241,000         241,000
-------------------------------------------------------------------------------------------------------------



(11)     Commitments and Contingent Liabilities

         In the normal course of business, various commitments and contingent liabilities are outstanding, such as commitments to extend credit and standby letters of credit, that are not reflected in the consolidated financial statements. The contractual amounts of these transactions represent the Company's maximum loss exposure with respect to these items. Management does not anticipate losses as a result of these transactions.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Regency evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Regency, upon extension of credit is based on management's credit evaluation of the counterparty.

         Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements.

                                                                (continued)

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


(11)     Commitments and Contingent Liabilities (continued)

         At December 31, 1996 and 1995, the Company had approximately $11,312,000 and $11,341,000 in outstanding commitments to extend credit, respectively, and $464,000 and $92,000 in outstanding standby letters of credit, respectively.

(12)     Regulatory Requirements and Restrictions

         Regency is subject to certain regulatory restrictions pertaining to the amount of dividends that it may pay. The Federal Reserve restricts, without prior approval, the total dividend payments of a member bank in any calendar year to the total of the bank's net earnings of that year, as defined, combined with its retained net earnings of the preceding two calendar years, less any required transfers to surplus. The amount of dividends available to be paid by Regency at December 31, 1996 and 1995 was approximately $406,000 and $926,000, respectively.

         The Holding Company's only significant asset is its investment in Regency. The Holding Company's primary source of income is dividends from Regency. The Holding Company's ability to pay dividends to its shareholders is dependent on Regency's ability to pay dividends to the Holding Company.

         Regency is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Regency must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Regency's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require Regency to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that Regency meets all capital adequacy requirements to which it is subject. The most recent notification from the Federal Reserve categorized Regency as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed Regency's category.

         Regency's actual regulatory capital amounts and ratios are presented below.

                                                                (continued)

                 Regency Financial Shares, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements


(12)     Regulatory Requirements and Restrictions (continued)




                                                                 Minimum                   To Be Well
                                                              Requirements              Capitalized Under
                                                              for Capital               Prompt Corrective
                                       Actual               Adequacy Purposes           Action Provisions
                              -------------------------  --------------------------------------------------
December 31, 1996                 Amount        Ratio        Amount       Ratio         Amount      Ratio
-----------------------------------------------------------------------------------------------------------

Total capital (to risk-
     weighted assets)       $    7,611,000      14.23%     $ 4,279,000     8.00%    $ 5,349,000      10.00%
Tier 1 capital (to risk-
     weighted assets)            7,018,000      13.12        2,140,000     4.00       3,209,000       6.00
Tier 1 capital (to average
     assets)                     7,018,000       9.76        2,877,000     4.00       3,596,000       5.00
--------------------------------------------------------------------------------------------------------------







                                                                   Minimum                   To Be Well
                                                                 Requirements             Capitalized Under
                                                                  for Capital             Prompt Corrective
                                         Actual                Adequacy Purposes          Action Provisions
                               ------------------------   --------------------------------------------------
December 31, 1995                   Amount       Ratio         Amount      Ratio         Amount       Ratio
------------------------------------------------------------------------------------------------------------

Total capital (to risk-
     weighted  assets)       $   6,660,000     14.76%    $  3,609,000      8.00%    $ 4,511,000      10.00%
Tier 1 capital (to risk-
     weighted assets)            6,137,000     13.60        1,805,000      4.00       2,707,000       6.00
Tier 1 capital (to average
      assets)                    6,137,000      9.78        2,509,000      4.00       3,136,000       5.00
------------------------------------------------------------------------------------------------------------


REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY

Consolidated Balance Sheets

                                                                                      (Unaudited)
                                                                                     September 30,         December 31,
Assets                                                                                   1997                  1996
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                            $    4,481,071    $     3,370,650
Interest-bearing deposits with banks
                                                                                                  -            395,074
Federal funds sold                                                                        2,467,000          4,373,000
Securities available-for-sale, at fair value                                             19,336,462         14,262,000
Loans                                                                                    47,323,910         48,181,435
     Less allowance for loan losses
                                                                                            583,139            593,276
-----------------------------------------------------------------------------------------------------------------------
Net loans                                                                                46,740,771         47,588,159
Premises and equipment, net                                                               1,096,079          1,089,478
Other assets, net
                                                                                            920,966            919,812
-----------------------------------------------------------------------------------------------------------------------
Total assets                                                                          $  75,042,349     $   71,998,173
=======================================================================================================================


Liabilities
-----------------------------------------------------------------------------------------------------------------------
Deposits:
     Demand                                                                           $  16,086,202     $   15,947,267
     Savings                                                                             14,005,286         12,172,997
     Certificates of deposit $100,00 and over                                            15,953,282         18,661,370
     Other time deposits                                                                 17,447,970         13,433,759
-----------------------------------------------------------------------------------------------------------------------
Total deposits                                                                           63,492,740         60,215,393
Short-term borrowings                                                                     3,977,214          4,203,143
Other liabilities
                                                                                            392,109            511,179
-----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                        67,862,063         64,929,715


Shareholders' equity
-----------------------------------------------------------------------------------------------------------------------
Common stock, par value $2.50 per share, 8,000,000 shares authorized; 1,389,096 shares issued and outstanding at September 30, 1997 and
     1,308,664 shares issued and outstanding at December 31, 1996                         3,472,741          3,271,660
Surplus                                                                                   3,660,666          3,592,217
Retained earnings
                                                                                             22,982            228,811
Net unrealized gains (losses) on securities available-for-sale
                                                                                             23,897           (24,230)
-----------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                7,180,286          7,068,458
-----------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                            $  75,042,349     $   71,998,173
=======================================================================================================================

REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY


Consolidated Statements of Earnings
(Unaudited)

                                                                    Three Months Ended               Nine Months Ended
                                                               September 30,    September 30,September 30,   September 30,
                                                                    1997             1996        1997            1996
--------------------------------------------------------------------------------------------------------------------------
Income from earning assets:
     Interest and fees on loans                                 $ 1,134,834    $   1,146,618 $  3,492,847   $  3,220,172
     Interest and dividends on available for sale
     securities                                                     256,358          218,054      746,274        698,271
     Interest on federal funds sold                                  63,039           11,139      161,650         64,283
--------------------------------------------------------------------------------------------------------------------------
Total income from earning assets                                  1,454,231        1,375,811    4,400,771      3,982,726
--------------------------------------------------------------------------------------------------------------------------
Interest expense:
     Interest on deposits                                           647,202          519,288    1,909,074      1,575,128

     Interest on short-term borrowings                               57,806           69,679      157,468        170,826
--------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                              705,008          588,967    2,066,542      1,745,954
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                                 749,223          786,844    2,334,229      2,236,772

Provision for loan losses                                            26,500           18,000      625,200         40,697
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                 722,723          768,844    1,709,029      2,196,075

Other operating income:
     Service charges on deposit accounts                             27,268           31,461       89,495         88,451

     Other fees and commissions                                       7,188           11,636       25,453         23,033

     Securities gains (losses)                                            -                -            -          9,084

--------------------------------------------------------------------------------------------------------------------------
Total other operating income                                         34,456           43,097      114,948        120,568
--------------------------------------------------------------------------------------------------------------------------
Other operating expenses:
     Salaries and employee benefits                                 256,355          252,168      832,206        749,459

     Occupancy expense                                               41,706           41,576      131,530        121,402

     Furniture and equipment expense                                 40,595           23,348      117,391         63,471

     FDIC assessments                                                 2,668            3,654        5,310         10,964

     Other expenses                                                 211,051          172,292      628,785        493,918
--------------------------------------------------------------------------------------------------------------------------
Total other operating expenses                                      552,375          493,038    1,715,222      1,439,214
--------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                        204,804          318,903      108,755        877,429

Income tax expense                                                   88,471          104,335       38,131        294,013
--------------------------------------------------------------------------------------------------------------------------

Net earnings                                                   $    116,333   $      214,568      $70,624      $ 583,416
==========================================================================================================================
Net earnings per share                                         $       0.12             0.16         0.05       $   0.44
==========================================================================================================================

REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY

Consolidated Statements of Cash Flows
(Unaudited)
Nine Months ended September 30, 1997 and 1996

--------------------------------------------------------------------------------------------------------------------
                                                                                     September 30,   September 30,
                                                                                         1997             1996
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net earnings                                                                 $             70,624      $ 583,416
Adjustments to reconcile net income to net cash provided
  by operating activities:
    Depreciation and amortization                                                          95,221         54,076
    Provision for loan losses                                                             625,200         40,697
    Provision for deferred income taxes                                                    24,793       (94,310)
    Net amortization of securities premiums and discounts                                  49,822         32,963
    Gain on sale of securities, net                                                             0        (9,084)
    Amortization of intangibles                                                            20,522         17,996
    Increase in other assets                                                             (71,262)      (137,020)
    Decrease in accrued interest and other liabilities                                  (119,070)      (150,663)
-----------------------------------------------------------------------------------------------------------------

Total adjustments                                                                         625,226      (245,345)
-----------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                                 695,850        338,071
-----------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
Net decrease in federal funds sold                                                      1,906,000      1,704,841
Decrease in interest-earning deposits                                                     395,074        831,321
Purchases of securities available for sale                                            (9,551,364)    (3,612,441)
Proceeds from sale of securities available for sale                                             -      1,466,008

Proceeds from calls, maturities and principal payments
  of securities available for sale                                                      4,500,000      2,000,000
Purchases of bank premises and equipment                                                (101,822)      (301,081)
Net (increase) decrease in loan portfolio                                                 222,188    (5,420,356)
-----------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                                 (2,629,924)    (3,331,708)
-----------------------------------------------------------------------------------------------------------------

(continued)


REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued
(Unaudited)


-----------------------------------------------------------------------------------------------------------------
                                                                                       September 30,  September 30,
                                                                                           1997           1996
-----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Issuance of common stock                                                                  176,290        130,046
Net increase in deposits                                                                3,277,347      2,574,511
Net increase (decrease) in other borrowed funds                                         (225,929)      1,824,179
Cash dividends                                                                          (183,213)              -

-----------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                               3,044,495      4,528,736
-----------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                               1,110,421      1,535,099
Cash and cash equivalents at beginning of year                                          3,370,650      3,141,673
-----------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                                   $          4,481,071      4,676,772
-----------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information: Cash paid during the period for:
       Interest                                                              $          2,100,528      1,696,544
       Income taxes                                                          $            144,161        504,236
-----------------------------------------------------------------------------------------------------------------

REGENCY FINANCIAL SHARES, INC.
AND SUBSIDIARY

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. The consolidated financial statements of Regency Financial Shares, Inc. conform to generally accepted accounting principles and to general banking industry practices. The interim period consolidated financial statements are unaudited; however, in the opinion of management, all adjustments of a normal and recurring nature which are necessary for a fair presentation of the consolidated financial statements herein have been included. The financial statements herein should be read in conjunction with the notes to annual consolidated financial statements included within this registration statement.

2.       Contingencies and Other Matters

         Regency has entered into a merger agreement with MainStreet BankGroup Incorporated. At the time of the merger, Regency will merge with and into MainStreet, subject to shareholder and regulatory approval and other conditions. See "The Merger" for specific details of the agreement.

                                    ANNEX A






                          AGREEMENT AND PLAN OF MERGER


                                     among


                       MAINSTREET BANKGROUP INCORPORATED

                                      and

                         REGENCY FINANCIAL SHARES, INC.

                                October 27, 1997

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of the 27th day of October, 1997 (this "Plan"), by and among MainStreet BankGroup Incorporated, a Virginia corporation ("MSBC"), and Regency Financial Shares, Inc., a Virginia corporation ("Regency").

                                   RECITALS:

         (A) MSBC. MSBC is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, with its principal executive offices located in Martinsville, Virginia. As of the date hereof, MSBC has 20,000,000 authorized shares of Common Stock, each of $5.00 par value ("MSBC Common Stock"), and 1,000,000 authorized shares of Preferred Stock, each of $5.00 par value ("MSBC Preferred Stock") (no other class of capital stock being authorized), of which 11,411,434 shares of MSBC Common Stock and no shares of MSBC Preferred Stock, respectively, are issued and outstanding as of September 30, 1997. MSBC has eight (8) wholly owned bank subsidiaries: Piedmont Trust Bank, a Virginia bank; Bank of Ferrum, a Virginia bank; Bank of Carroll, a Virginia bank; First Community Bank, a Virginia bank; The First Bank of Stuart, a Virginia bank; First Community Bank of Saltville, a Virginia bank; Hanover Bank, a Virginia bank; and First National Bank of Clifton Forge, a national banking association (each of which is referred to as a "MSBC Bank Subsidiary" and all of which are referred to as "MSBC Bank Subsidiaries"). In addition, MSBC has two wholly owned nonbanking subsidiaries, MainStreet Trust Company, chartered as a limited purpose national banking association to engage in the business of a trust company and businesses incidental thereto ("MSBC Trust Subsidiary"), and MB Corp., incorporated under Virginia law ("MB Corp.") in connection with the pending Agreement and Plan of Merger dated as of July 25, 1997 with Tysons Financial Corporation. MSBC will form a corporation, JAA Corp. (the "Holding Company"), under Virginia law, as a wholly owned subsidiary of MSBC for the purpose of consummating the Merger (as hereinafter defined). The MSBC Bank Subsidiaries, MSBC Trust Subsidiary, MB Corp. and the Holding Company (upon formation) are individually referred to as an "MSBC Subsidiary" and collectively as "MSBC Subsidiaries".

         (B) Regency. Regency is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, with its principal executive offices located at 1011 East Main Street, Richmond, Virginia 23219, and is authorized to do business as a bank holding company under the federal Bank Holding Company Act of 1956, as amended, and Chapter 13 of the Virginia Banking Act. Regency's only subsidiary is Regency Bank ("RB"). As of the date hereof, Regency has 8,000,000 authorized shares of Common Stock, each of $2.50 par value ("Regency Common Stock"), of which 1,389,096 shares were issued and outstanding as of September 30, 1997, (no other class of capital stock being authorized). The holders of Regency Common Stock have no preemptive rights. Regency Common Stock is not subject to the provisions of Section 12, 13, 14(a), 14(c), 14(d), 15(d) and 16 of the Securities Exchange Act of 1934, as amended, (together with the rules and regulations of the Securities and Exchange Commission ("SEC") promulgated thereunder, the "Exchange Act"). Regency has granted options to purchase Regency Common Stock to Regency employees ("Employee Options") and to Regency directors ("Directors Options"). The Employee Options and Directors Options are collectively referred to as "Regency Options". The names of the Regency Option holders, the respective number of Employee and Directors Options held, the total number of Regency Options granted, and the respective strike price for each Regency Option ("Strike Price") have been Previously Disclosed.

         (C) The Holding Company. The Holding Company, when formed, will be a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, having 5,000 authorized shares of common stock, no par value ("Holding Company Common Stock") (no other class of capital stock being authorized) of which as of the Merger Closing (as hereinafter defined) 1,000 shares will be issued and outstanding, all of which shall be held of record and beneficially by MSBC.

         (D) RB. RB is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, is qualified to do business as a bank in Virginia and is a member bank of the Federal Reserve System. RB's headquarters are located at 1011 East Main Street, Richmond, Virginia 23219. RB has 2,000,000 shares of common stock, $5.00 par value per share ("RB Common Stock") authorized (no other class of capital stock being authorized), of which 505,490 shares are issued and outstanding as of September 30, 1997, all of which are held of record and beneficially by Regency. There are no shares of RB Common Stock authorized and reserved for issuance and there is no commitment to authorize, issue or sell any such shares or any other securities, warrants or obligations convertible into or exchangeable for, or giving any right to subscribe for or acquire any such shares and no securities, warrants or obligations representing any such rights are outstanding. There are no options or share appreciation rights authorized or granted for RB Common Stock and no commitment to grant any such options or share appreciation rights.

         With respect to Regency, any reference herein to "Subsidiary" or "Subsidiaries" refers to RB and, with respect to MSBC, any reference to "Subsidiary" refers to any MSBC Subsidiary and any reference to "Subsidiaries" refers to the MSBC Subsidiaries, jointly and severally (unless the context otherwise requires).

         (E) Rights, Etc. Except as Previously Disclosed or except in connection with the transactions contemplated by this Plan, there are no shares of MSBC Common Stock or MSBC Preferred Stock authorized and reserved for issuance, and MSBC has no commitment to authorize, issue or sell any such shares or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from MSBC, any such shares and no securities or obligations representing any such rights are outstanding. Except as Previously Disclosed, MSBC has not granted or made any commitment to grant any options or share appreciation rights with respect to the MSBC Common Stock or MSBC Preferred Stock. Except as Previously Disclosed and except for shares reserved pursuant to the Stock Option Agreement (as hereinafter defined), there are no shares of Regency Common Stock authorized and reserved for issuance and Regency has no commitment to authorize, issue or sell any such shares, or any other securities, warrants or obligations convertible into or exchangeable for, or giving any right to subscribe for or acquire from Regency any such shares, and no securities, warrants or obligations representing any such rights are outstanding. Except for the Regency Options Previously Disclosed, Regency has not granted or made any commitment to grant any options or share appreciation rights with respect to Regency Common Stock.

         (F) This Transaction. The Boards of Directors of MSBC and Regency, respectively, deem it advisable and in the best interests of MSBC and Regency and their stockholders that Regency be acquired by MSBC through a merger of Holding Company into Regency pursuant to this Agreement and Plan of Merger.

         (G) Stock Option Agreement. As a condition and inducement to MSBC's willingness to enter into this Plan, Regency has agreed that prior to 5:00 p.m., on October 28, 1997, Regency shall enter into a Stock Option Agreement with MSBC ("Stock Option Agreement") in the form attached hereto as Exhibit E pursuant to which Regency shall grant to MSBC an option ("Option") to purchase, under certain circumstances, shares of Regency Common Stock.

         (H) Approvals. The Board of Directors of each of MSBC and Regency has approved and adopted, at meetings of each of such Board of Directors, this Plan and the Stock Option Agreement and has authorized the execution of such instruments in counterparts by a member of the Office of the Chairman of MSBC and by the President of Regency, respectively, and any further modifications to such instruments as may be agreed by an officer authorized to execute this Plan and the Stock Option Agreement and not inconsistent with the authorizations of their respective Board of Directors. At the meeting of the Regency Board of Directors, the Board of Directors of Regency recommended the Plan as so executed to its shareholders.

         (I) NASDAQ. Trading of the MSBC Common Stock is presently reported on the National Association of Securities Dealers ("NASD") Quotations System National Market System("NASDAQ/NMS"). Regency Common Stock and the Regency Options are not traded on any established exchange.

         (J) Benefits of Plan. MSBC and Regency believe the Plan and its consummation are in the respective best interests of each corporation and its shareholders for the following reasons, among others: (1) the Merger (as hereinafter defined) will allow them to provide banking and related financial services more effectively and efficiently; (2) the Merger will expand the range of banking and related financial services which they can provide; (3) the Merger will enhance the safety and soundness of their operations; (4) the Merger will enable them to expand the market for their banking and related financial services; (5) Regency, as a wholly owned subsidiary of MSBC, will benefit from the larger and more diverse shareholder base of MSBC and the liquidity of the equity investments of former Regency shareholders as a result of receiving MSBC Common Stock in connection with the Merger will be enhanced; and (6) no gain or loss generally will be recognized by stockholders of Regency who receive shares of MSBC Common Stock in exchange for their shares of Regency Common Stock.

         (K) Other. It is the intention of the parties to this Plan that, on or after the Merger Effective Date (as hereinafter defined), MSBC may (but shall not be obligated to) cause the transfer of all of the assets and liabilities of RB to Hanover Bank, a wholly owned subsidiary of MSBC, including by means of a statutory merger, and may, but shall not be obligated to, terminate the separate corporate existence of the Continuing Corporation (as hereinafter defined).

         NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

                                 I. THE MERGER

         (A) The Continuing Corporation. On the Merger Effective Date the Holding Company shall merge into Regency (the "Merger"), the separate existence of the Holding Company shall cease and Regency (the "Continuing Corporation") shall survive.

         (B) Rights, Etc. Upon consummation of the Merger, the Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger as provided by the laws of the Commonwealth of Virginia.

         (C) Liabilities. Upon consummation of the Merger, the Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

         (D) Articles of Incorporation; Bylaws; Directors; Officers of Continuing Corporation. The Articles of Incorporation of the Continuing Corporation shall be those of the Holding Company, and the Bylaws of the Continuing Corporation shall be those of the Holding Company. The officers and directors of Holding Company in office immediately prior to the Merger becoming effective shall be the officers and directors of the Continuing Corporation, who shall hold office until such time as their successors are elected and qualified in accordance with the Articles and Bylaws of the Continuing Corporation.

         (E) Merger Closing; Merger Effective Date. The Merger shall become effective on the date and time the Virginia State Corporation Commission ("Virginia Corporation Authority") issues a certificate of merger reflecting the Merger (the "Merger Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of MSBC and Regency, subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article VI, the parties shall use their best efforts to cause the Merger Effective Date to occur as soon as practicable following the satisfaction of the conditions set forth in Paragraphs (A), (B) and (C) of Article VI but in no event later than June 30, 1998. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger will be exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on such date as MSBC shall designate to Regency and which is reasonably acceptable to Regency after the satisfaction of the condition set forth in Paragraphs (A), (B) and (C) of Article VI but no later than the Merger Effective Date. Prior to the Merger Closing, Holding Company and Regency shall execute and deliver to the Virginia Corporation Authority, Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto (the "Plan of Merger") for approval.

                           II.  MERGER CONSIDERATION

         (A) Outstanding Holding Company Common Stock. The shares of Holding Company Common Stock issued and outstanding immediately prior to the Merger Effective Date, on and after the Merger Effective Date, shall be converted automatically into that number of shares of common stock of Regency issued and outstanding immediately prior to the Merger Effective Date and shall constitute the only issued and outstanding shares of common stock of the Continuing Corporation.

         (B) Outstanding MSBC Common Stock. The shares of MSBC Common Stock issued and outstanding immediately prior to the Merger Effective Date shall, on and after the Merger Effective Date, remain issued and outstanding shares of MSBC Common Stock.

         (C) Outstanding Regency Common Stock. Each share (excluding shares held by Regency, RB or by MSBC or by any of the MSBC Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Excluded Shares")) of Regency Common Stock issued and outstanding immediately prior to the Merger Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof on the Merger Effective Date, become and be converted into the right to receive that number of shares of MSBC Common Stock obtained by dividing the Negotiated Price per Regency Common Share by the average of the bid/asked price per share for MSBC Common Stock ("Average MSBC Share Price") as reported on the NASDAQ/NMS for each of the twenty (20) trading days preceding the tenth calendar day prior to the Merger Effective Date. If the Exchange Ratio computed in accordance with the immediately preceding sentence is less than .406, the Exchange Ratio shall be
 .406, and if the Exchange Ratio computed in accordance with the immediately preceding sentence is greater than .500, the Exchange Ratio shall be .500 ("Exchange Ratio"). The Negotiated Price per Regency Common Share is $13.00.

         (D) Stockholder Rights; Stock Transfers. On the Merger Effective Date, holders of Regency Common Stock shall cease to be, and shall have no rights as, stockholders of Regency other than to receive the Merger consideration provided under Paragraph (C) above. After the Merger Effective Date, there shall be no transfers on the stock transfer books of Regency or the Continuing Corporation of the shares of Regency Common Stock which were issued and outstanding immediately prior to the Merger becoming effective.

         (E) Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of MSBC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MSBC shall pay to each holder of Regency Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fractional share by the Average MSBC Share Price.

         (F) Exchange Procedures. As promptly as practicable after the Merger Effective Date, MSBC shall send or cause to be sent to each former stockholder of Regency of record immediately prior to the Merger Effective Date transmittal materials for use in exchanging such stockholder's certificates of Regency for the consideration set forth in Paragraph (C) above. Any fractional share checks which a Regency stockholder shall be entitled to receive in exchange for such stockholder's shares of Regency Common Stock, and any dividends paid on any shares of MSBC Common Stock, that such stockholder shall be entitled to receive prior to the delivery to MSBC of such stockholder's certificates representing all of such stockholder's shares of Regency Common Stock will be delivered to such stockholder only upon delivery to MSBC of the certificates representing all of such shares (or indemnity satisfactory to MSBC, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends which the holder of such shares shall be entitled to receive upon such delivery. After the Merger Effective Date, to the extent permitted by law, former stockholders of record of Regency shall be entitled to vote at any meeting of holders of MSBC Common Stock, the number of whole shares of MSBC Common Stock into which their respective shares of Regency Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Regency Common Stock for certificates representing MSBC Common Stock in accordance with the provisions of this Plan.

         (G) Shares Held by Regency or MSBC. Each of the shares of Regency Common Stock held by Regency, RB, MSBC or any MSBC Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Merger Effective Date and no consideration shall be issued in exchange therefor.

         (H) Anti-Dilution Provisions. In the event MSBC changes the number of shares of MSBC Common Stock issued and outstanding prior to the Merger Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MSBC Common Stock (but not including shares issued in connection with a merger, share exchange or similar transaction) and the record date therefor shall be prior to the Merger Effective Date, the Exchange Ratio and Option Ratio shall be proportionately adjusted.

         (I) Dividends. Regency shareholders shall not under any circumstances be entitled to any dividend (cash or otherwise) declared by MSBC with a record date prior to the Merger Effective Date.

                          III. ACTIONS PENDING MERGER

A. Regency Actions. Without the prior written consent or approval of a proper officer of MSBC, Regency will not and will cause its Subsidiary not to:

         (1) Stock Distributions. Make, declare or pay any dividend other than cash dividends on Regency Common Stock or RB Common Stock, as the case may be, consistent with past practice and in an amount not greater than the last previous cash dividend paid prior hereto by Regency or RB, respectively, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary capacity in the ordinary course of its business and consistent with past practice or in connection with stock received on a debt previously contracted basis) or authorize the creation or issuance of, or issue (except as may be required to comply with Regency's obligations under the Regency Options), any additional shares of it capital stock, or any options, calls, warrants or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from its shares of its capital stock or any securities or obligations convertible into or exchangeable for shares of its capital stock, or issue any long-term debt;

         (2) Employment Contracts. Enter into any employment contracts with, increase the rate of compensation of (except in accordance with existing policy consistent with past practice or pursuant to any agreement existing and as in effect on the date hereof and Previously Disclosed), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or agreements existing and as in effect on the date hereof and Previously Disclosed;

         (3) Employee Benefit Plans. Enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (1) the vesting or exercise of any benefits payable thereunder, or (2) the right to exercise any employee stock options or stock appreciation rights outstanding thereunder;

         (4) Asset Disposition. Dispose of, grant an encumbrance against or discontinue any portion of its assets, business, operations or properties, which is material to Regency or RB or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity (except foreclosures, acquisitions of control in its fiduciary capacity or securitization transactions, in each case in the ordinary course of business consistent with past practice);

         (5) Constituent Documents. Amend its Articles of Incorporation or Bylaws as delivered to MSBC in connection with this Plan;

         (6) Material Transactions. (a) Settle any material litigation or legal proceeding brought by or against it or material claim of or against it or (b) enter into any material transaction or make any material commitment relating to its assets, business, operations or properties (including but not limited to any acquisition thereof), otherwise than as contemplated hereby or in the ordinary course of business consistent with past practice;

         (7) Actions Not in Ordinary Course. Take any action not in the ordinary course of business consistent with past practice; or

         (8) Agreements. Agree to take any of the foregoing actions.

                      IV.  REPRESENTATIONS AND WARRANTIES


         Regency hereby represents and warrants to MSBC and MSBC hereby represents and warrants to Regency as follows:

         (A) Recitals. The facts set forth in the Recitals of this Plan with respect to it and its respective Subsidiaries are true and correct.

         (B) Capitalization. The outstanding shares of it and its respective Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights.

         (C) General Corporate Power and Ownership of Properties. It and its respective Subsidiaries have the corporate power and authority to carry on their respective business as now being conducted and to own all of their respective material properties and assets and have good and marketable title to or a valid leasehold interest in all of the material properties and assets thereof reflected as owned or leased in its balance sheet as of December 31, 1996, and included in the MSBC Reports and Regency Reports (as hereinafter defined) and in all material properties and assets acquired or leased by it or its respective Subsidiaries, since December 31, 1996. In the case of Regency and its Subsidiary only, none of such properties is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind except: (1) mechanic's, carrier's, worker's or similar liens arising in the ordinary course of business;
(2) as Previously Disclosed; (3) imperfections of title, if any, none of which is material in amount or materially detracts from the value or impairs the existing use of the property subject thereto or the operations of Regency or its Subsidiary; and (4) liens of current taxes not due and payable.

         (D) Specific Corporate Authority. Subject to any necessary receipt of approval by its stockholders and the regulatory approvals referred to in Paragraphs (B) and (C) of Article VI, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to (1) bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights; and (2) general equity principles. In the case of Regency, it represents and warrants to MSBC that the Stock Option Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms subject only to conditions (1) and (2) in the immediately preceding sentence.

         (E) No Default. The execution, delivery and performance of this Plan and, in the case of Regency, the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby by it, will not constitute: (1) a breach of violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, franchise or agreement, indenture, instrument or authorization applicable to, of or held by it or its Subsidiaries, or to which it, its Subsidiaries or its or its Subsidiaries' respective properties are subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on it; or (2) a breach or violation of, or a default under, its or its Subsidiaries' respective Articles of Incorporation or Bylaws.

         (F) MSBC Reports. Except as Previously Disclosed, (1) MSBC's Annual Report on Form 10-K, for the fiscal year ended December 31, 1996, and all other documents filed or to be filed subsequent to December 31, 1996 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the SEC, all of which have been Previously Disclosed (all of the foregoing reports and documents of MSBC are hereinafter referred to as its "MSBC Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the MSBC Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the MSBC Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

         (G) Regency Reports. In the case of Regency only, it has Previously Disclosed to MSBC copies of (1) Regency's Consolidated Financial Statements, for the years ended December 31, 1994, 1995 and 1996; (2) RB's "Consolidated Report of Condition and Income" on Form FFIEC 034, as delivered to the appropriate bank regulatory authority for the years ended December 31, 1994, December 31, 1995, and December 31, 1996 and for the periods ending March 31, 1997 and June 30, 1997; (3) all other reports and documents filed with or sent to any federal or state regulatory authority by it or RB during 1995, 1996 and 1997; and (4) to the extent not prohibited by law, all reports of any state or federal regulatory authority relating to it or RB and received during or relating to matters in 1995, 1996 or 1997 (all of the foregoing reports and documents are hereinafter referred to as "Regency Reports"). Regency represents and warrants to MSBC that, as of their respective dates, the Regency Reports referred to in (1) and (2) above fairly present the financial position of the entity or entities to which they relate and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements (including any related notes and schedules thereto) fairly present the results of operations, changes in stockholders equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein and, in the case of the Regency Statements referred to in (1) in accordance with generally accepted accounting principles, consistently applied, and that, as of their respective dates the Regency Reports referred to in (2) and (3) above complied in all material respects with all legal and regulatory requirements applicable thereto.

         (H) Material Events. Except as Previously Disclosed, no event(s), occurrence(s), condition(s), or circumstance(s), whether known or unknown, has or have occurred which has or is reasonably likely to have at any future time a Material Adverse Effect on it.

         (I) Litigation. Except as Previously Disclosed, no litigation, proceeding or controversy before any court or governmental agency and no mediation or arbitration is pending which has or is reasonably likely to have at any future time a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceeding, controversy, mediation or arbitration has been threatened.

         (J) Material Contracts. Except as Previously Disclosed and except for this Plan and the Stock Option Agreement, neither it nor any Subsidiary is bound by any material contract (as to it and its Subsidiaries taken as a whole) to be performed in whole or part after the date hereof.

         (K) Commissions. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee in an amount Previously Disclosed to Wheat, First Securities, Inc. who has acted as financial advisor to Regency.

         (L)      ERISA.  Except as Previously Disclosed:

                  (1) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees or former employees of it and/or its Subsidiaries (the "Employees") are Previously Disclosed, true and complete copies of which have been made available to the other party;

                  (2) all employee benefit plans covering Employees, to the extent subject to ERISA (the "ERISA Plans"), are in compliance with ERISA, except for failure to so comply which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has either
(a) received a favorable determination letter from the Internal Revenue Service, or (b) is or will be the subject of an application for a favorable determination letter, and it is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter; there is no pending or, to the best of its knowledge, threatened litigation relating to the ERISA Plans which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; and neither it nor any Subsidiary has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or the Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (3) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any entity which is considered one "employer" with it or any Subsidiary under
Section 4001(a)(14) of ERISA or Section 414 of the Code (an "ERISA Affiliate"), which liability is reasonably likely to have a Material Adverse Effect on it; neither it nor any Subsidiary has incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA; and to its knowledge no notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or the Pension Plan of an ERISA Affiliate within the 12-month period ending on the date hereof;

                  (4) during the current plan year and the immediately preceding three plan years of such ERISA Plan, all contributions required to be made under the terms of any ERISA Plan of it or an ERISA Affiliate have been timely made; and no pension plan of it or an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (5) under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the ERISA Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such ERISA Plan, and there has been no material adverse change in the financial position of such ERISA Plan since the last day of the most recent plan year; and

                  (6) there are no material current or projected liabilities for retiree health or life insurance benefits.

         (M) Regulatory Approvals. It knows of no reason why the regulatory approvals referred to in Paragraphs (B) and (C) of Article VI should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraph (C).

         (N) Agreements with Bank Regulators. Except as Previously Disclosed neither MSBC nor Regency nor any Subsidiary, respectively, is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, any bank regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has it been advised by any bank regulator that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         (O) Subsidiaries. In the case of Regency only, it has no subsidiaries other than RB, all of the outstanding shares of which are validly issued, fully paid and nonassessable (except pursuant to 12 USC ss. 55) and are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer whatsoever. In the case of MSBC only, its only Subsidiaries are the MSBC Subsidiaries, all of the outstanding shares of which (with the exception of MB Corp. and the Holding Company as of the date hereof) are validly issued, fully paid and nonassessable (except pursuant to 12 USC ss. 55 or comparable state law) and are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer whatsoever.

         (P) Collective Bargaining Contracts. Neither it nor any Subsidiary is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization or is the subject of a proceeding asserting that it or the Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or the Subsidiary to bargain with any labor organization as to wages and conditions of employment. There is not any strike or other labor dispute involving it or any Subsidiary and to the best of its knowledge none is threatened. It is not aware of any activity involving the employees of it or any Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

         (Q) Classified Assets and Loan and Lease Loss Reserve. Regency has Previously Disclosed a list of the loans, extensions of credit or other assets of RB that were classified by the examiners of the Federal Reserve Board ("FRB") or by the Bureau of Financial Institutions of the Virginia State Corporation Commission ("Virginia Bank Regulator") in its last respective preceding examination ("RB Asset Classification") and has Previously Disclosed a list of its loans and extensions of credit by RB in the respective initial principal amount of $10,000 or more, any payment of which is, as of the date so disclosed, delinquent ("RB Delinquent Loan List"). The RB Asset Classification and the RB Delinquent Loan List are, respectively, accurate and complete in all material respects and no loans, extensions of credit or other assets (or portions thereof) that have been classified as of the respective date of the RB Asset Classification by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the RB Asset Classification other than amounts of loans, extensions of credit or other assets that were charged off by RB prior to the respective date of the RB Asset Classification. RB's loan and lease loss reserve as Previously Disclosed to MSBC and MSBC's consolidated loan and lease loss reserve as Previously Disclosed to Regency are reasonably believed by the disclosing party to be adequate as of the date thereof and no event(s), occurrence(s), condition(s) or circumstance(s) has or have occurred which have had, will have, or are reasonably likely (separately or collectively) to have the effect of rendering such loan and lease loss reserve materially inadequate or causing a material addition to the reserve to be made.

         (R) Affiliates. In the case of Regency only, except as Previously Disclosed, to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of it as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"; hereinafter the Securities Act and the Exchange Act are referred to as the "Federal Securities Laws").

         (S) Insurance Policies. In the case of Regency only, it has made available to MSBC correct and complete copies of all of its or its Subsidiary's insurance policies respecting the properties, operations, liabilities, officers, directors and employees thereof, all of which are in full force and effect or provide coverage to it or its Subsidiary and their respective officers, directors and employees.

         (T) MSBC Stock. In the case of MSBC only, the shares of MSBC Common Stock to be issued in exchange for shares of Regency Common Stock and Directors Options upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (U) Takeover Laws. In the case of Regency only, it has taken all necessary action to exempt the transactions contemplated by this Plan and the Stock Option Agreement from, or the transactions contemplated by this Plan and the Stock Option Agreement are otherwise exempt from, any applicable state takeover laws in effect as of the date of this Plan, including, without limitation, Articles 14 and 14.1 of the Virginia Stock Corporation Act.

         (V) Approval of This Transaction. In the case of Regency only, it has taken all action so that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (1) require a vote of stockholders (other than as set forth in Paragraph (A) of Article VI); or (2) result in the grant of any rights to any person under its Articles of Incorporation or Bylaws or, except as Previously Disclosed, under any agreement; or (3) except as set forth in Paragraphs (B) and (C) of Article VI, and Section 8 of the Stock Option Agreement and except for consents required to be obtained from the holders of Regency Options, require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license or, except as Previously Disclosed, the consent or approval of any other party to any agreement, indenture or instrument; or (4) restrict or impair in any way the ability of MSBC to exercise the rights granted hereunder or under the Stock Option Agreement.

         (W) Environmental Laws. As to Regency only, (1) To its knowledge, it, its Subsidiary, the Participation Facilities and the Loan Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (2) there is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it, its Subsidiary, or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law or (b) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it, its Subsidiary or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (3) to its knowledge, there is no proceeding pending or threatened before any court, governmental agency or board or other forum in which any Loan Property, it or its Subsidiary is or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law or (b) relating to the release or threatened release into the environment of any Hazardous Material, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (4) to its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above;

                  (5) to its knowledge, during the period of its or its Subsidiary's (a) ownership or operation of any of their respective current properties, (b) participation in the management of any Participation Facility, or (c) holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (6) to its knowledge, prior to the period of its or its
Subsidiary's: (a) ownership or operation of any of their respective current properties, (b) participation in the management of any Participation Facility, or (c) holding of a security interest in a Loan Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (7) the following definitions apply for purposes of this Paragraph (W): "to its knowledge" means the actual knowledge of any officer of Regency, any information contained in the business records of Regency and, with respect to any "Loan Property", any information contained in a Phase I or Phase II environmental assessment furnished to Regency; "Loan Property" means any property owned by it or its Subsidiary or in which it or its Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or its Subsidiary participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property; "Environmental Law" means (a) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

         (X) Taxes. Except as Previously Disclosed, to the best of its knowledge
(1) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or its Subsidiaries, including without limitation consolidated federal income tax returns of it and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to September 30, 1997, and on or prior to the date of the most recent fiscal year end immediately preceding the Merger Effective Date, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on it, and such Tax Returns were true, complete and accurate in all material respects, (2) all material taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it and its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Tax Returns have been paid in full, (3) all Taxes due with respect to completed and settled examinations have been paid in full, (4) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have a Material Adverse Effect on it, except as reserved against in the Regency Reports, and (5) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or its Subsidiaries.

         (Y) Legal Compliance. Except as Previously Disclosed, it and its Subsidiaries are in compliance with all applicable laws, ordinances, orders, decrees, or resolutions of any governmental entity relating or applicable to the conduct of their respective businesses, operations, employment practices or relating to the ownership or use of their respective properties which either alone or in the aggregate have or are reasonably likely to have a Material Adverse Effect on it.

         (Z) Certain Interests. Except in arm's length transactions pursuant to normal commercial terms and conditions, no executive officer or director of it or its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of it and its Subsidiaries, except for the usual rights of a shareholder in it; no such person is indebted to it, except for normal business expense advances and for loans made, in the case of MSBC, by an MSBC Bank Subsidiary, and in the case of Regency, by RB, in each case in full compliance with the law, including but not limited to, Regulation O of the FRB and in the ordinary course of business; and it is not indebted to such person except for amounts due under normal and disclosed compensation arrangements or reimbursement of ordinary business expenses.

         (AA) Licenses. It and its Subsidiaries have in effect all approvals, authorizations, consents, licenses, clearances, and orders of and registrations with all governmental and regulatory authorities the failure to have and comply with which either alone or in the aggregate would have a Material Adverse Effect on it.

         (BB) Liabilities. Except to the extent reflected or reserved against in the MSBC Reports, as to MSBC and its Subsidiaries, and in the Regency Reports, as to Regency and RB, and except as Previously Disclosed, it and its Subsidiaries have no material liability or obligation of any nature whether accrued, absolute, contingent or otherwise and whether due or to become due.

         (CC) Ten Percent Shareholders. Except as Previously Disclosed, it has no shareholder who owns of record or beneficially 10% or more of the outstanding shares of Regency Common Stock, or MSBC Common Stock, as the case may be, and there is no person known to it who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares
(1) voting power which includes the power to vote or to direct the voting of, such shares and/or (2) investment power, which includes the power to dispose or to direct the disposition, of 10% or more of the outstanding shares of Regency Common Stock or MSBC Common Stock, as the case may be (all of the foregoing, "10% Ownership"). There is no person to its knowledge who, directly or indirectly, has created or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of 10% Ownership or preventing the vesting of 10% Ownership. A person shall also be deemed to be a beneficial owner for purposes of the foregoing if that person has the right to acquire beneficial ownership of such shares within 60 days.

         (DD) Option Shares. In the case of Regency only, the Option Shares (as defined in the Stock Option Agreement) when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (EE) Articles and Bylaws. In the case of Regency only, true, correct and current copies of its and its Subsidiary's Articles of Incorporation (or Association) and bylaws have been delivered to MSBC.

         (FF) MSBC Shareholder Approval. In the case of MSBC, the approval of the Merger by the holders of shares of MSBC Common Stock is not required.

         (GG) Pooling of Interests. It has taken no action that would cause the Merger to fail to qualify for pooling of interests accounting treatment.

                                 V.  COVENANTS

         Regency hereby covenants to MSBC, and MSBC hereby covenants to Regency, that:

         (A) Best Efforts to Complete Merger. Subject to the terms and conditions of this Plan, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger within the time contemplated by this Agreement and to otherwise enable consummation of the transactions contemplated hereby and by the Stock Option Agreement and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by MSBC shall not violate this covenant), including (1) using its best efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and in the Stock Option Agreement and to cause to be satisfied the conditions referred to in Article VI and in the Stock Option Agreement, and each of Regency and MSBC shall use, and shall cause their respective Subsidiaries to use, their respective best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Plan and the Stock Option Agreement; and
(2) in the case of Regency, cooperating with MSBC in supplying such information as MSBC may reasonably request in connection with any public offerings of securities by MSBC prior to the Merger Effective Date. Notwithstanding the foregoing, in the event that one party hereto notifies the other party pursuant to Paragraph (B) of Article VIII that a breach has occurred in this Plan, either party shall have the option of suspending its obligations under this Paragraph or Paragraph (O) of this Article until such time as the breach has been cured.

         (B) Regency Proxy Statement. In the case of Regency only, (1) it shall promptly prepare and provide to MSBC prior to its filing and mailing a proxy statement (the "Proxy Statement") to be mailed to the holders of Regency Common Stock in connection with the Merger and to be filed by MSBC in a registration statement (the "Registration Statement") with the SEC, which shall conform to all applicable legal requirements; (2) without limiting the foregoing, at the time such Proxy Statement or any amendment or supplement thereto is mailed to holders of Regency Common Stock and at all times thereafter up to and including the meeting of Regency shareholders referred to in Subparagraph (3) of this Paragraph (B), the Proxy Statement and such amendments and supplements will comply in all material respects with the provisions (to the extent applicable) of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Proxy Statement;
(3) it shall hold a special meeting (the "Meeting") of the holders of Regency Common Stock as soon as practicable after the Registration Statement has become effective for purposes of voting upon this Plan, the Plan of Merger and the Merger contemplated hereby and thereby, and (4) it shall use its best efforts to solicit and obtain votes of the holders of Regency Common Stock in favor of the above proposals and shall once, at MSBC's request, recess or adjourn the Meeting for a period not exceeding ten days (unless Regency consents to a longer period) if such recess or adjournment is deemed by MSBC to be necessary or desirable.

         (C) Registration Statement Contents. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Regency relating to Regency and its Subsidiary and by MSBC relating to MSBC and the MSBC Subsidiaries (1) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (2) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement. In connection with the preparation of the Registration Statement and related Prospectus/Proxy Statement, each will cooperate with the other and will furnish the information concerning itself required by law to be included therein.

         (D) Effectiveness of Registration Statement. MSBC will advise Regency, promptly after MSBC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed and becomes effective or of the issuance of any stop order or the suspension of the qualification of the MSBC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         (E) Public Announcements. It agrees that, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law or applicable NASD or stock exchange rule.

         (F)      Review of Information.

                  (1) Upon reasonable notice, it shall afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Merger Effective Date, to all of its properties, books, contracts, commitments, properties and records to the extent permitted by law and to its officers, employees, counsel and accountants, authorizing each of them to discuss fully with the other party's representatives all matters related to this Plan, the transactions contemplated hereby and the condition, operations, business, assets or properties of such party. During such period, it shall also furnish promptly to the other party hereto (a) a copy of each material report, schedule and other document filed by it pursuant to the requirements of the Federal Securities Laws or any state laws, rules and regulations regulating the issuance, sale or exchange of securities or the markets in which any of the foregoing occurs ("Blue Sky Law(s)" which together with the Federal Securities Laws are hereinafter referred to as the "Securities Laws") or banking laws, and
(b) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request. No investigation pursuant to this Paragraph (F) by any party shall affect or be deemed to modify or waive any representation or warranty made by any other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by the Plan.

                  (2) Each party hereto agrees not to use any information obtained pursuant to this Paragraph (F) for any purpose unrelated to its evaluation of the transactions contemplated by this Plan and the Stock Option Agreement. If the Merger is not consummated, each party will hold all information and documents obtained pursuant to this Paragraph in confidence (as provided in Paragraph (F) of Article VIII) except to the extent that disclosure to a third party is for the purpose of assisting in the assessment of such information or documents for purposes of evaluating this Plan and its consummation (in which case reasonable steps shall be taken to preserve the confidentiality thereof) and in any event unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel that any such information or document is required by law or applicable NASD or stock exchange rule to be disclosed. In the event of the termination of this Plan, each party will, upon request by the other party, deliver to the other all documents so obtained by it or destroy such documents.

         (G) No Solicitation. In the case of Regency only, (1) it shall not, and shall direct the officers, directors, employees and other persons affiliated with it or any investment banker, attorney, accountant or other representative of it, not to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, or (except as required by the fiduciary duties of its Board of Directors as advised in writing by its counsel) furnish any nonpublic information relating to or participate in any negotiations or discussion concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, it or any merger or other business combination with it other than as contemplated by this Plan,; (2) shall notify MSBC immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, it; and
(3) shall instruct its officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing.

         (H) Filing of Registration Statement. In the case of MSBC only, it shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and MSBC shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.

         (I) Blue Sky. In the case of MSBC only, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary Blue Sky Law permits and approvals, provided that MSBC shall not be required by virtue thereof to submit to general jurisdiction in any state.

         (J) Affiliates. In the case of Regency only, it will cause each person who may be deemed to be an "affiliate" of it for purposes of Rule 145 under the Securities Act to execute and deliver to in the form attached hereto as Exhibit B restricting the disposition of such affiliate's shares of Regency Common Stock and the shares of MSBC Common Stock to be received by such person in exchange for such person's shares of Regency Common Stock.

         (K) Regency's Policies and Practices. In the case of Regency only:
Regency shall and shall cause its Subsidiary to use its best efforts to modify and change its credit, investment, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Merger Closing so as to be consistent on a mutually satisfactory basis with those of MSBC and generally accepted accounting principles. Regency shall not be required to modify or change any policies or practices, however, until (x) satisfaction of the conditions set forth in Paragraphs (A), (B) and
(C) of Article VI, (y) such time as Regency and MSBC shall reasonably agree that the Merger Closing will occur prior to public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with the SEC or other applicable governmental authority available to the public, and
(z) such time as MSBC acknowledges in writing that all conditions to MSBC's obligation to consummate the Merger (and MSBC's rights to terminate this Plan) have been waived or satisfied; provided, however, that in all circumstances Regency shall and shall cause its Subsidiary to make such modifications and changes not later than immediately prior to the Merger Effective Date. Regency's representations, warranties and covenants and contained in the Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Paragraph
(K).

         (L) State Takeover Laws. In the case of Regency only, it shall not take any action that would cause the transactions contemplated by this Plan and/or the Stock Option Agreement to be subject to any applicable state takeover statute in effect as of the date of this Plan and shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation, Articles 14 and 14.1 of the Virginia Stock Corporation Act.

         (M) Regency Special Shareholder Rights. In the case of Regency only:
(1) it shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger and the exercise of the Option) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any person under the Articles of Incorporation of Bylaws of Regency or under any agreement to which Regency is a party (other than as Previously Disclosed); or (2) it shall not restrict or impair in any way the ability of MSBC to exercise the rights granted hereunder or under the Stock Option Agreement.

         (N) Shareholder Approval. In the case of Regency, only, it shall not adopt any plan or other arrangement granting any rights to any shareholders that would adversely affect in any way MSBC's rights under this Plan or the Stock Option Agreement and, in the case of MSBC only, it shall not amend the terms of its Participating Cumulative Preferred Stock, Series A, of which 100,000 shares are authorized but unissued as of September 30, 1997, in a manner that affects holders of Regency Common Stock in a disproportionate manner.

         (O) Best Efforts for Merger. Subject to the terms of this Agreement, it undertakes and agrees to use its best efforts to cause the Merger to be effected.

         (P) Notice of Adverse Events. It shall promptly (but in any event within ten days after discovering the same) notify the other party hereto in writing of any event(s), occurrence(s), condition(s) or circumstance(s) which alone or in the aggregate results or is reasonably likely to result in the inaccuracy of any warranty or representation or the material breach of any covenant or agreement in this Plan of the party discovering the same.

         (Q) Government Applications. In the case of MSBC only, it shall promptly prepare and submit an application to the FRB and the Virginia Bank Regulator for approval of the Merger and promptly make all appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger by MSBC. Both MSBC and Regency will use their best efforts to obtain and will cooperate with each other in making applications for such approvals or other actions advisable in the reasonable judgment of MSBC, with the consent of Regency, such consent not to be unreasonably withheld, to consummate the Merger including, but not limited to, promptly furnishing information relating to it and its Subsidiaries required to be set forth therein; provided, however, that any approval shall not require a change which materially adversely impacts the economic or business benefits to either MSBC or Regency of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of either MSBC or Regency.

         (R) Environmental Tests. Regency and its Subsidiary will allow MSBC to conduct, through designated representatives, environmental and engineering tests provided that no test or information discovered pursuant thereto shall be deemed to affect or modify or waive any representation or warranty made by Regency.

         (S) Listing of MSBC Common Stock. MSBC will use its best efforts, prior to the Merger Effective Date, to cause the shares of the MSBC Common Stock to be issued to Regency shareholders in connection with the consummation of the Plan, to be listed on the NASDAQ/NMS, upon official notice of issuance.

         (T) Execution of Plan by Holding Company. Upon the incorporation of the Holding Company and its due organization subsequent to the date of this Agreement and prior to Merger Closing, MSBC shall cause the Holding Company by a duly authorized officer to execute this Plan.

         (U) Directors Options. Not less than thirty days prior to the Merger Closing each holder of a Directors Option shall have entered into a written agreement with Regency for the express benefit of and reasonably satisfactory to MSBC agreeing to accept as of the Merger Closing in full satisfaction of the optionee's rights under such Directors Option that number of shares of MSBC Common Stock equal to the quotient obtained by dividing (y) the difference between $13.00 minus the respective Strike Price for such Option by (z) the Average MSBC Share Price ("Option Ratio"). If the Option Ratio computed in accordance with the immediately preceding sentence is less than the ratio ("Bottom Ratio") obtained by dividing (aa) the difference between $13.00 minus the respective Strike Price, by (bb) $32.00, the Option Ratio shall be the Bottom Ratio; if the Option Ratio computed in accordance with the immediately preceding sentence is greater than the ratio ("Top Ratio") obtained by dividing
(i) the difference between $13.00 minus the respective Strike Price, (ii) by $26.00, the Option Ratio shall be the Top Ratio. As of the Merger Closing, the optionees with respect to all outstanding Directors Options shall by agreement be entitled to receive from MSBC only the shares of MSBC Common Stock as provided in the agreements executed in accordance with this Paragraph and shall have no further rights under the terms of their Directors Options.

         (V) Pooling Letter. MSBC and Regency shall have received a letter, dated as of the Merger Effective Date, in a form and substance reasonably acceptable to MSBC and Regency, from Coopers & Lybrand to the effect that the acquisition of Regency Common Stock by MSBC and the Merger will qualify for pooling of interests accounting treatment.

         (W) Transactions in MSBC Common Stock. Other than transactions in MSBC Common Stock in connection with employee benefit plans of MSBC or in connection with the operation in the ordinary course of MSBC's dividend reinvestment plan, neither MSBC or any MSBC Subsidiary or Regency or any Regency subsidiary will purchase, sell or otherwise acquire or dispose of any shares of MSBC Common Stock during the period of calculation of the Average MSBC Share Price.

                 VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

         Consummation of the Merger is conditioned upon:

         (A) Shareholder Approval. Approval of the Merger and the other transactions contemplated hereby (including any actions contemplated by Paragraph (L) of Article VIII) by the requisite vote of the stockholders of Regency.

         (B) Specific Regulatory Approval. Procurement of the approval by the FRB and the Virginia Bank Regulator of the Merger and procurement of all other regulatory consents and approvals applicable to financial institutions and their holding companies and satisfaction of all other regulatory requirements applicable to financial institutions and their holding companies necessary for consummation of the Merger, and the expiration of the statutory waiting periods relating thereto.

         (C) General Governmental Approval. Procurement of all other governmental consents and approvals (including but not limited to approval of Articles of Merger by the Virginia Corporation Authority) and satisfaction of all other requirements prescribed by law which are necessary to the consummation of the Merger; provided, however, that no approval or consent in Paragraph (B) or (C) of this Article VI shall have imposed any condition or requirement which would materially adversely impact the economic or business benefits to either MSBC or Regency of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger.

         (D) No Countervening Orders. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of the Merger.

         (E) Accountants' Reports as to MSBC. Regency and its directors shall have received from Coopers & Lybrand letters, dated the date of or shortly prior to (i) the mailing of the Proxy Statement, and (ii) the Merger Effective Date, in form and substance satisfactory to Regency with respect to MSBC's consolidated financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm.

         (F) Accountants' Reports as to Regency. MSBC shall have received from KPMG Peat Marwick LLP, dated the date of or shortly prior to (1) the mailing of the Proxy Statement, (2) the public offerings of any securities by MSBC prior to the Merger Effective Date, and (3) the Merger Effective Date, in form and substance satisfactory to MSBC with respect to Regency's financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm.

         (G) MSBC Legal Opinion. Regency shall have received an opinion, dated the Merger Effective Date, of Flippin, Densmore, Morse, Rutherford & Jessee, P.C., counsel for MSBC and the Holding Company, in form reasonably satisfactory to Regency, which shall cover the matters contained in Exhibit C hereto.

         (H) Regency Legal Opinion. MSBC and its directors and officers who sign the Registration Statement shall have received an opinion, dated the Merger Effective Date of LeClair Ryan, a professional corporation, in form reasonably satisfactory to MSBC, which shall cover the matters contained in Exhibit D hereto.

         (I) MSBC Representations and Warranties. (1) Each of the representations and warranties contained herein of MSBC shall be true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date; and (2) each and all of the agreements and covenants of MSBC to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and Regency shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of MSBC dated the Merger Effective Date, to such effect.

         (J) Regency Representations and Warranties. (1) Each of the representations and warranties contained herein of Regency shall be true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date; and (2) each and all of the agreements and covenants of Regency to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and MSBC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Regency dated the Merger Effective Date, to such effect.

         (K) Registration Statement Effectiveness. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other regulatory authority.

         (L) Blue Sky Approvals. MSBC shall have received all Blue Sky Law approvals, permits and other authorizations necessary to consummate the Merger.

         (M) Tax Free Reorganization Opinion. MSBC and Regency shall have received an opinion from Flippin, Densmore, Morse, Rutherford & Jessee, PC to the effect that (1) the acquisition of Regency Common Stock by MSBC and the Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by stockholders of Regency who receive shares of MSBC Common Stock in exchange for their shares of Regency Common Stock except that gain or loss may be recognized as to cash received in lieu of fractional share interests and, in rendering their opinion, may require and rely upon representations contained in certificates of officers of MSBC, Regency and others.

         (N) Listing of MSBC Common Stock. The shares of MSBC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDNAQ/NMS, subject to official notice of issuance.

         (O) Affiliate Letters. MSBC shall have received from each affiliate of Regency the affiliates letter referred to in Paragraph (J) of Article V.

         (P) Regency Fairness Opinion. At the time the Proxy Statement is mailed to the holders of shares of Regency Common Stock, the Board of Directors of Regency shall have received an opinion from Wheat, First Securities, Inc. that the Exchange Ratio is fair to the shareholders of Regency from a financial point of view.

         (Q) Employee Options. As of a date which is no later than 30 days before the Merger Closing, each and every holder of an Employee Option to purchase shares of Regency Common Stock, to the extent legally necessary to allow such conversion, shall have entered into a written agreement with Regency for the express benefit of and reasonably acceptable to MSBC obligating such holder to accept the conversion of such Employee Options with respect to MSBC Common Stock as contemplated by Paragraph (M) of Article VIII.

         (R) Directors Options. Each optionee with respect to each Regency Directors Option shall by written agreement with Regency for the express benefit of MSBC be entitled to receive from MSBC only the shares of MSBC Common Stock provided in Paragraph U of Article V provided, however, that a failure to satisfy any of the conditions set forth in the proviso following Paragraph (C) or in Paragraph (F), (H), (J), (L), (M), (O), (Q) or (R) of this Article VI shall only constitute conditions if asserted by MSBC and a failure to satisfy any of the conditions set forth in the proviso following Paragraph (C), Paragraph (E), (G), (I), (M), (N) or (P) of this Article VI shall only constitute conditions if asserted by Regency.

                               VII. TERMINATION.

         This Plan may be terminated prior to the Merger Effective Date, either before or after receipt of required stockholder approval:

         (A) Mutual Consent. By the mutual consent of MSBC and Regency , if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (B) On Breach. By MSBC or Regency, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event (1) any representation or warranty contained herein made by the other party is breached and the breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach, or (2) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; provided, however, that a breach can only be asserted as a basis for termination pursuant to this paragraph (B) by a party who is not itself at such time in breach hereof.

         (C) Failure to Consummate on Time. By MSBC or Regency, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by June 30, 1998.

         (D) Failure to Obtain Certain Approvals. By MSBC or Regency, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that (1) any common stockholder approval contemplated by Paragraph (A) of Article VI is not obtained at a meeting or meetings called for the purpose of obtaining such approval; (2) if any regulatory approval contemplated by Paragraph (B) of Article VI to the extent necessary to consummate the Merger legally, is finally and unconditionally denied.

         (E) Failure to Execute Stock Option Agreement. By MSBC if, prior to 5:00 p.m. on October 28, 1997, Regency does not execute and deliver to MSBC the Stock Option Agreement.

         (F) Possible Adjustment in Exchange Ratio and Option Ratio. By Regency by vote of a majority of the members of its entire Board during the ten (10) day period commencing on the Determination Date if both of the following conditions are satisfied:

                                    (1) if the Average MSBC Determination Price
                           for MSBC Common Stock on the Determination Date is less than $26.00; and

                                    (2) if the First Percentage exceeds the
                           Second Percentage by at least ten (10) percentage points;

subject, however, to the immediately following four sentences. If Regency elects to exercise its termination right pursuant to Paragraph (F) of Article VII, it shall give prompt written notice to MSBC (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten (10) day period). During the seven (7) day period commencing with its receipt of such notice, MSBC shall have the option of increasing the consideration to be received by the holders of Regency Common Stock (including shares to be acquired pursuant to Employee Options)and by optionees with respect to Directors Options by adjusting the Exchange Ratio and Option Ratio, respectively, to equal a quotient, the numerator of which is $26.00 multiplied by the Exchange Ratio (as then in effect) with respect to Regency Common Stock and the Option Ratio (as then in effect) with respect to the Directors Options and in either case the denominator of which is the Average MSBC Determination Price. If MSBC makes the election contemplated by the immediately preceding sentence, it shall give prompt written notice to Regency of such election and the revised Exchange Ratio and Option Ratio, whereupon no termination shall have accrued pursuant to this Paragraph (F) and the Plan shall remain in effect in accordance with its terms (except as the Exchange Ratio or Option Ratio shall have been so modified) and any references in this Plan to "Exchange Ratio" or "Option Ratio" shall thereafter be deemed to refer to the Exchange Ratio or Option Ratio as adjusted pursuant to this Paragraph (F).

         For purposes of this Paragraph (F) the following terms shall have the meanings indicated:

         "Average MSBC Determination Price" means the average of the bid/asked price for MSBC Common Stock as reported on the NASDAQ/NMS for the 20 consecutive full trading days preceding the Determination Date.

         "Determination Date" means the tenth calendar day prior to the Merger Closing.

         "First Percentage" means the percentage resulting from: (a) taking the remainder ("First Remainder") obtained by subtracting the Average MSBC Determination Price from $29.75 (the average of the bid and asked prices of MSBC Common Stock as reported on the NASDAQ/NMS on October 15, 1997; and (b) dividing the First Remainder by the Average MSBC Determination Price.

         "Second Percentage" means the percentage resulting from: (a) taking the remainder ("Second Remainder") obtained by subtracting the SNL Southeast Bank Index reported most recently prior to the last trading day in the measuring period for calculating the Average MSBC Determination Price ("Recent SNL Bank Index") from the SNL Southeast Bank Index at October 15, 1997; and (b) dividing the Second Remainder by the Recent SNL Bank Index.

                              VIII. OTHER MATTERS.

         (A) Survival. If the Merger Effective Date occurs, the agreements of the parties in Paragraph (F) of Article II, and Paragraphs (A), (D), (F), (I),
(J) and (K) of this Article VIII shall survive the Merger Effective Date; all other representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the Merger and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Paragraph (K) of
Article IV, Paragraphs (F)(2) of Article V and Paragraphs (A), (D), (E), (F) and
(I) of this Article VIII shall survive such termination. In the event of the termination and abandonment of this Plan pursuant to the provisions of Article VII, this Plan shall become void and have no effect, except (1) as provided in the immediately preceding sentence; and (2) no party shall be relieved or released from any liability arising out of a breach of any provisions of this Plan except as provided in Paragraph (E) of this Article.

         (B) Waiver, Amendment. Prior to the Merger Effective Date, any provision of this Plan may be (1) waived by the party benefited by the provision, or (2) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by or approved in the manner authorized by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of Regency, the consideration to be received by the stockholders of Regency for each share of Regency Common Stock shall not be decreased (except in accordance with Section 4 of the Plan of Merger).

         (C) Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

         (D) Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Virginia.

         (E) Fees and Expenses. In the event that the Plan is terminated in accordance with the provisions of Article VII otherwise than on account of a breach by Regency, each party shall bear its own costs, expenses and fees in connection with and arising out of the Merger and the other transactions contemplated by this Plan (including, without limitation, amounts paid or payable to investment bankers, to counsel and accountants, and to governmental and regulatory agencies). In the event that the Plan is terminated in accordance with the provisions of Article VII on account of a breach by one party, the total documented out-of-pocket costs, expenses, and fees (excluding only investment banking fees) incurred by the other party (regardless of whether incurred before or after the execution of this Plan), so long as such other party shall not also be in breach, in connection with and arising out of the Merger and other transactions contemplated by this Plan shall be paid by the breaching party and shall promptly make such reimbursement to the breaching party as is necessary to effectuate the same.
         (F) Confidentiality. Except as otherwise provided in Paragraph (F)(2) of Article V, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         (G) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or facsimile (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                           If to MSBC or Holding Company, to:
                           MainStreet BankGroup Incorporated
                           200 E. Church Street
                           Martinsville, VA 24112-5409

                           Attn:  Michael Brenan,
                                     Chief Executive Officer

                           Copy to:

                           Douglas W. Densmore, Esq.
                           Flippin, Densmore, Morse, Rutherford & Jessee 300 First Campbell Square
                           Drawer 1200
                           Roanoke, Virginia 24006

                           If to Regency, to:

                           Regency Financial Shares, Inc.
                           1011 East Main Street
                           Richmond, Virginia 23219

                           Attn:   Merlin A. Henkel
                                   President

                           Copy to:

                           George P. Whitley
                           LeClair Ryan
                           707 East Main Street, 11th Floor
                           Richmond, Virginia  23219


       (H) Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

                  (1) the term "knowledge" when used with respect to a party shall mean the actual knowledge or constructive knowledge assuming due inquiry after notice, of any Vice President or equivalent or superior officer;

                  (2) the term "Material Adverse Effect," when applied to a party, shall mean an event, occurrence, condition or circumstance (including without limitation (a) the making of any provisions for possible loan and lease losses, classification of assets, loan or credit problems, investment losses or write-downs, legal proceedings, violations of law, assertions of claims, write-downs of other real estate and taxes) which, in any case, (i) has or is reasonably likely at any future time to have a material adverse effect on the financial condition, assets, results of operations, liquidity, or business of the party and its Subsidiaries, taken as a whole, or (ii) has impaired or is reasonably likely to impair materially the party's ability to perform its obligations under this Plan or the consummation of the Merger and the other transactions contemplated by this Plan; and provided that material adverse effect and material impairment shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities,

(y) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally and (z) the effects of Merger on the operating performance of the parties to this Plan;

                  (3) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure that is delivered by that party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan; provided, further, the mere inclusion of an item in a disclosure letter shall not be deemed an admission by a party that such item represents a material exception of fact, event or circumstances or that such item is reasonably likely to result in a Material Adverse Effect.

         (I) Entire Understanding. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan, other than as provided in Paragraph (K) below.

         (J) Benefit Plans. Upon consummation of the Merger, as soon as administratively practicable employees of Regency shall be entitled to participate in MSBC's pension, severance, benefit and similar plans on the same terms and conditions as employees of MSBC and its Subsidiaries. With respect to the MSBC 401(k) plan only, employees of Regency shall be given full credit for prior service with Regency with respect to eligibility for and vesting in such plan. MSBC shall cause the Continuing Corporation to honor in accordance with their terms as in effect on the date hereof, or as amended after the date hereof with the prior written consent of MSBC, all employment, severance, consulting and other compensation contracts and agreements Previously Disclosed to MSBC and executed in writing by both Regency or RB on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have previously been delivered by Regency to MSBC.

         (K) Indemnification. (1) In the case of MSBC only, it agrees that for the period of the relevant statute of limitations but in no event less than six-years following the Merger Effective Date, it shall cause the Continuing Corporation and any successor thereto to indemnify and hold harmless any person who has rights to indemnification from Regency to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Regency's Articles of Incorporation as in effect on the date of this Plan, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Merger Effective Date (regardless of whether a claim is asserted in connection therewith on or prior to the Merger Effective Date or thereafter). Without limiting the foregoing, in any case in which approval by the Continuing Corporation may be required to effectuate any such indemnification, MSBC shall cause the Continuing Corporation to direct, at the election of the party to be indemnified, that the determination of any such approval shall be made by independent counsel mutually agreed upon between MSBC and the indemnified party. MSBC shall use its reasonable best efforts to provide coverage to the officers and directors of the Continuing Corporation under MSBC policy or policies of director and officers liability insurance on the same or substantially similar terms then in effect for the directors and officers of MSBC and the Continuing Corporation shall reimburse MSBC for the additional premium incurred by it in connection with providing such coverage; (2) If MSBC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provisions shall be made so that the successors and assigns of MSBC shall assume the obligations set forth in this Paragraph (K)(1). MSBC shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Paragraph (K)(1).

         (L) Acquisition of MSBC. In the event that MSBC is acquired through a merger, share exchange or other business combination in which it is not the surviving entity, MSBC agrees that it shall make provision by which the acquirer shall assume this Agreement and the holders of Regency Common Shares shall be entitled to receive the same consideration for such shares as the holders of MainStreet Common Stock received, giving effect to the Exchange Ratio and appropriate provision shall be made for the holders of Regency Options.

         (M) Employee Options and Stock Appreciation Rights. From and after the Merger Effective Date, all Employee Options to purchase shares of Regency Common Stock which are then outstanding and unexercised, shall be converted into and become options with respect to MSBC Common Stock, and MSBC shall assume each such option and right, in accordance with the terms of the plan and agreement by which it is evidenced. From and after the Merger Effective Date, (i) each such Employee Option assumed by MSBC may be exercised solely for shares of MSBC Common Stock, (ii) the number of shares of MSBC Common Stock subject to each Employee Option shall be equal to the number of shares of Regency Common Stock subject to such Employee Option immediately prior to the Merger Effective Date multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Employee Option shall be adjusted by dividing the per share exercise price of each such Employee Option by the Exchange Ratio, and rounding to the nearest cent. The maximum number of shares of Regency Common Stock which are issuable upon exercise of such Employee Options as of the date hereof are Previously Disclosed. No stock appreciation rights are outstanding and unexercised as of the date hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                MainStreet BankGroup Incorporated


                                By:_______________________________
                                         Michael Brenan
                                         Chief Executive Officer

                                Regency Financial Shares, Inc.


                                By:_______________________________
                                         Merlin A. Henkel
                                         President/Chief Executive Officer

                                JAA Corp.


                                By:_______________________________


                                         ____________________________
                                         President

                                    ANNEX B


                               January ____, 1998



Board of Directors
Regency Financial Shares, Inc.
1101 East Main Street
Richmond, Virginia  23285

Members of the Board:

         Regency Financial Shares, Inc. ("Regency") and MainStreet BankGroup, Inc. ("MainStreet") have entered into a Merger Agreement and a Plan of Merger, dated as of October 27, 1997 (the "Merger Agreement"), pursuant to which Regency will combine with MainStreet by means of the merger (the "Merger") of Regency with and into MainStreet. Upon consummation of the Merger, each of the outstanding shares of the common stock, $2.50 par value, of Regency ("Regency Stock") (other than shares held by dissenting shareholders) will be converted into shares of the common stock of MainStreet ("MainStreet Stock") having a market value of $13.00, as adjusted in accordance with the terms of the Merger Agreement (the "Exchange Ratio").

         Wheat, First Securities, Inc. ("Wheat First") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Regency or MainStreet for our own account or for the accounts of our customers. Wheat First will also receive a fee from Regency for our financial advisory services, which include rendering this opinion.

         You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Regency Stock (other than MainStreet and its affiliates).

         In arriving at the opinion set forth below, we have conducted discussions with members of senior management of Regency and MainStreet concerning their businesses and prospects and have reviewed certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Merger, including, among other things, the following:

         (1) Regency's Annual Reports to Stockholders and related financial information for the three fiscal years ended December 31, 1996;

         (2) Regency's Quarterly Reports to Stockholders and related financial information for the periods ended September 30, 1997, June 30, 1997 and March 31, 1997, and certain financial data provided by management of Regency for the period ended September 30, 1997;

         (3) MainStreet's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1996;

         (4) MainStreet's Quarterly Reports on Form 10-Q and related financial information for the periods ended September 30, 1997, June 30, 1997 and March 31, 1997, and certain financial data provided by management of MainStreet for the period ended September 30, 1997;

         (5) Certain publicly available information with respect to historical market prices and trading activities for Regency Stock and MainStreet Common Stock and for certain publicly traded financial institutions which Wheat First deemed relevant;

         (6) Certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant;

         (7)      The Merger Agreement;

         (8) Certain estimates of the cost savings and revenue enhancements projected by Regency and MainStreet for the combined company;

         (9) Other financial information concerning the businesses and operations of Regency and MainStreet, including certain audited and unaudited financial information and certain internal financial analyses and forecasts for Regency and MainStreet prepared by the senior managements of those companies; and

         (10) Such financial studies, analyses, inquiries and other matters as we deemed necessary.

         In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of Regency and MainStreet included in the Merger Agreement, and we have not assumed any responsibility for independent verification of such information. We have relied upon the managements of Regency and MainStreet as to the reasonableness and achievability of their financial and operational forecasts and projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, and the assumptions and bases therefor, provided to us, and, with your consent, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for Regency and MainStreet are adequate to cover such losses. Wheat First did not review any individual credit files of Regency or MainStreet, nor did it make an independent evaluation or appraisal of the assets or liabilities of Regency or MainStreet. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to MainStreet.

         Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof. Wheat First's opinion is directed to the Board of Directors of Regency and relates only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Regency Stock (other than MainStreet and its affiliates) and does not address any other aspect of the Merger or constitute a recommendation to any shareholder of Regency as to how such shareholder should vote with respect to the Merger. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Regency, nor does it address the effect of any other business combination in which Regency might engage.

         It is understood that this opinion may be included in its entirety in the Proxy Statement/Prospectus. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

         On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of Regency Stock (other than MainStreet and its affiliates).

                                           Very truly yours,



                                           WHEAT, FIRST SECURITIES, INC.

                                    ANNEX C

                         VIRGINIA STOCK CORPORATION ACT

                                  ARTICLE 15.

                               DISSENTERS' RIGHTS


         ss.13.1-729.  Definitions.--In this article:

         "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

         "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 13.1-730 and who exercises that right when and in the manner required by ss.13.1-732 through ss.13.1-739.

         "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

         "Shareholder" means the record shareholder or the beneficial shareholder.

         ss.13.1-730. Right to Dissent.--A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         1. Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by ss.13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under ss.13.1-719;

         2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or (ii) held by at least 2,000 record shareholders, unless in either case:

         1. The articles of incorporation of the corporation issuing such shares provide otherwise;

         2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

                  a. Cash;

                  b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                  c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or

         3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in ss.13.1-725.

         D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

         1. The proposed corporate action is abandoned or rescinded;

         2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

         3. His demand for payment is withdrawn with the written consent of the corporation.

         ss.13.1-731. Dissent by Nominees and Beneficial Owners.--A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         ss.13.1-732. Notice of Dissenters' Rights.--A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under ss.13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss.13.1-734.

         ss.13.1-733. Notice of Intent to Demand Payment.--A. If proposed corporate action creating dissenters' rights under ss.13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

         ss.13.1-734. Dissenters' Notice.--A. If proposed corporate action creating dissenters' rights under ss.13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of ss.13.1-733.

         B.       The dissenters' notice shall:

         1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

         2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

         4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

         5. Be accompanied by a copy of this article.

         ss.13.1-735. Duty to Demand Payment.--A. A shareholder sent a dissenters' notice described in ss.13.1-734 shall demand payment, certify that he acquired beneficial-ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to paragraph 3 of subsection B of ss. 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

         B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment and deposits his share certificates where required each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

         ss.13.1-736. Share Restrictions.--A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

         B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         ss.13.1-737. Payment.--A. Except as provided in ss.13.1-738, within thirty days after receipt of a payment demand made pursuant to ss.13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

         B.       The payment shall be accompanied by:

         1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

         3. A statement of the dissenters' right to demand payment under ss.13.1-739; and

         4. A copy of this article.

         ss.13.1-738. After-Acquired Shares.--A. A corporation may elect to withhold payment required by ss. 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount of each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss.13.1-739.

         ss.13.1-739. Procedure if Shareholder Dissatisfied with Payment or Offer.--A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate (less any payment under ss. 13.1-737), or reject the corporation's offer under ss. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under ss.13.1-737 or offered under ss. 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

         ss.13.1-740. Court Action.--A. If a demand for payment under ss.13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth were the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

         E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss.13.1-738.

         ss.13.1-741. Court Costs and Counsel Fees.--A. The court in an appraisal proceeding commenced under ss.13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under ss.13.1-739.

         B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

         1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss. 13.1-732 through ss. 1 3.1-739; or

         2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

         C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         D. In a proceeding commenced under subsection A of ss. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceedings, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors

         MainStreet's Articles of Incorporation implement the provisions of the Virginia SCA, which provide for the indemnification of MainStreet's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933. Under sections 13.1-697 and 13.1-702 of the Virginia SCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. MainStreet's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them be reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. MainStreet also carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. In addition, the Virginia SCA and MainStreet's Articles of Incorporation eliminate the liability of a director or officer of MainStreet in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia SCA are hereby incorporated herein by reference.

Item 21.  Exhibits and Financial Statement Schedules

(a)      Exhibits

2(a) Agreement and Plan of Merger dated as of October 27, 1997, between MainStreet and Regency (attached to the Proxy Statement/Prospectus as Annex A)

3(i) Articles of Incorporation of MainStreet (incorporated herein by reference to Form 8-A filed electronically on March 18, 1996)

3(ii) Bylaws of MainStreet (incorporated herein by reference to Form 8-A filed electronically on March 18, 1996)

5 and    Opinion and consent of Flippin, Densmore, Morse, Rutherford & Jessee
23(h)

8 Form of Opinion of Flippin, Densmore, Morse, Rutherford & Jessee with respect to tax consequences of the Merger

21 Statement of subsidiaries of MainStreet (incorporated herein by reference to Registrant's Form 10-K for the fiscal year ended December 31, 1996)

23(a)    Consent of Coopers & Lybrand L.L.P.

23(b)    Consent of KPMG Peat Marwick LLP

23(c)    Consent of Wheat, First Securities, Inc.

23(d)    Consent of Flippin, Densmore, Morse, Rutherford & Jessee (included in
         Exhibit 8)

23(e)    Consent of KPMG Peat Marwick LLP

23(f)    Consent of Deloitte & Touche, LLP

23(g)    Consent of Persinger & Company, L.L.C.

23(h)    Consent of Flippin, Densmore, Morse, Rutherford & Jessee, included at
         Exhibit 5 herein

24       Power of Attorney of Officers and Directors of MainStreet

99       Form of Proxy

   (a)   Form of Proxy

   (b)   Financial Statement Schedules -- Not Applicable

   (c)   Report,   Opinion  or  Appraisal  --  (Opinion  of  Wheat,   First
         Securities,   Inc.   attached  to  the  Proxy Statement/Prospectus as
         Annex B)

Item 22. Undertakings

   (a) The undersigned Registrant hereby undertakes as follows:

         1 That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         2 That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         3 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned Registrant hereby undertakes to supply by means of the post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, Commonwealth of Virginia, on January 23, 1998.

                                 MAINSTREET BANKGROUP INCORPORATED
                                 (Registrant)

                                 By:   /s/  Michael R. Brenan
                                 ---------------------------------------------
                                 Michael R. Brenan, President, Chairman of the Board and Chief Executive Officer




Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 23, 1998.

         Signature                   Title

/s/ Michael R. Brenan                President, Chairman of the Board and Chief
-----------------------------------  Executive Officer
Michael R. Brenan                    (Principal Executive Officer)


/s/  James E. Adams                  Executive Vice President, Chief Financial
-----------------------------------  Officer and Treasurer (Principal Financial
James E. Adams                       and Accounting Officer)

/s/  W. Christopher Beeler, Jr.      Director*
-----------------------------------
W. Christopher Beeler, Jr.

/s/  Thomas B. Bishop                Director*
-----------------------------------
Thomas B. Bishop

/s/  William L. Cooper, III          Director*
-----------------------------------
William L. Cooper, III

/s/  Billy P. Craft                  Director*
-----------------------------------
Billy P. Craft

/s/  I. Patricia Henry               Director*
-----------------------------------
I. Patricia Henry

/s/  Larry E. Hutchens               Director*
-----------------------------------
Larry E. Hutchens

/s/  William O. McCabe, Jr., MD      Director*
-----------------------------------
William O. McCabe, Jr., MD

/s/  Albert L. Prillaman             Director*
-----------------------------------
Albert L. Prillaman

/s/  Phillip W. Dean                 Director*
-----------------------------------
Phillip W. Dean

/s/  George J. Kostel                Director*
-----------------------------------
George J. Kostel

/s/  Alfred J. T. Byrne              Director*
-----------------------------------
Alfred J. T. Byrne



*By Rebecca J. Jenkins, Attorney-in-Fact

/s/  Rebecca J. Jenkins
-------------------------------------
Rebecca J. Jenkins
Date:  January 23, 1998

                                 EXHIBIT INDEX
Exhibit
Number                              Exhibit

(a)      Exhibits

2(a) Agreement and Plan of Merger dated as of October 27, 1997, between MainStreet and Regency (attached to the Proxy Statement/Prospectus as Annex A)

3(i) Articles of Incorporation of MainStreet (incorporated herein by reference to Form 8-A filed electronically on March 18, 1996)

3(ii) Bylaws of MainStreet (incorporated herein by reference to Form 8-A filed electronically on March 18, 1996)

5 and    Opinion of Flippin, Densmore, Morse, Rutherford & Jessee with respect
23(h)    to legality

8 Form of Opinion of Flippin, Densmore, Morse, Rutherford & Jessee with respect to tax consequences of the Merger

21 Statement of subsidiaries of MainStreet (incorporated herein by reference to Registrant's Form 10-K for the fiscal year ended December 31, 1996)

23(a)    Consent of Coopers & Lybrand L.L.P.

23(b)    Consent of KPMG Peat Marwick LLP

23(c)    Consent of Wheat, First Securities, Inc.

23(d)    Consent of Flippin, Densmore, Morse, Rutherford & Jessee (included in
         Exhibit 8)

23(e)    Consent of KPMG Peat Marwick LLP

23(f)    Consent of Deloitte & Touche, LLP

23(g)    Consent of Persinger & Company, L.L.C.

23(h)    Consent of Flippin, Densmore, Morse, Rutherford & Jessee, included in
         Exhibit 5 herein

24       Power of Attorney of Officers and Directors of MainStreet

99       Form of Proxy

   (a)   Form of Proxy

   (b)   Financial Statement Schedules -- Not Applicable

   (c)   Report,   Opinion  or   Appraisal   --  (Opinion  of  Wheat  First
         Securities,   Inc.   attached  to  the  Proxy Statement/Prospectus as
         Annex B)